As filed with the U.S. Securities and Exchange Commission on May 24, 2006
Registration No. 333-_________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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DOBI MEDICAL INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Delaware	3845	98-0222710
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1200 MacArthur Boulevard, Mahwah, New Jersey 07430 (201) 760-6464
	(Address and telephone number of principal executive offices)

1200 MacArthur Boulevard, Mahwah, New Jersey 07430 (201) 760-6464
	(Address of principal place of business or intended principal place of business)

	Michael R. Jorgensen Interim Chief Executive Officer DOBI Medical International, Inc. 1200 MacArthur Boulevard Mahwah, New Jersey 07430 (201) 760-6464
	(Name, address and telephone number of agent for service)

	Copy to: Spencer G. Feldman, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue - 15th Floor New York, New York 10166 Tel: (212) 801-9200; Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (2)	75,000,000	$.08 (3)	$6,000,000	$642.00
Common Stock (4)	37,500,000	$.07 (5)	$2,775,000	$296.93
Common Stock (6)	75,000,000	$.08 (3)	$6,000,000	$642.00
Common Stock (7)	10,492,123	$.15 (3)	$1,573,819	$168.40
Common Stock (8)	5,246,062	$.50 (3)	$2,623,031	$280.67
Total Registration Fee				$2,030.00
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(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Represents shares of common stock issuable upon the assumed conversion of an aggregate of $6,000,000 principal or face amount of convertible debentures issued or issuable in connection with our April 2006 securities purchase agreement based on a conversion price of $.08 per share.

(3)	Calculated pursuant to Rule 457(g).

(4)
Represents additional shares of common stock issuable upon the assumed conversion of an aggregate of $6,000,000 principal or face amount of convertible debentures issued or issuable in connection with our April 2006 securities purchase agreement as a result of possible adjustments to the conversion price and other potential adjustments.

(5)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices of the registrant’s common stock reported by the OTC Bulletin Board on May 22, 2006.

(6)
Represents shares of common stock issuable upon the exercise of series C common stock purchase warrants issued in connection with our April 2006 securities purchase agreement at an exercise price of $.08 per share.

(7)	Represents shares of common stock issuable upon the exercise of warrants at an exercise price of $.15 per share.

(8)	Represents shares of common stock issuable upon the exercise of warrants at an exercise price of $.50 per share.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 24, 2006

203,238,185 Shares of Common Stock of DOBI Medical International, Inc.

This prospectus relates to the sale of up to 203,238,185 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include up to 112,500,000 shares of our common stock issuable upon conversion of our convertible debentures (including shares issuable in the event of possible adjustments to the conversion price and other potential adjustments) and 75,000,000 shares of our common stock issuable upon exercise of warrants to purchase our common stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Pursuant to registration rights granted by us to the selling stockholders in connection with our private financing which had its initial closing in May 2006, we are obligated to register shares of common stock issuable upon conversion of our convertible debentures and exercise of common stock purchase warrants. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the above-referenced shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol DBMI.OB. The high and low bid prices for shares of our common stock on May 22, 2006, were $.075 and $.073 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.
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An investment in these securities involves a high degree of risk.
Please carefully review the section titled “Risk Factors” beginning on page 5.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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The date of this prospectus is _____________, 2006

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

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-i-

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to DOBI Medical International, Inc., together with its wholly-owned subsidiary, DOBI Medical Systems, Inc.

Our Business

Our company, DOBI Medical International, Inc., is a medical technology imaging company engaged in the business of developing and commercializing a new, non-invasive, and gentle means for the improved diagnosis of breast cancer through the detection of vascular changes (known as “angiogenesis”) associated with malignant tumors.

We are a development-stage company with no significant revenues to date. Our goal is to establish our ComfortScan® system as a new standard of breast imaging diagnostic care in the United States and international medical communities. We are in the process of seeking Premarket Approval, or PMA, from the U.S. Federal Food and Drug Administration, or FDA, for our ComfortScan system as an adjunct to mammography. We have completed four of the five required steps in the PMA process, and anticipate submitting any updates to the first four modules and submit the pivotal PMA clinical trial research study of the fifth module.

Our PMA clinical trial protocol requires the enrollment of patients between the ages of 18 and 50 for the purpose of conducting a blinded read of 120 benign cases and 120 malignant cases comparing the diagnostic results achieved by a combination of ComfortScan and mammography against the diagnostic results of mammography alone, both comparing to biopsy results. Currently, we have enrolled more than 1,500 patients. We are in the process of examining the PMA patient scan data being collected in order to determine whether we have a sufficient number of sufficient acceptable malignant cases in order to conduct a blinded read in accordance with our PMA clinical trial protocol. When we have determined that we have a sufficient acceptable number of cases in order to conduct the blinded read, we will close enrollment and conduct a blinded read of the patient data in accordance with the PMA clinical trial protocol.

In January 2006, we released ComfortScan version 2.0. The Microsoft Windows®-based, ComfortScan 2.0 software suite consists of three individual elements, including ComfortScan acquisition software for patient data acquisition, ComfortNet™ software for image database management, and ComfortView™ software for image processing and display, allowing for reading and diagnostic interpretation by physicians. Sophisticated imaging processing and display capabilities make the image data available to physicians for reading in near real time, facilitating the diagnostic process. However, we need to improve diagnostic specificity as a condition to our PMA submission to the FDA.

In January 2006, we also completed our clinical study and blinded read of the clinical data in Beijing, China. Documentation of this study was submitted for review by the Chinese State Food and Drug Administration, or SFDA, China’s medical device approving authority. In March 2006, we met with a panel of independent physicians selected by the SFDA regarding our ComfortScan system and results of our clinical trials, and we have since submitted additional documentation to the SFDA for their consideration. After review by the SFDA, we expect that it will determine whether to grant approval for the sale of ComfortScan systems in China. However, we cannot assure you of this approval.

In April 2006, the Russian Federal Service of Health Care and Social Development Control granted our ComfortScan system approval for use in connection with the diagnosis of breast cancer for the Russian Federation pursuant to certificate number 2006/415. This approval extends for a 10-year period through April 2016.

We will continue to seek distribution alliances in international markets in order to seek local regulatory approval and to acquire patient scans for use in our research and development efforts.

About this Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 203,238,185 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include up to 112,500,000 shares of our common stock issuable upon conversion of our convertible debentures (including shares issuable in the event of possible adjustments to the conversion price and other potential adjustments) and 90,738,185 shares of our common stock issuable upon exercise of warrants to purchase our common stock. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Of the shares of common stock being offered by this prospectus, 187,500,000 relate to a private financing for which we had an initial closing in May 2006. On April 28, 2006, we entered into a securities purchase agreement for the sale of our convertible debentures in the aggregate face or principal amount of $6,000,000, or $5,250,000 in aggregate cash subscription amount reflecting a 12.5% original issue discount, half of which amount was funded on May 1, 2006, and the other half to be funded shortly following the effective date of the registration statement of which this prospectus is a part. Pursuant to this financing, we also entered into a security agreement pursuant to which the debentures are secured by all of our assets, including our intellectual property. Monthly principal payments equal to 1/12th of the original principal amount of the debentures begin on August 28, 2006. The debentures have a term of 16 months and come fully due on August 28, 2007. The debentures are convertible at the option of the holder at any time and from time to time into shares of our common stock at a conversion price equal to the lower of $.08 per share of common stock (initially 75,000,000 shares of our common stock), or 80% of the five-day volume weighted average price of the shares prior to conversion, but in no event less than $.02 per share (maximum 300,000,000 shares of our common stock). In connection with this financing, we also issued three series of common stock purchase warrants. The series A and series B common stock purchase warrants are exercisable until April 28, 2009 to purchase initially up to 112,500,000 shares of our common stock, 75,000,000 shares at an exercise price of $.15 per share and 37,500,000 shares at an exercise price of $.50 per share. The series C common stock purchase warrant is exercisable until the earlier of (i) the later of December 31, 2006 or the one-month anniversary of the effective date of the registration statement of which this prospectus is a part or (ii) May 28, 2007, to purchase up to 75,000,000 shares of common stock at an exercise price of $.08 per share. All of the warrants may be exercised on a cashless basis under circumstances in which no registration statement is then effective. Pursuant to a registration rights agreement, we agreed to file the registration statement of which this prospectus is a part covering the resale of the shares issuable upon conversion of the debentures and exercise of the series C common stock purchase warrants, and a second registration statement covering the resale of the securities issuable upon exercise of the series A and series B common stock purchase warrants. In connection with consummating the financing pursuant to the securities purchase agreement, we paid or will pay fees to C.E. Unterberg, Towbin LLC, acting as our exclusive placement agent, of $367,500. For a more detailed discussion regarding the May 2006 transaction, see the discussion under the heading “Selling Stockholders - Description of the May 2006 Private Placement.”

The remaining 15,738,185 shares of common stock being offered by this prospectus relate to a warrant reset which was offered to all pre-existing warrant holders. Participating warrant holders were allowed to exercise their warrants at an exercise price of $.08 per share. In connection with the reset, we issued 10,492,123 shares of common stock, and issued three-year warrants to purchase 10,492,123 shares of common stock at an exercise price $.15 per share, as well as three-year warrants to purchase 5,246,062 shares of common stock at an exercise price $.50 per share. The shares offered by this prospectus include up to 15,738,185 shares of our common stock issuable upon exercise of the warrants issued in the reset. Pursuant to a registration rights agreement, we agreed to file the registration statement of which this prospectus is a part covering the resale of the shares issuable upon exercise of the warrants issued in the reset. For a more detailed discussion regarding the warrant reset, see the discussion under the heading “Selling Stockholders - Description of the Warrant Reset.”

The number of shares being offered by this prospectus represents approximately 264% of our outstanding shares as of May 24, 2006. We are seeking stockholder approval of an additional 600 million shares at our next annual meeting of stockholders on June 29, 2006 in order to have sufficient number of shares available for conversion and to register in connection with the convertible debenture transaction.

Corporate History and Other Financing Transactions

On December 9, 2003, we completed a reverse merger transaction with Lions Gate Investment Limited, a Nevada corporation formed in October 1999. Until the merger, Lions Gate engaged in oil and gas exploration activities. Lions Gate discontinued these activities following the merger. Upon the closing of the merger, the directors and management of DOBI Medical Systems became the directors and management of Lions Gate.

On January 30, 2004, we changed our name to DOBI Medical International, Inc. and changed our state of incorporation to Delaware pursuant to an agreement and plan of merger, dated as of January 29, 2004, between Lions Gate and DOBI Medical International. This transaction had been approved by the holders of approximately 51% of the outstanding common stock of Lions Gate by written consent in lieu of a special meeting of the shareholders of Lions Gate. DOBI Medical Systems continues as a wholly-owned, operating subsidiary of DOBI Medical International, Inc.

In July 2004, we completed the private placement of approximately $5.16 million in shares of our series A preferred convertible stock and associated warrants. The shares of series A preferred stock sold in that private placement carry an initial dividend of 8% per year and were initially convertible into 2,580,667 shares of common stock. We also issued four-year warrants to purchase 2,580,667 shares of common stock at a price of $3.00 per share. In connection with the closing of the second tranche of the December 2003 private placement and the March 2005 private placement, the number of common shares into which the series A preferred stock is convertible was increased to approximately 3,839,496 shares, reflecting anti-dilution adjustments.

At the closing of the performance milestone-based second tranche in December 2004, we issued 6,000,002 shares of common stock at a price of $.50 per share, generating net proceeds of approximately $3,000,000. In connection with that issuance, we issued three-year warrants to purchase 3,000,000 shares of common stock at an exercise price of $1.54 per share.

On March 30, 2005, we completed a private placement of 21,000,000 shares of our common stock at a price of $.50 per share, and warrants to purchase 10,500,000 shares of our common stock at an exercise price of $.75 for the first 5,250,000 warrant shares and $1.25 for the next 5,250,000 warrant shares, resulting in aggregate gross cash proceeds of $10,500,000 and approximate net cash proceeds of $9,665,000.

DOBI Medical Systems was formed, initially as a limited liability company, in Delaware in October 1999. In December 1999, we acquired substantially all the assets of Dynamics Imaging, Inc., including a number of patents and trade secrets that form the basis for our current proprietary technology position.

Since our business is that of DOBI Medical only, and the former DOBI Medical Systems stockholders control the merged companies, the information in this prospectus for periods prior to the fiscal year ending December 31, 2004 is that of DOBI Medical as if DOBI Medical Systems had been the registrant for all the periods presented in this prospectus. The section “Management’s Discussion and Analysis or Plan of Operation” and the audited consolidated financial statements presented in this prospectus are those of DOBI Medical Systems prior to the reverse merger, as these provide the most relevant information about us on a continuing basis.

Corporate Information

Our principal executive offices are located at 1200 MacArthur Boulevard, Mahwah, New Jersey 07430, and our telephone number is (201) 760-6464. Our website is located at www.dobimedical.com. Our SEC filings are available to the public from our website. Information on our website is not, and should not be considered, part of this prospectus.

THE OFFERING
Common stock offered by the selling stockholders	203,238,185 shares(1)

Common stock outstanding	76,902,721 shares(2)

Use of proceeds	We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash for the warrant exercise price upon exercise of the warrants, which would be used for working capital purposes.

OTC Bulletin Board symbol	DBMI.OB

(1)
Represents 112,500,000 shares of our common stock issuable upon conversion of our convertible debentures (including shares issuable in the event of possible adjustments to the conversion price and other potential adjustments) and 90,738,185 shares of our common stock issuable upon exercise of warrants to purchase our common stock.

(2)
As of May 24, 2006. Does not include shares of our common stock that are reserved for issuance pursuant to our outstanding convertible preferred stock, convertible debentures, warrants and stock options, and shares available for future issuance under our 2000 Stock Incentive Plan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are a development stage company with insignificant revenue to date and are dependent on a single product that is still in development and which, if we are not successful, can have a detrimental effect on the long-term capital appreciation of our stock.

We currently offer only one product, our ComfortScan system, which is not yet commercially available in the United States as it is limited by U.S. law to investigational use until approved by the FDA, which cannot be guaranteed. To date, sales of our ComfortScan system to international distributors are limited to sales for investigational use for installation at clinical trial sites. We anticipate that this product will account for substantially all of our revenues, if any, for the foreseeable future. For the fiscal year ended December 31, 2005, we incurred a net loss of $10,431,066 and, as of December 31, 2005, had an accumulated deficit of $34,182,028 and stockholders’ equity of $1,910,882. For the three months ended March 31, 2006, we incurred a net loss of $3,728,832 and, as of March 31, 2006, had an accumulated deficit of $37,910,860 and stockholders’ deficiency of $1,515,172.

Our independent registered public accounting firm included a “going concern” explanatory paragraph in each of its audit reports for the last five years, raising substantial doubt about our ability to continue.

A “going concern” explanatory paragraph was included by our independent registered public accounting firm for the year ended December 31, 2005, and in each of the audit reports for DOBI Medical Systems for the last four years, as a result of the risk surrounding our ability to continue in existence as a development stage company with no revenues and recurring losses and negative cash flows from operations. These conditions raise substantial doubt about our ability to continue as a going concern.

We will have to secure additional financing in 2007 as we do not have adequate cash to complete the FDA PMA process and commercialize our ComfortScan system.

In order to complete the submission of our FDA PMA Module 5 of our clinical research trial study and continue our research and development towards releasing the ComfortScan system as an approved FDA medical device for commercial sale in the United States, as an adjunct to mammography, we need to secure additional financing. We may be unable to obtain financing on satisfactory terms or in a timely fashion. If we do obtain additional financing, it will be dilutive to stockholders, and may involve restrictions on our ability to pay dividends on our capital stock or the manner in which we conduct our business. We currently have no firm commitments for any additional financing, and there can be no assurance that any such financing will be available to us or that adequate funds for our operations will be available when needed or on terms attractive to us. The inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our research and development, manufacturing, and clinical trials, or cause us to cease our operations altogether.

We will need to increase our authorized shares of common stock in order to complete the remainder of our convertible debenture financing in 2006, and any additional financing in 2007 necessary to complete the FDA PMA process and commercialize our ComfortScan system. If we fail to obtain stockholder approval for this, we will likely have to discontinue operations.

Unless our stock price increases substantially, in order to complete the rest of our convertible debenture financing this year and continue to finance our operations, we will need to seek stockholder approval to obtain additional authorized shares of common stock as we only have approximately 225 million authorized, unissued shares remaining out of our current 340 million authorized shares of common stock, on a fully-diluted basis. We are seeking stockholder approval of an additional 600 million shares at our next annual meeting of stockholders on June 29, 2006. If the stockholders fail to approve additional authorized shares, we will be unable to continue to finance our operations and will likely have to discontinue operations.

If we were to have an event of default or breach a covenant under our convertible debentures issued in our May 2006 private placement, the outstanding principal amount of the debentures plus all accrued and unpaid interest would become immediately due and payable to the holders of the debentures, and we currently do not have the cash resources to pay these obligations, which are secured by all of our assets including our intellectual property and would therefore be subject to seizure by the holders of the debentures in the event of a default or covenant breach. Such action by the holders of the debentures could cause us to cease operations.

Our convertible debentures contain numerous events of default and covenants. Events of default under the debentures include:

•	failure to pay principal on any debenture when due,

•	failure to pay any liquidated damages on any debenture after a period of three trading days,

•	failure to perform other covenants under the debentures that are not cured by the earlier of seven trading days after notice by holders or 15 trading days after we are aware of such default,

•	default under the other financing documents that is not cured by the earlier of five trading days after notice or ten trading days after we are aware of such default,

•	any representation or warranty under the financing documents that is untrue or incorrect in any material respect,

•	certain events of bankruptcy or insolvency of ours or any significant subsidiary,

•	any default by us or our subsidiary under any instrument in excess of $150,000 that results in such obligation becoming due and payable prior to maturity,

•	our becoming party to a change of control transaction, or disposing of greater than 33% of our assets or redeeming more than a de minimus number of outstanding equity securities,

•
failure by us to have the registration statement of which this prospectus is a part covering the resale of oue common stock issuable upon the conversion of the debentures and exercise of the warrants declared effective by the SEC on or before October 28, 2006,

•
if, during the effectiveness period of the registration statement, the effectiveness of the registration statement lapses for any reason or the holders shall not be permitted to resell registrable securities under such registration statement, in either case, for more than 30 consecutive trading days or 60 non-consecutive trading days during any 12-month period, subject to certain limited exceptions, and

•	failure to deliver common stock certificates to a holder prior to the fifth trading day after a debenture conversion date.

Upon an event of default, the outstanding principal amount of the debentures plus all accrued and unpaid interest shall become immediately due and payable to the holders of the debentures.

The debentures contain various covenants that limit our ability to:

•	incur additional indebtedness, other than permitted indebtedness as defined in the debenture,

•	incur specified liens, other than permitted liens as defined in the debenture,

•	amend our certificate of incorporation or by-laws in a material adverse manner to the holders, or

•	repay or repurchase more than a de minimus number of shares of common stock.

As part of the financing, we have agreed to be bound by the following covenants:

•
not to issue shares of common stock or other securities convertible or exercisable into common stock in a financing transaction until 90 days after the effective date of the second registration statement,

•
not to undertake a reverse or forward stock split or reclassification of the common stock until the one-year anniversary of the effective date of the second registration statement, without the consent of a majority in interest of the holders,

•
to hold a special or annual meeting of stockholders at the earliest practicable date for the purpose of amending our certificate of incorporation to increase the number of authorized shares of common stock, and

•	to reduce our consolidated monthly operating loss to specified levels through December 31, 2006.

We currently do not have the cash resources to pay these obligations, which are secured by all of our assets including our personal and intellectual property, and such assets would therefore be subject to seizure by the holders of the debentures in the event of a default or covenant breach. We cannot assure you that we will not have an event of default under the debentures or experience a covenant breach that would trigger such an event of default.

The commercialization of our ComfortScan system as an adjunct to mammography in the United States is subject to FDA approval. If we fail to obtain such approval, we will not be able to sell it in the United States, and thus our future revenues will be negatively impacted.

Our ComfortScan system is an investigational device. As such, we cannot sell the ComfortScan system in the United States and some markets internationally without FDA approval and/or local regulatory approval. Clinical trial testing for our fifth and final FDA premarket approval commenced in late 2004. We expect to submit to the FDA the results upon completion of our clinical trial testing and analysis of the data, including any updates as required to the four modules previously accepted by the FDA. Submission and FDA approval is contingent upon the timely execution of our clinical trial and successful trial results and outcomes that meet the FDA clinical trial protocol as accepted by the FDA, and any other requirements that the FDA may subsequently request. There can be no assurance that the clinical trial will be executed in a timely fashion, that the results and outcomes will meet the accepted protocol, that the FDA will not require further data and supporting evidence, that FDA approval of the ComfortScan system will be received or, if received, that it will be received within the time frames that we estimate. If we or the FDA fail to meet these time frames, we will either seek additional funds or discontinue operations. In addition, the FDA enforces its quality system regulations through pre-approval and post-approval inspections. If we are unable to pass any of these inspections, the FDA could suspend or terminate our clinical trials. The FDA also retains jurisdiction over post-approval market surveillance and medical device reporting. If it is at any point determined by the FDA that our manufacturing practices and document control quality standards, or the ComfortScan system itself, are deficient, the FDA could suspend or withdraw its pre-market approval.

While attempting sales to international markets where FDA approval is not required, we will need to comply with any applicable local foreign qualifications for sale in such markets, which are unfamiliar to us and sometimes difficult to obtain.

Unless and until we receive FDA approval, we will be wholly dependent on international sales of our ComfortScan system to those markets where FDA approval is not required or local approval has been obtained. We have a number of clinical trials pending in several countries; however, we have not yet received any approvals except in the Russian Federation. Such dependence will expose us to foreign and political risks, including the burden of complying with a variety of quality system regulations and other foreign regulatory requirements as well as currency exchange rate fluctuations, any of which could result in lower sales or profits. We expect that international sales will be an important aspect of our growth strategy in 2006 and beyond. The time required to obtain approval for international sales may be longer or shorter country by country than that required for FDA approval, and each country’s requirements may differ significantly. We have limited experience in international markets. Among other requirements, we will need to enter into additional distribution partnerships in international markets and further develop our independent distribution network outside the United States. Our re-certification audits for compliance with ISO 9000:2000, ISO 13485: 2003 CAN/CSA ISO 13485, and our renewal of our CE Mark, UL certificate and FDA Export Certificate for our ComfortScan system are necessary for international sales, together with compliance with any applicable local regulations. There is no assurance that we will be able to successfully penetrate markets outside the United States. Our reliance on international sales will expose us to related risks and uncertainties, which include:

•
maintaining quality regulation systems so as to ensure compliance with applicable industry and FDA requirements to export outside the United States, all of which we must maintain in order to sell our products in the European Union and other foreign countries that do not require FDA approval,

•	complying with differing foreign and domestic regulatory requirements,

•	export and trade restrictions and changes in tariffs,

•	import and export license requirements and restrictions,

•	dependence on independent distribution partners,

•	difficulties in shipping to international markets,

•	difficulties in staffing and managing international operations,

•	difficulties in collecting receivables and longer collection periods, and

•	fluctuations in currency exchange rates.

The primary regulatory authority in Europe is the European Union, which currently consists of 25 member countries encompassing most of the major economies of Europe. The European Union has adopted numerous directives and standards regulating the design, manufacturing, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear a CE Mark, indicating that the device conforms to the essential requirements of the applicable directive and, accordingly, can be commercially distributed throughout the European Union, subject to any applicable local regulations. Our CE Mark, FDA Export Certificate and UL Certificate subject us, our ComfortScan system, our manufacturing processes, quality systems and facilities to comprehensive inspections from time to time. If we failed such inspections or had a material deficiency, we could lose any one or all of these marks and certificates, and consequently the right to market and sell our ComfortScan system in European Union countries and those other countries where exportation of an unapproved medical device is permitted under FDA regulations.

Our success depends on continued product development of our ComfortScan system, including improving the specificity and the physician reading rules for the FDA PMA submission.

We have a continuing research and development program designed to enhance and improve our ComfortScan 2.0 system and to develop new applications in the areas of therapy monitoring and screening. We are expending significant resources on these programs. The successful development of our products and product enhancements are subject to numerous risks, both known and unknown, including:

•	inability to improve specificity and physician reading rules for the PMA submission to the FDA,

•	unanticipated delays,

•	lack of access to capital,

•	budget overruns,

•	technical problems, and

•
other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of our ComfortScan system and related product enhancements, including changes requested by the FDA.

Given the uncertainties inherent with product development and introduction, we cannot assure that any of our product development efforts will be successful on a timely basis or within budget, if at all. Our failure to develop product enhancements and new applications for our ComfortScan system on a timely basis or within budget could harm our business and prospects.

Our success depends on our ability to continue to verify and validate enhancements and improvements to our designs, manufacturing processes and testing of our hardware, software and reading rules related to our ComfortScan system in accordance with quality system regulations.

Verification and validation (as defined and described in 21 Code of Federal Regulations, Part 820) are part of the quality system regulations intended to ensure that finished devices will be safe and effective and otherwise in compliance with the United States Federal Food, Drug and Cosmetic Act of 1976, ISO 13485:2003 and CE Mark. In January 2006, after successful completion of verification and validation testing in accordance with current quality systems regulations, and with outside, independent physicians as readers blinded to patient pathology reports, we released version 2.0 of our ComfortScan system as an investigational device. In 2005, we sold and shipped four revenue-producing, production-level version 1.0 ComfortScan investigational systems to international distributors for conducting local clinical studies. In January 2006, we released version 2.0 of our ComfortScan system as an investigational device as an adjunct to mammography. The ComfortScan 2.0 software suite consists of three individual elements, including ComfortScan acquisition software for patient data acquisition, ComfortNet software for image database management, and ComfortView software for image processing and display, allowing for reading and diagnostic interpretation by physicians. Sophisticated imaging processing and display capabilities make the image data available to physicians for reading in near real time, facilitating the diagnostic process. However, we need to improve diagnostic specificity as a condition to our PMA submission to the FDA.

We are dependent on our PMA clinical trial sites and on our consultants, medical institutions, suppliers, and distributors to advance our company, and if they are not responsive to us or terminate their relationship with us, we will need to find alternative outside sources or add these functions internally, which may divert our resources and delay our timeframes.

We rely on a number of clinical consultants and medical institutions to advance our clinical and FDA approval processes, including our PMA clinical trial sites.. We will also rely on manufacturers and parts suppliers for parts and materials necessary to complete assembly of the ComfortScan system. Internationally, we rely on distributors to market, sell and service our ComfortScan system. These distributors, as well as domestic distributors that we may later select, often handle other products and services, which may be in competition with our products and which may be of greater significance to them than our products. Should we be unable to enter into satisfactory arrangements with these parties, or in the event of the failure of a distributor or any third-party manufacturer, supplier, consultant, researcher or other provider to timely perform their obligations or commitments, our timetable toward commencing our clinical trials, obtaining FDA approval, or international commercialization and sales could be delayed.

Existing or new competitors may develop competing or superior diagnostic technologies that could result in our system becoming obsolete and no longer in demand.

We are not aware of any similar breast imaging product in the marketplace, but we are aware of several breast imaging products under development utilizing other technologies such as lasers. While we believe our advanced technology to be superior to others in this segment, the market for breast cancer detection equipment is extremely competitive, dominated by international diversified manufacturers including Siemens, Toshiba, GE Medical Systems, Philips, Imaging Diagnostic Systems, Hologic/Lorad, and Advanced Research Technologies. In general, these manufacturers will have significantly greater access to capital and marketing resources that we can expect. In particular, these and other large manufacturers have the capital, technology, personnel and marketing strength to support their existing products and develop new products to meet the market’s needs for safer, more effective, and more affordable breast cancer detection systems. There is no assurance that competing diagnostic technologies will not emerge that may be superior or cheaper than ours, or that similar technologies may render our ComfortScan system uncompetitive or obsolete and prevent us from achieving or sustaining profitable operations.

Our patent portfolio and trade secrets do not assure that competitors and others cannot develop technologies similar or superior to our ComfortScan system, for which we may have no rights to sue for infringement.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. In addition, we have obtained or applied for corresponding patents and patent applications in several foreign countries for some of our patents and patent applications. There is a risk that these patent applications will not be granted or that the patent or patent application will not provide significant protection for our products and technology. Our competitors may independently develop similar technology that our patents do not cover. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our technology. While we generally obtain confidentiality agreements before disclosing proprietary, non-public information to third parties, such agreements may be difficult to enforce in certain domestic and foreign jurisdictions. Moreover, there is a risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as United States intellectual property laws. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology.

Our business could be harmed if we infringe upon the intellectual property rights of others.

There has been substantial litigation in the medical device and related industries regarding patent and other intellectual property rights. While we know of no threatened or pending infringement claims against us, it is possible that we may in the future be notified that we may be infringing intellectual property rights possessed by third parties, and we may be forced to expend substantial resources to defend any such claims.

HMOs, health insurers, managed care providers and other third-party payers are largely unfamiliar with our ComfortScan system, making their adoption of our product uncertain.

A major portion of all medical care is paid for by third-party payers rather than by patients directly (i.e., HMOs, health insurers, managed care providers, Medicare and Medicaid, and their equivalent organizations in countries outside the United States). In order to achieve our sales targets in the jurisdictions in which we intend to sell the ComfortScan system, we must educate these third-party payers and otherwise market the ComfortScan system to the third-party payers and establish our ComfortScan system as a recognized adjunctive diagnostic imaging procedure for which the third-party payers will pay a reasonable fee. There can be no assurance that these efforts will be successful.

If our ComfortScan system is approved for sale as an adjunct to mammography to end users in the United States or other countries, we may be dependent on third-party reimbursement for market acceptance of our products. Failure of third-party payers to provide appropriate levels of reimbursement for use of our products could harm our business and prospects.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by government healthcare programs and private health insurers. The costs of our products are substantial, and market acceptance of our products depends upon our customers’ ability to obtain appropriate levels of reimbursement from third-party payers for use of our products. In the United States, the Centers for Medicare & Medicaid Services, known as CMS, establishes guidelines for the reimbursement of healthcare providers treating Medicare and Medicaid patients. Under current CMS guidelines, varying reimbursement levels have been established for mammography, ultrasound and other imaging and diagnostic procedures. The actual reimbursement amounts are determined by individual state Medicare carriers and, for non-Medicare and Medicaid patients, private insurance carriers. There are often delays between the reimbursement approvals by CMS and by a state Medicare carrier and private insurance carriers. Moreover, states as well as private insurance carriers may choose not to follow the CMS reimbursement guidelines. The use of our products outside the United States may also similarly be affected by reimbursement policies adopted by foreign regulatory and insurance carriers. A reduction or other adverse change in reimbursement policies for the use of our products could harm our business and prospects.

At this time, it is premature to get approval for our ComfortScan system as it is still an investigational medical device. Hence, since it is not approved for sale to end uses as a medical device, it has not been approved anywhere for reimbursement by government or private payers.

Oncologists, gynecologists, radiologists, other physicians and surgeons and their technical assistants are also largely unfamiliar with our ComfortScan system, making their acceptance and adoption of our product uncertain.

Because the ComfortScan diagnostic breast imaging system is a new system, no oncologists, radiologists or other healthcare professionals have been trained in the use of the ComfortScan system as an adjunctive diagnostic tool (other than those performing clinical tests). We will therefore have to spend considerable amounts of time and money to educate and train these professionals in the use of the ComfortScan system. There can be no assurance that our ComfortScan system will be accepted and adopted by physicians or that we will be able to convince sufficient numbers of professionals to devote the necessary time to learning this new adjunctive diagnostic tool and to accept the results of this diagnostic tool over more familiar diagnostic procedures, such as biopsies.

Our delay or inability to obtain any necessary U.S. or foreign regulatory clearances or approvals for our products could harm our business and prospects.

Our ComfortScan system is a medical device that is the subject of a high level of regulatory oversight both in the United States and in many foreign countries. Our delay or inability to obtain any necessary U.S. or foreign regulatory clearances or approvals could harm our business and prospects. The process of obtaining clearances and approvals can be costly and time-consuming. There is a risk that any approvals or clearances, once obtained, may be withdrawn or modified. Medical devices cannot be marketed in the United States without clearance or approval by the FDA. Medical devices sold in the United States must also be manufactured in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Moreover, medical devices are required to comply with FDA regulations relating to investigational research and labeling. States may also regulate the manufacture, sale and use of medical devices.

We intend to sell our ComfortScan system in certain foreign countries, which exposes us to a number of difficulties in coordinating our international activities and dealing with multiple regulatory environments.

We intend to market and sell our ComfortScan system to customers in foreign countries, subject to our compliance with local regulations. Our business may be harmed by difficulties in obtaining qualified distributors and managing operations in multiple locations, greater difficulties in obtaining letters of credit and trade accounts receivable collection, possible adverse tax consequences, governmental currency controls, changes in various regulatory requirements, political and economic changes and disruptions, export/import controls, and tariff regulations.

We may be sued for product liability in the future and our liability insurance may not be adequate in a catastrophic situation.

We may be held liable if any product we develop in the future, or any product which is made with the use of any of our technologies, causes injury or is found otherwise defective during product testing, manufacturing, marketing or sale. Although we have product liability insurance, we may not have insurance coverage sufficient in amount and scope against potential liabilities, or the claims may be excluded from coverage under the terms of the policy. Further, product liability insurance is expensive. As a result, we may not be able to obtain sufficient amounts of insurance coverage, obtain additional insurance when needed, or obtain insurance at a reasonable cost, which could prevent or inhibit the commercialization of our products or technologies. If we are sued for any injury caused by our products or technology, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a serious and adverse effect upon our business.

Proposed healthcare reforms and other regulatory changes could effectively preclude some customers from using our ComfortScan system, which could negatively impact physician adoption and patient use of our ComfortScan system.

The U.S. government and many states are investigating a variety of alternatives to reform the healthcare delivery system. These reform efforts include proposals to limit and further reduce and control healthcare spending on healthcare items and services, limit coverage for new technology, and limit or control the price healthcare providers, drug and device manufacturers may charge for their services and products. If adopted and implemented, these reforms could cause healthcare providers to limit their use of the ComfortScan system or decline to use it at all. Changes in any other laws, rules, regulations, procedures or industry practices that impact upon our ComfortScan system could adversely affect the commercial viability of our ComfortScan system.

The departure of or failure to recruit key personnel could have a detrimental effect on us.

Our success is highly dependent on the retention of existing management and technical personnel, including without limitation Robert Sohval, Ph.D., our Vice President, Research and Development, Sue Abreu, M.D., our Senior Medical Advisor, and others. At this stage in our development, the loss or unavailability of any member from our senior management team or technical staff could seriously impede our ability to apply for and receive FDA approval of our products and to commence commercial marketing of our ComfortScan system. We also risk being unable to timely attract highly skilled, experienced and motivated employees necessary to execute our business strategy.

Risks Related to Our Common Stock

Our common stock is quoted in the over-the-counter market and considered a “penny stock,” making it difficult to sell when desired.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be designated as a “penny stock” according to rules of the SEC. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares. In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock, and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 203,238,185 shares of our common stock that may be issued conversion of our convertible debentures and exercise of common stock purchase warrants, which represents approximately 264% of our currently outstanding 76,902,721 shares of our common stock. As additional shares of our common stock become available for resale in the public market pursuant to this offering and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Our management and principal stockholders own a substantial amount of our common stock and are capable of influencing our affairs, which may not always be in the best interests of all stockholders.

Our executive officers, directors and principal stockholders control approximately 27% of our outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock. While we currently pay an 8% per year dividend on our series A preferred convertible stock, we intend to retain our future earnings to support operations and to finance expansion, and therefore, we do not anticipate paying any dividends on our common stock in the foreseeable future.

Certain existing and all future stockholders will suffer dilution, and potentially a reduction in the value of their investment, if we sell additional shares of our common stock or securities convertible into our common stock at a price or conversion price per common share that would trigger existing anti-dilution provisions.

In connection with our July 2004 private placement, we granted to the private placement investors “weighted average” anti-dilution protection with respect to the series A convertible preferred stock acquired by these investors. The anti-dilution provisions are triggered by a subsequent stock offering by us within two years of the closing of the July 2004 private placement at a lower price per share than the protected price level (originally $1.31 per share) and take into account both the lower price and the number of shares issued at the lower price. The conversion price for our series A convertible preferred stock is currently $.37 per share.

In connection with our May 2006 private placement, we granted to the private placement investors “full ratchet” anti-dilution protection with respect to the convertible debentures and associated series A and series B common stock purchase warrants acquired by these investors. The anti-dilution provisions are triggered by a subsequent stock offering by us at a lower price per share than the then-current conversion or exercise price of the convertible debentures or warrants, respectively, and lower the then-current conversion or exercise price to such lower price.

The July 2004 private placement anti-dilution provisions have been triggered by the second-tranche closing of our December 2004 private placement, our March 2005 private placement and our offering of convertible debentures and common stock purchase warrants to which this prospectus relates, and may be triggered again prior to their expiration. The May 2006 private placement anti-dilution provisions could be triggered by a future offering of securities and therefore dilute the equity ownership of our security holders who do not have anti-dilution protection.

Our stock price has been and will likely remain volatile.

The market price of our common stock has been, and may continue to be, highly volatile. We believe that a variety of factors could cause the price of our common stock to fluctuate, perhaps substantially, including announcement and rumors of developments related to our business or industry in which we compete, quarterly fluctuations in our actual or anticipated operating results or orders for devices, general conditions in the worldwide economy, announcements of technological innovations, new products or product enhancements by us or our competitors, development in patents or other intellectual property right and litigation, and development in our relationships with our customers, suppliers, and distributors.

In addition, in recent years the stock market in general and the markets for shares of small capitalization and “high-tech” companies in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock, and the market price of our common stock may decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements, Actual results may be materially different than those described herein. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.

You may also request a copy of our filings at no cost by writing or telephoning us at:

DOBI Medical International, Inc.
1200 MacArthur Boulevard
Mahwah, New Jersey 07430
Attention: Mr. Frank M. Puthoff,
General Counsel and Secretary
(201) 760-6464

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we could receive up to $10,196,850 from the cash exercise price upon exercise of warrants held by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them. We estimate that our expenses in connection with the filing of the registration statement of which this prospectus is a part will be approximately $50,000.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are quoted and listed for trading on the OTC Bulletin Board under the symbol “DBMI.OB.”

The following table sets forth, for the periods indicated, quotations for the high and low bid prices for our common stock for each quarter within the last two fiscal years, as reported by the OTC Bulletin Board:

	Closing Bid
	High	Low
January 1, 2004 - December 31, 2004
First Quarter	$3.30	$2.50
Second Quarter	3.00	2.30
Third Quarter	2.74	.67
Fourth Quarter	1.06	.50

January 1, 2005 - December 31, 2005
First Quarter	$1.26	$.60
Second Quarter	.75	.41
Third Quarter	.50	.40
Fourth Quarter	.49	.19

January 1, 2006 - December 31, 2006
First Quarter	$.25	.06
Second Quarter (April 1, 2006 - May 22, 2006)	.15	.07

Trading in our shares began in January 2003, and it related only to Lions Gate Investment Limited prior to our reverse merger transaction in December 2003.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

As of May 24, 2006, there were approximately 814 holders of record of our common stock.

This prospectus covers 203,238,185 shares of our common stock offered for sale by the selling stockholders, which includes up to 112,500,000 shares of our common stock issuable upon conversion of our convertible debentures (including shares issuable in the event of possible adjustments to the conversion price and other potential adjustments) and 90,738,185 shares of our common stock issuable upon exercise of warrants to purchase our common stock.

Dividend Policy

The holders of our series A convertible preferred stock are entitled to receive a quarterly cumulative dividend at the end of each calendar quarter, calculated at a rate of 8% per year of the issue price of any outstanding share of series A convertible preferred stock, and continuing for the first three years after the closing of this issue, 10% per year for the following two years, and 12% per year for any additional year in which any shares of series A convertible preferred stock remains outstanding. At our option, the dividend may be paid in either cash or registered shares of common stock. In the case of payment in stock, this stock will be valued at 95% of the average of the closing trading price of our common stock for the 20 trading days ending on the day prior to the day on which such payment is due. As of May 12, 2006, a dividend in the amount of $154,954, if paid in cash, or approximately 1,591,312 shares of our common stock, if paid in common stock, was due on shares of series A convertible preferred stock outstanding, and we intend to pay the dividend using shares of our common stock. Since we do not have a sufficient amount of common stock registered for this purpose, we intend to prepare a separate registration statement including these shares of common stock immediately following the effectiveness of the registration statement of which this prospectus forms a part.

We do not expect to pay a dividend on our common stock in the foreseeable future.  Prior to our reverse merger transaction, DOBI Medical paid dividends pursuant to its class A preferred stock over the previous two fiscal years pursuant to the terms of its certificate of incorporation then in effect. In connection with the merger, all the class A preferred stock was converted into shares of our common stock. The payment of dividends on our common stock is within the discretion of our board of directors, subject to our certificate of incorporation. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors.

Equity Compensation Plan Information

Our 2000 Stock Incentive Plan, as amended December 10, 2003, was approved by a written consent of the holders of a majority of our outstanding common stock. In connection with our reverse merger transaction, Lions Gate adopted and assumed all of DOBI Medical Systems’ obligations under its 2000 Stock Incentive Plan and increased the number of shares reserved for stock option grants to 15% of our common stock outstanding. Based on our common stock outstanding as of May 12, 2006, stock options to purchase 11,535,408 shares of our common stock are authorized for issuance under our 2000 Stock Incentive Plan. On May 1, 2006, all of our stock options issued to our directors and employees were repriced with new exercise prices per share as follows: 50% at $.08 per share, 25% at $.14 per share and 25% at $.20 per share. As of May 24, 2006, there are outstanding stock options to purchase 10,262,000 shares of our common stock. We are seeking stockholder approval at our next annual meeting of stockholders on June 29, 2006 to increase the shares of common stock available in our 2000 Stock Incentive Plan to the greater of 25 million or 15% of the total outstanding common stock.

The following table provides information as of May 24, 2006, with respect to the shares of common stock that may be issued under our existing equity compensation plan.

Equity Compensation Plan Information

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by security holders	10,262,000	$.17	1,273,408
Equity compensation plans not approved by security holders	—	—	—
Total	10,262,000	$.17	1,273,408

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus beginning on page F-1.

We completed a reverse merger transaction on December 9, 2003 with Lions Gate Investment Limited, a Nevada corporation formed on October 29, 1999. Until the merger, Lions Gate engaged in oil and gas exploration activities, which Lions Gate discontinued following the merger and succeeded to the business of DOBI Medical Systems, Inc. The directors and management of DOBI Medical Systems, Inc. thereupon became the directors and management of Lions Gate. On January 30, 2004, we changed our corporate name from Lions Gate Investment Limited to DOBI Medical International, Inc. and changed our state of incorporation from Nevada to Delaware pursuant to an Agreement and Plan of Merger dated as of January 29, 2004, between Lions Gate and DOBI Medical International, Inc. DOBI Medical Systems, Inc. currently remains a wholly-owned subsidiary of DOBI Medical International, Inc.

DOBI Medical Systems, LLC was formed as a Delaware limited liability company in October 1999. In December 1999, DOBI Medical Systems, LLC acquired substantially all the assets of Dynamics Imaging, Inc., including a number of patents and trade secrets that form the basis for its current proprietary technology.

On January 1, 2003, DOBI Medical Systems, LLC was incorporated in Delaware and became DOBI Medical Systems, Inc. Since the reverse merger transaction on December 9, 2003, DOBI Medical Systems, Inc. has been a wholly-owned subsidiary of DOBI Medical International, Inc.

Since our post-merger business is that of DOBI Medical Systems, Inc. only, the information in this report is that of DOBI Medical International, Inc. as if DOBI Medical Systems, Inc. had been the registrant for all the periods presented in this report. Management’s Discussion and Analysis or Plan of Operation presented in this Item 2 and the unaudited consolidated financial statements presented in Item 1 of this report include those of DOBI Medical Systems, Inc. prior to the reverse merger, as these provide the most relevant information for us on a continuing basis.

For accounting purposes, DOBI Medical Systems, Inc. was the acquirer in the reverse merger transaction, and consequently the transaction is treated as a recapitalization of the company. DOBI Medical Systems, Inc.’s financial statements are the historical financial statements of the post-merger entity, DOBI Medical International, Inc.

Overview

Our company, DOBI Medical International, Inc., is a medical technology imaging company engaged in the business of developing and commercializing a new, non-invasive, and gentle means for the improved diagnosis of breast cancer through the detection of vascular changes (known as “angiogenesis”) associated with malignant tumors.

We are a development-stage company with no significant revenues to date. Our goal is to establish our ComfortScan® system as a new standard of breast imaging diagnostic care in the United States and international medical communities. We are in the process of seeking Premarket Approval from the FDA for our ComfortScan system as an adjunct to mammography. We have completed four of the five required steps in the PMA process, and anticipate submitting any updates to the first four modules and submit the pivotal PMA clinical trial research study of the fifth module.

Our PMA clinical trial protocol requires the enrollment of patients between the ages of 18 and 50 for the purpose of conducting a blinded read of 120 benign cases and 120 malignant cases comparing the diagnostic results achieved by a combination of ComfortScan and mammography against the diagnostic results of mammography alone, both comparing to biopsy results. Currently, we have enrolled more than 1,500 patients. We are in the process of examining the PMA patient scan data being collected in order to determine whether we have a sufficient number of sufficient acceptable malignant cases in order to conduct a blinded read in accordance with our PMA clinical trial protocol. When we have determined that we have a sufficient acceptable number of cases in order to conduct the blinded read, we will close enrollment and conduct a blinded read of the patient data in accordance with the PMA clinical trial protocol.

In January 2006, we released ComfortScan version 2.0. The Microsoft Windows®-based, ComfortScan 2.0 software suite consists of three individual elements, including ComfortScan acquisition software for patient data acquisition, ComfortNet™ software for image database management, and ComfortView™ software for image processing and display, allowing for reading and diagnostic interpretation by physicians. Sophisticated imaging processing and display capabilities make the image data available to physicians for reading in near real time, facilitating the diagnostic process. However, we need to improve diagnostic specificity as a condition to our PMA submission to the FDA.

In January 2006, we also completed our clinical study and blinded read of the clinical data in Beijing, China. Documentation of this study was submitted for review by the Chinese State Food and Drug Administration, China’s medical device approving authority. In March 2006, we met with a panel of independent physicians selected by the SFDA regarding our ComfortScan system and results of our clinical trials, and we have since submitted additional documentation to the SFDA for their consideration. After review by the SFDA, we expect that it will determine whether to grant approval for the sale of ComfortScan systems in China. However, we cannot assure you of this approval.

In April 2006, the Russian Federal Service of Health Care and Social Development Control granted our ComfortScan system approval for use in connection with the diagnosis of breast cancer for the Russian Federation pursuant to certificate number 2006/415. This approval extends for a 10-year period through April 2016.

We will continue to seek distribution alliances in international markets in order to seek local regulatory approval and to acquire patient scans for use in our research and development efforts.

We have generated insignificant ComfortScan system revenues to date, and therefore can draw no conclusions regarding the seasonality of our business.

The financial statements included in this prospectus have been prepared assuming that we will continue as a going concern. We are currently a development stage enterprise and, as such, our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt or equity financing. We have yet to generate a positive internal cash flow, and until meaningful sales of our product begin, we are totally dependent upon debt and equity funding.

In the event that we are unable to obtain debt or equity financing or we are unable to obtain financing on terms and conditions that are acceptable to us, we may have to cease or severely curtail our operations. These factors raise substantial doubt about our ability to continue as a going concern. So far, we have been able to raise the capital necessary to reach this stage of product development and have been able to obtain funding for operating requirements, but we cannot assure you that we will be able to continue to do so. Moreover, we cannot assure you that, if and when FDA premarket approval is obtained, our ComfortScan system will achieve market acceptance or that we will achieve a profitable level of operations. The financial statements included in this prospectus do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Application of Critical Accounting Policies

We generally recognize revenue upon the shipment of our product to our customers except for the initial maintenance component. That component is deferred and is recognized on a straight-line basis over the initial maintenance term.

Effective January 1, 2006, we adopted SFAS 123R which replaces SFAS 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.

In the conduct of our business, we incur research and development expenses, general and administrative expenses, clinical expenses and sales and marketing expenses.

Research and development expenses consist primarily of compensation, benefits and related expenses for personnel engaged in research and development activities, outside contract and consulting expenses, material and supplies, and personnel costs to produce prototype units and develop manufacturing processes, methods and templates.

General and administrative expenses consist of compensation, benefits and related expenses for personnel engaged in general management, finance and administrative positions. They also include expenses for financial advisory, legal and accounting fees, medical and scientific advisory board expenses, insurance and other expenses.

Clinical program expenses consist of compensation, benefits and related expenses for personnel engaged in clinical-related activities. These expenses also include costs of developmental studies, consultants, and that portion of travel and general corporate expenses allocated to that department.

Sales and marketing expenses consist of compensation, benefits and related expenses for personnel engaged in sales, marketing, and related business development activities. These expenses also include consultants, printing of promotional materials, trade shows and that portion of travel and general corporate expenses allocated to that department.

We account for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived primarily from tax loss carry forwards. We have established a valuation allowance related to the benefits of net operating losses for which utilization in future periods is uncertain. We believe it is more likely than not that we will not realize the benefits of these deductible differences in the near future and therefore a full valuation allowance of approximately $10,200,000 is provided.

As of March 31, 2006, we had approximately $26,300,000 of federal net operating losses available to offset future taxable income, which, if not utilized, will expire in 2025. No provision for income taxes has been recorded in the financial statements as a result of continued losses. Any benefit for income taxes as a result of utilization of net operating losses may be limited as a result of change in control.

The preparation of financial statements is in conformity with accounting principles generally accepted in the United States and requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. As a development stage enterprise, we have not had to make material estimates which have an effect on financial presentation.

Off-Balance Sheet Arrangements

Our office facilities are subject to a five-year operating lease requiring monthly lease payments of approximately $20,000 per month through June 2009. We have no other material off-balance sheet arrangements or liabilities.

Results of Operations

Comparison of the Three Months ended March 31, 2006 and March 31, 2005

Revenues for the three months ended March 31, 2006 were approximately $107,000. Although this is an increase of 72% over the same period in the prior year, sales have been limited to investigational units up to this point in time.

Cost of sales was approximately $311,000 for the three months ended March 31, 2006, creating a gross loss of approximately $204,000, due to the limited sales for the period. We maintain a manufacturing facility with a breakeven point of approximately 15 devices per quarter. Production volumes of less than 15 units per quarter will continue to negatively affect gross profit margins. Production in 2006 will be limited to producing units primarily for international sales requirements.

Research and development expenses increased approximately $212,000, or 47%, from $448,000 to approximately $660,000 for the three months ended March 31, 2006 as compared to the same period in the prior year. We expended approximately $191,000 more for the three months ended March 31, 2006 compared to the prior year for additional personnel and consulting services in connection with the continued development of the ComfortScan system.

General and administrative expenses increased approximately $393,000, or 49%, from $795,000 to approximately $1,189,000 for the three months ended March 31, 2006 as compared to the same period in the prior year. Reported personnel related costs increased $146,000 for the current period over that of the prior year due to recording $307,000 of stock option expense to the general and administration department during the current year due to the adoption of SFAS 123R, offset by a decrease in actual payroll related expense of $161,000 compared to the same period in the prior year. In addition, we incurred $325,000 in legal expenses, an increase of $284,000 over the prior year.

Clinical program expenses increased approximately $1,070,000, to $1,456,000 for the three months ended March 31, 2006, compared to the same period in the prior year due to the expansion of the PMA clinical trials. PMA clinical trial costs totaled $1,143,000 during the three months ended March 31, 2006, an increase of $910,000 over that of the same period in the prior year. These costs included device costs, site costs, personnel and consulting costs, and travel expenses. In addition, we expanded our medical staffing in the clinical department at a cost of approximately $69,000 during the three months ended March 31, 2006 over that of the same period in the prior year.

Sales and marketing expenses of approximately $223,000 for the three months ended March 31, 2006, reflect a decrease of approximately $36,000 as compared to the same period in the prior year. This was primarily due to the decrease in personnel costs.

Interest expense for the three months ended March 31, 2006 and 2005 was insignificant.

Comparison of the Years ended December 31, 2005 and December 31, 2004

Revenues for the year ended December 31, 2005 were approximately $303,000, compared to $321,000 for the prior year, a decrease of approximately 6%. Although we are shipping revenue producing ComfortScan systems, they are investigational units primarily being used for clinical trials. As a result, these systems have been discounted and do not reflect the expected revenues per unit once approvals are obtained.

Cost of sales increased over the prior year by approximately $467,000, or 122%, for year end December 31, 2005, to approximately $851,000. Our manufacturing facility was established during the third quarter of 2004 and reflected only a partial year’s cost, whereas a full year of the cost to operate these facilities are included for the year ended December 31, 2005.

Research and development expenses increased approximately $382,000, or 20%, from $1,957,000 to approximately $2,340,000 for the 12 months ended December 31, 2005 compared to the prior year. Approximately $215,000 in production and production facility costs that were within the research and development group in 2004 have been reassigned to manufacturing. We expended approximately $674,000 more for the year ended December 31, 2005 compared to the prior year for additional personnel and consulting services in connection with the continued development of the ComfortScan system. In addition, we expended an additional $128,000 over the prior year’s corresponding period to obtain clinical scans solely for research and development purposes and reduced prototype development expenditures by $158,000.

General and administrative expenses increased approximately $1,089,000, or 51%, from $2,147,000 to approximately $3,236,000 for the year ended December 31, 2005 compared to same period in the prior year. This increase was primarily due to higher personnel costs, including other compensation to the Chief Executive Officer totaling $125,000 and a performance bonus to the Chief Financial Officer of approximately $48,000 and other payroll of approximately $270,000 related to the increase in staffing and consulting costs of approximately $130,000. In addition, our legal costs increased approximately $625,000 over the same period last year, principally to defend us against the legal proceedings described under the heading “Business - Legal Proceedings.”

Clinical program expenses increased approximately $2,429,000, to $3,358,000, for the 12 months ended December 31, 2005 compared to the prior year due to the expansion of the PMA clinical trials related to our applying for FDA approval for the ComfortScan system at its conclusion. The PMA clinical trial costs totaled $2,634,000 during the year ended December 31, 2005. Costs included equipment costs, site costs, consulting costs, and travel expenses.

Sales and marketing expenses of approximately $1,349,000 for the twelve months ended December 31, 2005 reflect a decrease of approximately $570,000 compared to the prior year’s expenditures. This was primarily due to the decreased costs of approximately $685,000 in investor relations programs and personnel costs of approximately $166,000. This was offset by increases in the cost of marketing programs of approximately $318,000, of which approximately $260,000 was devoted to our efforts in opening up the China market.

Interest expense for the twelve months ended December 31, 2005 and 2004 consisted of minor financing of operational costs.

We obtained a corporation business tax benefit certificate pursuant to New Jersey law which allows the sale of unused state net operation losses. For the year ended December 31, 2005, we recorded a benefit of $280,889.

Liquidity and Capital Resources

We have financed our operations since inception through private issuances of equity securities, generating approximately $44,500,000 in gross proceeds to date, described chronologically below.

Prior to its merger into a publicly-traded company in December 2003, DOBI Medical Systems, Inc. raised approximately $14.58 million in gross proceeds through the sale of common stock, preferred stock and convertible debt, which were converted into shares of the publicly-traded company DOBI Medical International, Inc. in December 2003.

In December 2003, DOBI Medical Systems merged into a publicly-traded company, Lions Gate Investment Limited, which became the surviving entity (in January 2004, Lions Gate changed its corporate name to DOBI Medical International, Inc.), and simultaneously completed the first tranche of a two-tranche private placement in which we issued 5,500,000 shares of common stock at a price of $1.00 per share and three-year warrants to purchase 2,750,000 shares of common stock at an exercise price of $1.54 per share, generating gross proceeds of $5,500,000.

In July 2004, we completed the private placement of approximately $5.16 million in shares of our series A preferred convertible stock and associated warrants. The shares of series A preferred stock sold in the private placement carry a dividend of 8% per year and were initially convertible into 2,580,667 shares of common stock. We also issued four-year investor warrants to purchase 2,580,667 shares of common stock at an exercise price of $3.00 per share. In connection with the closing of the second tranche of the December 2003 private placement and the March 2005 private placement, the number of common shares into which the series A preferred stock is convertible was increased to approximately 3,839,496 shares, reflecting anti-dilution adjustments.

At the closing of the performance milestone-based second tranche in December 2004, we issued 6,000,002 shares of common stock at a price of $.50 per share, generating gross proceeds of approximately $3,000,000. In connection with that, we issued three-year warrants to purchase 3,000,000 shares of common stock at an exercise price of $1.54 per share.

On March 30, 2005, we completed a private placement of 21,000,000 shares of our common stock at a price of $.50 per share, and warrants to purchase 10,500,000 shares of our common stock at an exercise price of $.75 for the first 5,250,000 shares and $1.25 for the next 5,250,000 shares, resulting in aggregate gross cash proceeds of $10,500,000 and approximate net cash proceeds of $9,665,000.

On April 28, 2006, we entered into a securities purchase agreement in which we sold convertible debentures in the aggregate face or principal amount of $6,000,000, or $5,250,000 in aggregate cash subscription amount reflecting a 12.5% discount, half of which amount was funded on May 1, 2006, and the other half to be funded shortly following the effective date of the registration statement of which this prospectus is a part.

The debentures have a term of 16 months and come fully due on August 28, 2007. The debentures are convertible at the option of the holder at any time and from time to time into shares of common stock at a conversion price equal to the lower of $.08 per share of common stock (initially 75,000,000 shares of common stock) or 80% of the five-day volume weighted average price of the shares prior to conversion, but in no event less than $.02 per share. The debentures are callable under certain circumstances.

Pursuant to the securities purchase agreement, we also issued three series of common stock purchase warrants. The series A and series B common stock purchase warrants are exercisable until April 28, 2009 to purchase initially up to 112,500,000 shares of our common stock, 75,000,000 shares at an exercise price of $.15 per share and 37,500,000 shares at an exercise price of $.50 per share. These warrants contain provisions to adjust the exercise prices in the event that we issue common stock in a financing transaction at a price less than the then respective exercise price, in which case the exercise price will be reduced to the price at which such common stock was issued. The series C common stock purchase warrant is exercisable until the earlier of (i) the later of December 31, 2006 or the one-month anniversary of the effective date of the registration statement of which this prospectus is a part or (ii) May 28, 2007, to purchase up to 75,000,000 shares of common stock at an exercise price of $.08 per share. All of the warrants may be exercised on a cashless basis under circumstances in which no registration statement is then effective. The series A and series C common stock purchase warrants are callable under certain circumstances.

Simultaneous with this private placement, we closed a warrant reset which was offered to all pre-existing warrant holders. Participating warrant holders were allowed to exercise their warrants at an exercise price of $.08 per share. In connection with the reset, we issued 10,492,123 shares of common stock, and issued three-year warrants to purchase 10,492,123 shares of common stock at an exercise price $.15 per share, as well as three-year warrants to purchase 5,246,062 shares of common stock at an exercise price $.50 per share. We realized net cash proceeds of approximately $839,000 in the transaction. No placement agent fees were associated with this warrant reset.

As of March 31, 2006, we had cash and cash equivalents of approximately $19,000. Net cash used in operating activities during the three months ended March 31, 2006 totaled approximately $2,281,000, and capital expenditures totaled approximately $12,000. For the balance of 2006, we have no significant capital expenditure commitments. In connection with the financing which closed May 1, 2006 referred to above, we reduced our operating expenses and expect net cash used in operating activities for 2006 to be less than $9,000,000, which includes approximately $2,700,000 in PMA clinical trial project costs.

We are a development stage enterprise and, as such, our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt or equity financing. We have yet to generate a positive internal cash flow, and until meaningful sales of our product begin, we are totally dependent upon debt and equity funding.

In the event that we are unable to obtain debt or equity financing or we are unable to obtain financing on terms and conditions that are acceptable to us, we may have to cease or severely curtail our operations. These factors raise substantial doubt about our ability to continue as a going concern. So far, we have been able to raise the capital necessary to reach this stage of product development and have been able to obtain funding for operating requirements, but there can be no assurance that we will be able to continue to do so.

BUSINESS

Overview

Our company, DOBI Medical International, Inc., is a medical technology imaging company engaged in the business of developing and commercializing a new, non-invasive, and gentle means for the improved diagnosis of breast cancer through the detection of vascular changes (known as “angiogenesis”) associated with malignant tumors.

We are a development-stage company with no significant revenues to date. Our goal is to establish our ComfortScan® system as a new standard of breast imaging diagnostic care in the United States and international medical communities. We are in the process of seeking Premarket Approval from the FDA for our ComfortScan system as an adjunct to mammography. We have completed four of the five required steps in the PMA process, and anticipate submitting any updates to the first four modules and submit the pivotal PMA clinical trial research study of the fifth module.

Our PMA clinical trial protocol requires the enrollment of patients between the ages of 18 and 50 for the purpose of conducting a blinded read of 120 benign cases and 120 malignant cases comparing the diagnostic results achieved by a combination of ComfortScan and mammography against the diagnostic results of mammography alone, both comparing to biopsy results. Currently, we have enrolled more than 1,500 patients. We are in the process of examining the PMA patient scan data being collected in order to determine whether we have a sufficient number of sufficient acceptable malignant cases in order to conduct a blinded read in accordance with our PMA clinical trial protocol. When we have determined that we have a sufficient acceptable number of cases in order to conduct the blinded read, we will close enrollment and conduct a blinded read of the patient data in accordance with the PMA clinical trial protocol.

In January 2006, we released ComfortScan version 2.0. The Microsoft Windows®-based, ComfortScan 2.0 software suite consists of three individual elements, including ComfortScan acquisition software for patient data acquisition, ComfortNet™ software for image database management, and ComfortView™ software for image processing and display, allowing for reading and diagnostic interpretation by physicians. Sophisticated imaging processing and display capabilities make the image data available to physicians for reading in near real time, facilitating the diagnostic process. However, we need to improve diagnostic specificity as acondition to our PMA submission to the FDA.

In January 2006, we also completed our clinical study and blinded read of the clinical data in Beijing, China. Documentation of this study was submitted for review by the Chinese State Food and Drug Administration, China’s medical device approving authority. In March 2006, we met with a panel of independent physicians selected by the SFDA regarding our ComfortScan system and results of our clinical trials, and we have since submitted additional documentation to the SFDA for their consideration. After review by the SFDA, we expect that it will determine whether to grant approval for the sale of ComfortScan systems in China. However, we cannot assure you of this approval.

In April 2006, the Russian Federal Service of Health Care and Social Development Control granted our ComfortScan system approval for use in connection with the diagnosis of breast cancer for the Russian Federation pursuant to certificate number 2006/415. This approval extends for a 10-year period through April 2016.

We will continue to seek distribution alliances in international markets in order to seek local regulatory approval and to acquire patient scans for use in our research and development efforts.

The ComfortScan System

We are working to create a new means for the improved diagnosis of high risk and malignant breast disease through the identification of abnormal vascularization, or angiogenesis, associated with tumors. Our first application of the technology is our ComfortScan system, a gentle, noninvasive, and nonionizing (no x-ray radiation), optical imaging system designed to assist physicians when used with mammography in the identification and management of breast disease. The ComfortScan system is intended to achieve this by providing new, physiology-based (i.e., what is occurring within the tissue in near real-time) imagery of abnormal vascularization in the breast that is not readily available today and which may be associated with cancer development. The actual image acquisition of the DOBI® scan takes approximately one minute per breast. Our current suggested retail price for the ComfortScan system is $140,000. The ComfortScan system has the CE Mark and UL designations. DOBI Medical is a certified ISO 9001:2000, ISO 13485:2003 and CAN/CUS ISO 13485 company, which certificates have been awarded or renewed after periodic independent audits by TUV-USA, Inc, a European Union certifying registrar. ComfortScan 2.0 is DICOM 3.0 compliant and supports storage class, query/retrieve and worklist management. We currently sell ComfortScan systems to international distributors for installation at international clinical trial sites. The ComfortScan system is not yet commercially available in the U.S., as it is limited by U.S. law to investigational use as an adjunct to mammography until approved by the FDA, which cannot be guaranteed.

Reimbursement

In the United States and some international markets, healthcare providers that purchase medical equipment, such as the ComfortScan system, often rely on government and private third-party payers to reimburse much of the cost of the procedures for which the products are used. Therefore, decisions by third-party payers concerning reimbursement for use of our products are likely to affect the attractiveness and adoption by physicians and imaging clinics of our ComfortScan system. In the United States, the Centers for Medicare & Medicaid Services (formerly the Health Care Financing Administration), known as CMS, establishes guidelines for the reimbursement of healthcare providers treating Medicare and Medicaid patients. Under current CMS guidelines, varying reimbursement levels have been established for mammography and other imaging and diagnostic procedures. The actual reimbursement amounts are determined by individual state Medicare carriers and, for non-Medicare and Medicaid patients, by private insurance carriers. There are often delays between the reimbursement approvals by CMS and by a state Medicare carrier and private insurance carriers. Moreover, states as well as private insurance carriers may choose not to follow the CMS reimbursement guidelines. Many other countries are similarly affected by reimbursement policies adopted by foreign regulatory and insurance carriers.

We plan to educate these third-party payers about our ComfortScan system so that they will reimburse procedures that use our device. In seeking coverage, we intend to retain experts in the area of coverage of new technologies to develop a strategy for demonstrating to the third-party payers, including Medicare, state Medicaid agencies and private health insurers that coverage of our ComfortScan system is cost-justified and its benefits outweigh its comparatively low costs. We believe third-party payers could encourage usage of the ComfortScan system as a low-cost, low-risk procedure that will result in lower healthcare costs while improving overall patient care and save women’s’ lives.

We intend to implement the following strategy to gain coverage of the ComfortScan procedure as follows:

•	retain reimbursement specialists with expert knowledge and experience in federal, state and private payer reimbursement processes,

•	seek to obtain a Current Procedural Terminology, or CPT, code for our ComfortScan system, and

•	continue to conduct clinical trials and seek peer-reviewed papers for publication in medical journals.

We intend to enhance our relationships with a variety of important women’s health and breast cancer awareness groups and plan to actively educate those who can financially benefit from the use of our ComfortScan system such as health insurers, HMOs, managed care companies and physicians. We also have in place affiliations with a number of recognized scientific and academic research centers with research scientists in medical imaging and related disciplines. We have augmented these efforts with our attendance and participation over the past several years at various medical conferences such as Radiological Society of North America, American Association for Cancer Research , American Society for Clinical Oncology, and The Angiogenesis Foundation conferences.

Regulation

Our ComfortScan system is a medical device manufactured by us and subject to regulation by the FDA and, in many instances, by foreign governments. Under the Federal Food, Drug and Cosmetic Act, known as the FD&C Act, manufacturers of medical devices must comply with certain regulations governing the design, testing, manufacturing, packaging, servicing and marketing of medical devices.

The FDA generally must clear the commercial sale of new medical devices. Commercial sales of medical devices within the United States must be preceded by either a premarket notification filing pursuant to Section 510(k) of the FD&C Act or the granting of a premarket approval. The 510(k) notification filing must contain information that establishes the device to be substantially equivalent to a device commercially distributed prior to May 28, 1976. The premarket approval, or PMA, procedure involves a more complex and lengthy testing and review process by the FDA than the 510(k) premarket notification procedure and may require several years to obtain. Our ComfortScan system, since there is no substantially equivalent device commercially, must follow the more complex and more time-consuming PMA procedure. Since our light-based technology represents non-significant risk to the patient, we have obtained an investigational device exemption, known as an IDE, for our ComfortScan system from a local independent review board in order to conduct extensive clinical testing of our device to obtain the necessary clinical data for submission to the FDA. The FDA will thereafter only grant premarket approval if, after evaluating this clinical data, it finds that the safety and effectiveness of the product has been sufficiently demonstrated. This approval and subsequent labeling will set out the intended claims, uses, and any other conditions for marketing and selling our device in the United States. This premarket approval, if obtained, will permit us to begin marketing and sales efforts of our ComfortScan system as an adjunct to mammography to physicians, imaging clinics, and hospitals within the United States.

The ComfortScan system has the CE Mark and UL designations, and DOBI Medical is a certified ISO 9001:2000, ISO 13485:2003 and CAN/US 13485 company. We currently sell our ComfortScan system to international distributors for installation at international clinical trial sites. The ComfortScan system is not yet commercially available in the United States as it is limited by U.S. law to investigational use until approved by the FDA, which cannot be guaranteed. Our ComfortScan system is also subject to approval by certain foreign regulatory and safety agencies.

In April 2006, the Russian Federal Service of Health Care and Social Development Control granted our ComfortScan system approval for use in connection with the diagnosis of breast cancer for the Russian Federation pursuant to certificate number 2006/415. This approval extends for a 10-year period through April 2016.

Our manufacturing processes and facilities are subject to continuing review by the FDA and foreign governments or their representatives. Adverse findings could result in various actions against us, including withdrawal of approvals and product recall.

We cannot assure you that the FDA or foreign regulatory agencies will give the requisite approvals or clearances for our ComfortScan system on a timely basis, if at all. Moreover, after clearance is given, these agencies can later withdraw the clearance or require us to change the device or its manufacturing process or labeling, to supply additional proof of its safety and effectiveness, or to recall, repair, replace or refund the cost of the medical device, if it is shown to be hazardous or defective. The process of obtaining clearance to market products is costly and time-consuming and can delay the marketing and sale of our products.

As a manufacturer of medical devices, we are subject to additional FDA regulations as well as Federal, state and foreign regulations regarding the manufacture and sale of medical devices, which are subject to future change. We cannot predict what impact, if any, such changes might have on our business.

Distribution Network

Our form of distributor agreement generally provides that the distributor, in exchange for discounts against our suggested list price, will market, sell and service our ComfortScan system in its local territory and provide first line customer support. In addition, we require that the distributor purchase an initial ComfortScan system and install it in a clinical site for the purpose of conducting a local clinical trial to demonstrate its efficacy and, where applicable, obtain local government approval. We began to sell our investigational ComfortScan system as an adjunct to mammography in international markets at the end of 2004. We currently have distributors in Latin America, Europe and the Asia-Pacific regions, and we continue to recruit new international distributors in selected countries.

Competition

We are developing a new diagnostic technology based on angiogenesis. We are not aware of a similar breast imaging product in the marketplace, but we believe there are several breast imaging products under development utilizing diagnostic x-ray, magnetic resonance imaging, optical imaging, laser, thermal imaging, ultrasound and other technologies. As far as other products under development that we know of, we believe they are more expensive and are more time-consuming procedures than our ComfortScan system. The market for breast cancer detection equipment is extremely competitive, with both large, international diversified manufacturers, including Siemens, Toshiba, GE Medical Systems, Kodak, Philips, Imaging Diagnostic Systems, Hologic/Lorad, Advanced Research Technologies, and other entities that we may not be aware of who may be developing new or improved medical imaging devices. These companies, although competitors, may also be possible strategic partners for us.

Intellectual Property

We own a number of issued U.S. patents and international patents and have pending foreign patent applications covering a broad range of closely-related technologies. These include, among others:

•	Optical investigation of physiological components in the human body, methods for optical and acoustic diagnosis of internal organs, multimodal imaging capability, and

•	The soft breast holder mechanism.

We intend to file additional patent applications domestically and maybe also internationally as we continue to improve our existing technology, develop new releases and make advances to our ComfortScan system.

Employees

As of May 24, 2006, we have 31 full-time employees. We have experienced good employee relations and are not, and never have been, a party to a collective bargaining agreement.

Facilities

Our principal executive offices are located in approximately 12,000 square feet of office and assembly space at 1200 MacArthur Boulevard, Mahwah, New Jersey 07430. We have a five-year lease which expires on June 30, 2009, subject to renewal rights.

Legal Proceedings

In the ordinary course of business, we may become a party to legal or regulatory proceedings resulting from litigation, claims, or other disputes. There can be no assurance that one or more future actions, if they occur, would not have a material adverse effect on the business. Currently there is no material litigation threatened or pending matters involving us except for the following:

On April 15, 2005, we filed suit in the Supreme Court of the State of New York, County of New York, Index No. 601348/05, against Brian Vodicka, a former member of our board of directors, alleging breach of contract and breach of fiduciary duty and seeking specific performance and injunctive relief preventing the disclosure and requiring the return of certain confidential and proprietary documents. On July 11, 2005, the New York Supreme Court issued an order preliminarily enjoining Mr. Vodicka from using documents or information provided to Mr. Vodicka by us wrongfully and in violation of the confidentiality agreement between Mr. Vodicka and us and requiring the return of all confidential and proprietary documents held by Mr. Vodicka.  On March 29, 2006, the New York Supreme Court issued an order and judgment permanently enjoining Mr. Vodicka from using documents or information provided to him by us wrongfully and in violation of his confidentiality agreement and requiring the return of all confidential and proprietary documents still in his possession.

On July 13, 2005, Mr. Vodicka filed a complaint with the U.S. Occupational Safety and Health Administration of the Department of Labor, or OSHA, under the employee protection provisions of Title VIII of the Sarbanes-Oxley Act of 2002, or SOX, alleging that we had harassed him by filing the above-referenced New York lawsuit against him.  On September 9, 2005, the Secretary of Labor, acting through her agent, the Region VI Regional Administrator of OSHA, announced that she had investigated the complaint and determined that it had no merit, that it should be dismissed, and that there was no reasonable cause to believe that we had violated SOX.  Mr. Vodicka filed an appeal of these findings in the U.S. Department of Labor’s Office of Administrative Law Judges.  On December 23, 2005, a Labor Department administrative law judge granted our motion for summary judgment dismissing Mr. Vodicka’s OSHA complaint.  In doing so, the administrative law judge held that Mr. Vodicka’s argument that we had violated SOX by filing the New York lawsuit was “conclusory and unpersuasive.”  Mr. Vodicka has, in turn, appealed the administrative law judge’s decision to the Administrative Review Board of the Labor Department.  We share the views of the regional administrator and the administrative law judge that Mr. Vodicka’s allegations are without merit and intend to continue to vigorously defend against Mr. Vodicka’s claims.

On July 15, 2005, we were served with a complaint that had been filed in the United States District Court for the Western District of Texas on July 5, 2005 by Steve Aubrey and a group of other stockholders, many of whom are associated with Mr. Vodicka, alleging, among other things, that we and certain of our officers and directors, as well as two of our previous advisors, had violated federal and state securities laws and seeking damages, interest, and attorneys’ fees and costs.  On July 28, 2005, Mr. Vodicka himself filed a complaint against the same defendants in the same court containing substantially the same allegations and claims.  On September 24, 2005, we received an amended complaint consolidating the Aubrey and Vodicka suits.  On October 6, 2005, plaintiffs filed self-executing papers in the Western District of Texas voluntarily dismissing their claims without prejudice.  Shortly thereafter, several plaintiffs moved to withdraw or vacate their voluntary dismissals.  In addition, plaintiffs’ counsel petitioned the court to withdraw from the case.  Plaintiffs’ motions to withdraw or vacate their voluntary dismissals were denied and plaintiffs’ counsel’s motion to withdraw was dismissed as moot on November 28, 2005.  Mr. Vodicka’s counsel in the Western District of Texas thereupon withdrew from representing Mr. Vodicka and the other plaintiffs.  On December 27, 2005, Mr. Vodicka and several other plaintiffs represented by new counsel re-initiated litigation in the Western District of Texas alleging substantially the same allegations as to us and certain of our officers and directors as those contained in the prior complaint which had been dismissed without prejudice.   Defendants filed motions to dismiss the complaint in its entirety. In response to the defendants’ motions the Court granted plaintiffs permission to file one last amended complaint wherein plaintiffs could address the deficiencies detailed in defendants’ motions to dismiss.  On March 29, 2006, plaintiffs filed their amended complaint against us and some but not all of the individual officers and directors named in the December 2005 complaint. (The other officers and directors were voluntarily dropped from the litigation, as was one of our previous advisors.)  The plaintiffs have claimed that we and certain of our officers and directors made material omissions and/or misrepresentations and that this caused plaintiffs to privately purchase shares of our stock at allegedly artificially inflated prices. On April 12, 2006, the United States District Court for the Western District of Texas ruled that the March 29, 2006 version of the complaint now contained sufficient allegations to allow the case to proceed to the discovery phase.

We believe that the allegations are without merit and that they stem from plaintiffs’ dissatisfaction with the current market price of our stock.  We intend to continue to vigorously defend against plaintiffs’ claims.  However, we are unable to predict the outcome of the claims and, accordingly, no amounts have been provided for in the financial statements.

A dispute has arisen between us and one of our insurance carriers, North River Insurance Company, concerning the carrier’s duty to defend and indemnify us and our officers and directors in connection with litigation matters. Due to conflicting positions taken by North River regarding the scope of its contractual coverage obligations, we have initiated an action in the Superior Court of the State of New Jersey to compel North River to defend and indemnify us and our officers and directors in accordance with our insurance policy. The action against North River is in its early stages, and we are, accordingly, unable to predict the outcome of the matter.

MANAGEMENT

Executive Officers and Directors

The following table shows the positions held by our board of directors and executive officers, and their ages as of May 24, 2006:

Name	Age	Position
Robert B. Machinist	53	Chairman of the Board
Steve M. Barnett	64	Vice Chairman of Operations and Director
Michael R. Jorgensen	53	Interim Chief Executive Officer and Chief Financial Officer
David H. Clarke	64	Co-Founder and Director
Brad Baker	46	Director
William Li, M.D.	43	Director
Webb W. Turner	68	Director

Robert B. Machinist became a director of DOBI Medical Systems in October 2003 and became a member of our board in December 2003. Mr. Machinist has served as Chairman, CEO, and managing partner of MB Investment Partners in New York since August, 2004. From March 2002 through January 2006, he was a managing partner of M Capital, LLC, a private equity investment firm based in Rye, New York. From November 1998 to December 2001, Mr. Machinist served as Managing Director and Head of Investment Banking for the Bank of New York and its Capital Markets division. Mr. Machinist received a B.A. degree from Vassar College and did graduate work at the Weizmann Institute in Rehovot, Israel. He is the Chairman of the American Committee for the Weizmann Institute of Science and a member of its International Board of Governors. Mr. Machinist is also a member of the board of directors of Traffix, Inc., a NasdaqNM on-line marketing and advertising company, as well as a member of the board of directors of Deerfield Triarc Capital Corp.

Steve M. Barnett joined our board of directors in April 2005 and became our non-executive Vice Chairman of Operations in May 2006. He is an investor in, as well as an advisor to senior management of, marketing, manufacturing and distribution companies on improving operations. For more than two decades, Mr. Barnett has been President and Chairman of CDC, Inc. whose principal activity is the acquisition and management of small- to mid-sized manufacturing and distribution companies. Since April 2000, Mr. Barnett has served as a Director and Chairman of the Audit Committee of UCN, Inc., a technology-based telephone company specializing in automated call distribution and call-center management, including a wide range of long distance, data transmission and related communication services. In addition, since October 2004, Mr. Barnett has served as a Director of Medis Technologies Ltd., a company specializing in advanced technology regarding unique fuel cell power packs for portable electronic devices. Mr. Barnett has also served as an advisor to senior management of Grayhill, Inc., a manufacturer of electrical systems, since May 1993, and Joseph A. Freed & Associates, a national real estate development company, since June 1998. He has been a Director of Bank Leumi USA since October 2001. He has also served as Vice-Chairman of the Board and Director of Chicago’s Jewish Federation since 1997 and as a member of the Board of Governors for the Reconstructionist Rabbinical College since 2003. Mr. Barnett received a J.D. degree from the University of Chicago Law School and holds a bachelor’s degree in Chemistry and Biology from Carleton College.

Michael R. Jorgensen became Executive Vice President and Chief Financial Officer of DOBI Medical Systems in February 2003, our Executive Vice President and Chief Financial Officer in December 2003 following the completion of our reverse merger and our interim Chief Executive Officer ( as well as Chief Financial Officer) in May 2006. In February 1997, he joined AXS-One, Inc., a multinational financial software company, as Executive Vice President and Chief Financial Officer, Treasurer and Secretary and became its Executive Vice President, North America, in March 2001 and Executive Vice President, Chief Administrative Officer in June 2001 until February 2003.

David H. Clarke is a co-founder of DOBI Medical and became a member of our board in December 2003. Mr. Clarke had been a director of DOBI Medical Systems since December 1999. Mr. Clarke is the controlling stockholder of Lake Worth Ventures, Inc., which was the largest stockholder of DOBI Medical Systems and, as a result of the merger, is our largest single stockholder. Since 1995, Mr. Clarke has been the Chairman and Chief Executive Officer of Jacuzzi Brands, Inc, a New York Stock Exchange-listed company. Prior to joining Jacuzzi Brands, Mr. Clarke was Deputy Chairman and Chief Executive Officer of Hanson Industries, Inc., as well as Vice Chairman of Hanson plc. Mr. Clarke also serves on the Board of Fiduciary Trust Company International and serves as an Advisory Director for Sterling Financial Group of Companies, Inc., an investment banking firm which served as the placement agent in the private placement which we completed in connection with the reverse merger and served DOBI Medical Systems as placement agent in four previous private placements. Mr. Clarke also serves on the board of United Pacific Industries Limited, a manufacturing company listed on the Hong Kong stock exchange.

Brad Baker joined the DOBI Medical Systems board of directors in October 2003 and became a member of our board in December 2003. From April 2000 to February 2002, Mr. Baker served as head of the online division of Sterling Financial Investment Group, an investment company banking firm which served as the placement agent in the private placement which we completed in connection with the merger. From September 1989 to January 1990, Mr. Baker served as Corporate Secretary and one of four members of the Executive Board of the Resolution Trust Corporation Oversight Board, a federal agency formed to restructure and reorganize the thrift industry. In 1988 to 1989, Mr. Baker served as a White House Fellow.

William Li, M.D. joined the DOBI Medical Systems board of directors in October 2003 and became a member of our board in December 2003. Dr. Li is also a member of our Scientific Advisory Board. Dr. Li is a co-founder of the Angiogenesis Foundation in Cambridge, Massachusetts, of which he has been the President since April 2000 and Medical Director since December 1994. Dr. Li has extensive expertise in the field of angiogenesis and its therapeutic development and clinical applications. He trained with Dr. Judah Folkman, who pioneered the field of angiogenesis research. Through the Angiogenesis Foundation, Dr. Li has worked in association with the National Institutes of Health, and other major governmental and academic institutions, and industry leaders on angiogenesis-related programs. Dr. Li received his M.D. degree from University of Pittsburgh School of Medicine. He completed his clinical training in internal medicine at the Massachusetts General Hospital in Boston. Dr. Li has also served on the faculties of Harvard Medical School, Tufts University School of Veterinary Medicine and Dartmouth Medical School.

Webb W. Turner joined the DOBI Medical Systems board of directors in June 2000 and became a member of our board in December 2003. Mr. Turner is the Chairman of the Board of Dynamics Imaging, Inc. Since November 2003, Mr. Turner has been self employed as a financial consultant. From July 2003 to October, 2003, Mr. Turner was Senior Area Manager for International Profit Associates, a Chicago-based management consulting firm. From September 1998 to May 2001, Mr. Turner was a consultant with Spencer Trask & Company, an investment banking firm. Mr. Turner has over 15 years’ experience with investment banking firms, and 17 years’ as the chief executive officer and chief financial officer of seven furniture manufacturing companies. Mr. Turner holds an A.B. degree in economics from Duke University.

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

In connection with the engagement of Sterling Financial Investment Group, Inc. as placement agent in two private placements of DOBI Medical Systems securities in 2000 and 2001, we agreed to nominate one person designated by Sterling Financial to our board of directors so long as stockholders introduced to us by Sterling Financial own at least 10% of all our outstanding equity securities. Mr. Baker is the current director designee of Sterling Financial.

Each director holds office until our next annual meeting of stockholders or until his death, resignation or removal, if earlier.

Significant Employees

Our other significant employees include:

Sal Lucia, 55, joined us as Director, Operations, in December 2003. Mr. Lucia was a private consultant from September 2002, and from 1994 to September 2002, he served as Director of Operations for Lorad, a subsidiary of Hologic Corporation, a medical device imagining where he directed manufacturing operations. Prior to this, he held management positions with several industry leading firms, including Unimation, a division of Westinghouse. Mr. Lucia has over 20 years’ operational experience in the medical imaging and capital equipment industries. He holds a B.A. degree in economics from Clemson University and is past president and current board member of the National Association of Purchasing Management, Seven Counties Affiliate.

Frank M. Puthoff, 60, joined DOBI Medical Systems as General Counsel in February 2003 and became our General Counsel and Secretary in December 2003. Mr. Puthoff was Executive Vice President, Chief Legal Officer and Secretary of ProxyMed, Inc., a healthcare claims electronic transaction NasdaqNM public company, from 1996 to 2001. From 1994 to 1996, he was Vice President, General Counsel and Secretary for Miami Subs Corporation, a NasdaqNM public company. Prior to this, he held executive positions with Ground Round Restaurants, Inc. a NasdaqNM public company and an affiliate of Hanson PLC, PepsiCo, Inc. and Marriott Corporation. He holds a B.A. degree in Philosophy from Borromeo College, a J.D. degree from the University of Toledo, and an M.A. degree from Barry University. He is a licensed attorney in Ohio, New Jersey, and the District of Columbia.

A. Robert Sohval, Ph.D., 56, joined us as Vice President, Research and Development in March 2004. Dr. Sohval has worked in the diagnostic imaging industry for more than 25 years and has held executive leadership positions in several private and public companies. Dr. Sohval has been involved in system design and product development of innovative digital radiography detectors, advanced breast imaging systems, and high performance CT scanners, and holds 10 patents in medical imaging. He received a B.S. degree and Ph.D. in Physics from Massachusetts Institute of Technology and has completed the Advanced Management Program at the Harvard Business School.

John Kerr Spencer, 54, joined us as Vice President, Sales and Service in February 2006. Mr. Spencer was a Marketing and Business Development Associate of W.L. Gore and Associates from April 2005 to February 2006. From September 2004 to March 2005, he was Executive Vice President of Sales for Microsulis, a dielectric ablation company. Prior to this he was Senior Vice President of Marketing and Sales for Terason, a division of Teratech, an imaging company, from 1999 to 2004. He holds a B.A. degree from the University of North Carolina at Chapel Hill and a postgraduate medical imaging degree from Bowman Gray School of Medicine.

Sue H. Abreu, M.D., FACNP, 50, joined us as Senior Medical Advisor in January 2006 and also served as a consultant to us in 2005. Dr. Abreu is an engineer and physician who specializes in imaging product development, professional services and organizational management. In 2002, she retired from the U.S. Army Medical Corps after rising to the rank of colonel and serving as the nuclear medicine consultant to the Army Surgeon General. She has been active in multiple professional organizations (the Society of Nuclear Medicine, the American Society of Nuclear Cardiology and the American College of Radiology), including serving as president of the American College of Nuclear Physicians in 2001. She is currently on the Board of Directors of the Intersocietal Commission for the Accreditation of Nuclear Medicine/Cardiology Laboratories. She received a B.S. degree in Biomedical Engineering from Purdue University and her M.D. from the Uniformed Services University of the Health Sciences.

Board Committees

Audit Committee. The Audit Committee of our board of directors consists of Brad Baker, Chairman, and Robert Machinist and Steve Barnett as committee members. The board determined that Mr. Baker and Mr. Barnett each are “financially sophisticated” and an “audit committee financial expert,” as those terms are defined by the American Stock Exchange, or Amex, Section 121 of its Company Guide and by Regulation S-B of the Securities Exchange Act of 1934, respectively. Our Audit Committee is composed of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment and who possess an understanding of financial statements and generally accepted accounting principles. Thus, each member is an “independent” director, as that term is defined by Amex and by the regulations of the Securities Exchange Act of 1934. Pursuant to our Audit Committee Charter, which is filed as Exhibit 1 to our 2005 Proxy Statement, our Audit Committee’s Charter specifies the scope of the Audit Committee’s responsibilities and the means by which it carries out those responsibilities; the outside auditor’s accountability to the board and the Audit Committee; and the Audit Committee’s responsibility to ensure the independence of the outside auditors, including their recommendations to improve the system of accounting and internal controls.

Compensation Committee. The Compensation Committee of the board of directors consists of Webb Turner, Chairman, William Li, M.D. and Steve Barnett as committee members. Pursuant to our Compensation Committee Charter, which is filed as Exhibit 99.2 to the 2003 Annual Report, our Compensation Committee is responsible for reviewing and approving the salary and benefits policies, including compensation of our Chief Executive Officer and our other executive officers. Our Compensation Committee also administers the 2000 Stock Incentive Plan as adopted and assumed by us, and recommends and approves grants of stock options under that plan. Mr. Turner, Dr. Li and Mr. Barnett are, in the opinion of our board of directors, “independent” directors, as that term is defined under Amex rules and by the regulations of the Securities Exchange Act of 1934.

Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee was formed in October, 2004 and consists of Brad Baker, Chairman, and Robert Machinist as committee member. Pursuant to our Nominations and Corporate Governance Committee Charter, which is filed as Exhibit 99.1 to our 2004 Annual Report, our Nominations and Corporate Governance Committee is responsible for board member qualification and nomination to the full board as well as matters relating to corporate governance. Both Mr. Baker and Mr. Machinist are, in the opinion of our board of directors, “independent” directors, as that term is defined under Amex rules and by the regulations of the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the year ended December 31, 2005, all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with, except for Lake Worth Ventures, Inc. (two late filings).

Codes of Ethics

Our Code of Ethics for the CEO and Senior Financial Executives and Code of Business Conduct and Ethics were filed as Exhibits 14.1 and 14.2 to our 2003 Annual Report and has been posted on our website www.dobimedical.com.

Executive Compensation

The following table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered to us by our Chief Executive Officer and all other executive officers in such years who received or are entitled to receive remuneration in excess of $100,000 during the stated periods:

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($) (1)	Long Term Awards Securities Underlying Options/SARs

Phillip C. Thomas Former Chief Executive Officer (2)	2005 2004 2003	260,000 248,462 210,888	— — 12,231	125,000 — —	75,000 — 75,000

Michael R. Jorgensen (3) Interim Chief Executive Officer and Chief Financial Officer	2005 2004 2003	200,000 200,000 179,428	48,325 — 10,962	— — —	— 250,000 387,500

Robert Sohval (4) Vice President Research and Development	2005 2004 2003	200,000 186,539 —	— 50,000 —	— — —	— 500,000 —

(1)
Other compensation does not include the cost for health and welfare benefits received by the above-named officers. The aggregate amounts of such personal benefits did not exceed the lesser of $50,000 of 10% of the total annual compensation of such officer, other than Mr. Thomas who was paid $125,000 after the completion of the March 30, 2005 financing, pursuant to the terms of his employment agreement.

(2)	Mr. Thomas resigned as our Chief Executive Officer effective April 28, 2006.

(3)	Mr. Jorgensen joined us as a consultant in November 2002 and became an employee in February 2003.

(4)	Dr. Sohval joined us in March 2004.

Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on. We pay each non-employee director a retainer fee of $1,000 per quarter, plus a participation fee of $500 for each regular and/or special meeting of the board of directors. We also pay a committee participation fee of up to $250 for each meeting of a committee of the board. In addition, Mr. Machinist receives $3,500 per month as Chairman of the Board. We will also reimburse each director for reasonable accommodations, coach travel and other miscellaneous expenses relating to each director’s attendance at board meetings and committee meetings promptly upon submission of actual receipts to the Chief Financial Officer and approval by the Chairman of the Board and/or the Chief Executive Officer.

Non-employee directors new to the board are awarded an incentive grant of an option to purchase 250,000 shares of our common stock. Thereafter, upon appointment each new committee chair will receive an initial grant of 50,000 shares. Upon each subsequent annual stockholders’ meeting in which a director has been reelected, each non-employee director will be awarded an option to purchase 25,000 shares. Upon reappointment, each committee chairman will be awarded an option to purchase 25,000 shares, and the Chairman of the Board will be granted an option to purchase 75,000 shares. In March 2006, Robert B. Machinist, our Chairman of the Board, was awarded a stock option to purchase 1,500,000 shares of our common stock and Steve M. Barnett, our Vice Chairman of Operations and a director, was awarded a stock option to purchase 2,500,000 shares of our common stock, each vesting immediately. On May 1, 2006, all of our stock options issued to our directors and employees were repriced with new exercise prices per share as follows: 50% at $.08 per share, 25% at $.14 per share and 25% at $.20 per share. All such option awards are non-qualified and have an exercise price equal to the fair market value of the common stock, based on the closing price at the end of trading on the date of the award, vest on the first anniversary date of the grant if the director has continued to serve until that date (except as otherwise set forth above), and have a term of five years from the date of award. These options are for our common stock under the same terms as indicated above, subject to any adjustments as may be necessary. Other terms and conditions of the option grants are on the standard terms and conditions as option grants to employees.

Our Compensation Committee reviews director compensation plan annually, and adjusts it according to then current market conditions and good business practices.

Options/SAR Grants in Fiscal Year Ended December 31, 2005

During 2005, we granted stock options under the DOBI Medical 2000 Stock Incentive Plan to purchase 2,606,500 shares of common stock, including the options described in the table below.

Name	Number of Securities Underlying Options/ SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration
	(#)		($/Sh)
Phillip C. Thomas Former Chief Executive Officer (1)	75,000	2.9	0.66	5/28/06
Michael R. Jorgensen Interim Chief Executive Officer and Chief Financial Officer	0	—	—	—
Robert Sohval Vice President Research and Development	0	—	—	—

(1)	Mr. Thomas resigned as our Chief Executive Officer effective April 28, 2006.

Aggregated Option/SAR Exercises in Fiscal Year Ended December 31, 2005 and Fiscal Year End Option/ SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year End Exercisable/Unexercisable
	(#)	($)	(#)	($)
Phillip C. Thomas Former Chief Executive Officer (1)	0	0	296,250 / 81,250	0 / 0
Michael R. Jorgensen Interim Chief Executive Officer and Chief Financial Officer	0	0	256,250 / 381,250	0 / 0
Robert Sohval Vice President Research and Development	0	0	125,000 / 375,000	0 / 0

(1)	Mr. Thomas resigned as our Chief Executive Officer effective April 28, 2006.

Employment Agreements

On April 18, 2006, Phillip C. Thomas, our former President, Chief Executive Officer and member of our board of directors, entered into a separation agreement with us pursuant to which he agreed to voluntarily resign as our President and Chief Executive Officer and a member of our board of directors, effective as of April 28, 2006. Pursuant to the separation agreement, we agreed to pay Mr. Thomas, following the effective date of his resignation, a total amount of $260,000, at the rate of $13,333 per month, and to continue to pay insurance premiums for Mr. Thomas and his spouse until such time as the separation amount is paid in full. The separation agreement also includes mutual releases by Mr. Thomas and us, and Mr. Thomas’ agreement that he will not compete with us or solicit our clients for two years or solicit our employees for one year after his resignation, or disclose our proprietary information at any time. Mr. Thomas’ previous employment agreement with us was terminated upon his resignation.

All our other employees are employees at will under law, most of whom would receive separation pay if terminated without cause ranging from one month to 12 months. Separation pay would not be deemed to be material. In November 2004, our board of directors approved a resolution providing that upon a change of control event of our company (as defined in our 2000 Stock Incentive Plan), all options issued pursuant to that plan will immediately vest.

Stock Incentive Plan

Our 2000 Stock Incentive Plan, as amended December 10, 2003, was approved by a written consent of the holders of a majority of our outstanding common stock. In connection with our 2003 reverse merger transaction, Lions Gate adopted and assumed all of DOBI Medical Systems’ obligations under its 2000 Stock Incentive Plan and increased the number of shares issuable under stock option grants to 11,535,408 shares. As of May 24, 2006, there were outstanding stock options to purchase 10,262,000 shares of our common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the number of shares of our common stock beneficially owned on May 24, 2006 by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees.  Subject to any applicable community property laws, the persons or entities named in the table above have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Except as otherwise set forth below, the address of each of the persons listed is c/o DOBI Medical International, Inc., 1200 MacArthur Boulevard, Mahwah, New Jersey 07430.

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned (1)
Lake Worth Ventures, Inc. c/o Mr. David H. Clarke 777 South Flagler Drive - Suite 1100 West Palm Beach, FL 33401	18,407,202		20.7%
David H. Clarke 777 South Flagler Drive Suite 1112 West Palm Beach, FL 33401	21,231,052	(2)	23.8%
Brad Baker	363,000		*
Steve M. Barnett	3,596,428		4.5%
William Li, M.D.	344,500		*
Robert M. Machinist	2,635,189		3.3%
Webb W. Turner 400 East 50th Street New York, NY 10022	2,964,003	(3)	3.8%
Michael R. Jorgensen	759,375		*
Martin Solomon 1643 Brickell Ave. Suite 4902 Miami, FL 33129	6,347,728	(4)	8.1%
Basso Entities (5) 1266 S. Main Street, 4th Floor Stamford, CT 06902	8,107,951		9.9%
All directors and executive officers as a group (7 persons)	30,464,975		36.1%

*	Less than 1% of outstanding shares.
(1)
Based upon 76,902,721 shares of common stock outstanding on May 24, 2006, as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, this includes shares owned by a spouse, minor children and any entities owned or controlled by the named person. It also includes shares that any named person has the right or option to acquire within 60 days of the date of this prospectus. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Includes 6,507,721 shares of common stock and convertible debentures, warrants and series A preferred stock convertible or exercisable into 10,470,909 shares of common stock owned by Lake Worth Ventures, Inc., 19,500 shares of common stock owned by affiliates of Lake Worth Ventures, which are controlled by David H. Clarke, and stock options to purchase 348,750 shares of common stock granted to David H. Clarke.

(3)	Includes 2,600,003 shares of common stock owned by Dynamics Imaging, Inc. Mr. Turner is the Chairman of the Board of Dynamics Imaging, Inc.
(4)	Includes 2,231,818 shares of common stock and warrants to purchase 729,546 shares of common stock owned by Haslemere Partners LTDA, of which Mr. Solomon is the general partner.
(5)
Basso Capital Management, L.P., or Basso, is the Investment Manager to each of Basso Multi-Strategy Holding Fund Ltd., Basso Fund Ltd. and Basso Private Opportunities Holding Fund Ltd. (collectively, the Basso Entities). Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over the securities held by each fund. The Basso Entities beneficially own a total of 8,107,951 shares or 9.99% of the shares listed in note 1 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have no policy with respect to entering into transactions with members of management or affiliated companies. Any non-arm’s length transaction we consider will be reviewed and voted on by disinterested members of our board of directors and be in accordance with our certificate of incorporation, by-laws and Delaware law.

SELLING STOCKHOLDERS

Description of May 2006 Private Placement

On April 28, 2006, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue convertible debentures in the aggregate face or principal amount of $6,000,000, or $5,250,000 in aggregate cash subscription amount reflecting a 12.5% original issue discount, half of which subscriptions were funded on May 1, 2006, and the other half will be funded shortly following the effective date of the registration statement of which this prospectus is a part. We also entered into a Security Agreement, dated as of April 28, 2006, pursuant to which the debentures are secured by all of our assets, including our intellectual property. Monthly principal payments equal to 1/12th of the original principal amount of the debentures begin on August 28, 2006, and are payable in cash or in shares of common stock based on a 15% discount to the daily volume weighted average price of our common stock for the ten trading days immediately preceding the payment date, provided such shares have been previously registered.

The debentures have a term of 16 months and come fully due on August 28, 2007. The debentures are convertible at the option of the holder at any time and from time to time into shares of our common stock at a conversion price equal to the lower of $.08 per share of our common stock (initially 75,000,000 shares of our common stock), or 80% of the five-day volume weighted average price of the shares prior to conversion, but in no event less than $.02 per share. We have the right to give holders written notice requiring them to convert all or any portion of their debentures into common stock if (i) the closing price of our common stock exceeds 250% of the conversion price then in effect on each of the 20 consecutive trading days ending no more than five trading days before the date that such notice is given, (ii) the average daily trading volume for our common stock during the trading period exceeds 600,000 shares and (iii) the shares of common stock into which the debentures are convertible have been registered. The purchasers agreed not to convert their debentures or exercise their warrants, and we will not be permitted to require a mandatory conversion, to the extent such conversion, exercise or issuance would result in beneficial ownership of more than 9.99% of our outstanding shares at such time. In the event that we issue common stock in an equity financing at a price less than the then-current conversion price, the conversion price shall be immediately adjusted to the price at which such common stock was issued, subject to certain exempt issuances.

Events of default under the debentures include:

•	failure to pay principal on any debenture when due,

•	failure to pay any liquidated damages on any debenture after a period of three trading days,

•	failure to perform other covenants under the debentures that are not cured by the earlier of seven trading days after notice by holders or 15 trading days after we are aware of such default,

•	default under the other financing documents that is not cured by the earlier of five trading days after notice or ten trading days after we are aware of such default,

•	any representation or warranty under the financing documents that is untrue or incorrect in any material respect,

•	certain events of bankruptcy or insolvency of ours or any significant subsidiary,

•	any default by us or our subsidiary under any instrument in excess of $150,000 that results in such obligation becoming due and payable prior to maturity,

•	our becoming party to a change of control transaction, or disposing of greater than 33% of our assets or redeeming more than a de minimus number of outstanding equity securities,

•
failure by us to have the registration statement of which this prospectus is a part covering the resale of oue common stock issuable upon the conversion of the debentures and exercise of the warrants declared effective by the SEC on or before October 28, 2006,

•
if, during the effectiveness period of the registration statement, the effectiveness of the registration statement lapses for any reason or the holders shall not be permitted to resell registrable securities under such registration statement, in either case, for more than 30 consecutive trading days or 60 non-consecutive trading days during any 12-month period, subject to certain limited exceptions, and

•	failure to deliver common stock certificates to a holder prior to the fifth trading day after a debenture conversion date.

Upon an event of default, the outstanding principal amount of the debentures plus all accrued and unpaid interest shall become immediately due and payable to the holders of the debentures.

The debentures contain various covenants that limit our ability to:

•	incur additional indebtedness, other than permitted indebtedness as defined in the debenture,

•	incur specified liens, other than permitted liens as defined in the debenture,

•	amend our certificate of incorporation or by-laws in a material adverse manner to the holders, or

•	repay or repurchase more than a de minimus number of shares of common stock.

As part of the financing, we have agreed to be bound by the following covenants:

•
not to issue shares of common stock or other securities convertible or exercisable into common stock in a financing transaction until 90 days after the effective date of the second registration statement,

•
not to undertake a reverse or forward stock split or reclassification of the common stock until the one-year anniversary of the effective date of the second registration statement, without the consent of a majority in interest of the holders,

•
to hold a special or annual meeting of stockholders at the earliest practicable date for the purpose of amending our certificate of incorporation to increase the number of authorized shares of common stock, and

•	to reduce our consolidated monthly operating loss to specified levels through December 31, 2006.

Pursuant to the Securities Purchase Agreement, we also issued three series of common stock purchase warrants. The series A and series B common stock purchase warrants are exercisable until April 28, 2009 to purchase initially up to 112,500,000 shares of our common stock, 75,000,000 shares at an exercise price of $.15 per share and 37,500,000 shares at an exercise price of $.50 per share. These warrants contain provisions to adjust the exercise prices in the event that we issue common stock in a financing transaction at a price less than the then applicable exercise prices, in which case the exercise prices shall be reduced to the price at which such common stock was issued. The series C common stock purchase warrant is exercisable until the earlier of (i) the later of December 31, 2006 or the one-month anniversary of the effective date of the registration statement of which this prospectus is a part or (ii) May 28, 2007, to purchase up to 75,000,000 shares of our common stock at an exercise price of $.08 per share. All of the warrants may be exercised on a cashless basis under circumstances in which a registration statement is not then effective. The series A and series C common stock purchase warrants are callable in the event our common stock trades at $.50 and $.20 per share, respectively, for 20 consecutive trading days.

The financing was completed through a private placement to unaffiliated institutional accredited investors and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the Registration Rights Agreement, dated as of April 28, 2006, we agreed to file a first registration statement on or before May 28, 2006, covering the resale of the shares issuable to the Purchasers upon conversion of the debentures and exercise of the series C common stock purchase warrants, and a second registration statement covering the resale of the securities issuable upon exercise of the series A and series B common stock purchase warrants. The Registration Rights Agreement provides for liquidated damages for any failure to timely file or obtain an effective registration statement. In addition, for nine months following the effectiveness of the second registration statement, the holders of the debentures have the right to participate in our future equity or equity-linked financings, subject to certain exempt issuances.

Executive officers, directors and 10% or greater stockholders agreed not to publicly sell any of their shares for six months after the effective date of the first registration statement.

In connection with consummating the financing pursuant to the Securities Purchase Agreement, we have paid or will pay fees to C.E. Unterberg, Towbin LLC, acting as our exclusive placement agent, of $367,500.

The net proceeds of the financing are being used by us for working capital and general corporate purposes with an emphasis on the completion of our clinical trial research study and PMA application to the FDA, and international sales and marketing efforts.

Description of the Warrant Reset

Simultaneous with the May 2006 private placement, we closed a warrant reset which was offered to all pre-existing warrant holders. Participating warrant holders were allowed to exercise their warrants at a exercise price of $.08 per share (reduced from the warrants’ stated exercise price). For each existing warrant that was exercised at $.08 per share pursuant to the reset, we issued (i) a new common stock purchase warrant for the same number of shares as the existing warrant was exercised for with an exercise price of $.15 per share and (ii) a new common stock purchase warrant for one-half the number of shares as the existing warrant was exercised for with an exercise price of $.50 per share.

In connection with the warrant reset, we issued 10,492,123 shares of common stock, and issued warrants to purchase 10,492,123 shares of common stock at an exercise price $.15 per share as well as warrants to purchase 5,246,062 shares of common stock at an exercise price $.50 per share. All the newly-issued warrants are three-year warrants. We realized net cash proceeds of approximately $839,000 in the transaction. No placement agent fees were associated with this warrant reset. Pursuant to a registration rights agreement, we agreed to file the registration statement of which this prospectus is a part covering the resale of the shares issuable upon exercise of the warrants issued in the reset.

Selling Stockholder Table

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of May 24, 2006,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Except as noted below, none of the selling stockholders are members of the National Association of Securities Dealers, Inc.

Beneficial ownership is determined under the rules of the U.S. Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after May 24, 2006. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Alpha Capital Aktiengesellschaft (5)	15,635,399	10,714,285	4,921,114	6%
Norman Antin (6)	232,699	108,000	124,699	*
Andrew Arno (7)	125,000	75,000	50,000	*
Elizabeth Arno (8)	62,500	37,500	25,000	*
Andrew Arno ACF Jesse Arno UGMA (9)	62,500	37,500	25,000	*
Andrew Arno ACF Matthew Arno UGMA (10)	62,500	37,500	25,000	*
Ashton Partners, LLC (11)	1,299,999	892,857	407,142	*
Aspira Capital Management, L.P. (12)	300,000	300,000	-	*
Banco BSN Banif, S.A. (13)	58,070	34,842	23,228	*
Steve M. Barnett (14)	3,596,428	642,857	2,953,571	4%
Basso Fund Ltd. (15)	8,750,000	6,250,000	2,500,000	3%
Basso Multi-Strategy Holding Fund Ltd. (16)	20,696,749	11,607,143	9,089,606	11%
Basso Private Opportunities Holding Fund Ltd. (17)	7,578,249	4,464,285	3,113,964	3%
Moshe Bernstein and Judith Bernstein JTTEN (18)	25,000	15,000	10,000	*
Blackwood Associates Inc. (19)	1,249,999	892,857	357,142	*
Blackwood Associates Pension Plan (20)	1,249,999	892,857	357,142	*
Lawrence S. Blumberg (21)	450,000	150,000	300,000	*
Mody K. Boatright - Retirement Acct (22)	42,310	22,500	19,810	*
Mody and Frances Boatright (23)	43,650	22,500	21,150	*
Mody K. Boatright (24)	33,511	18,750	14,761	*
Robert L. Bonitz and Ann Bonitz (25)	14,147	7,500	6,647	*
David Boyer (26)	200,000	120,000	80,000	*
Delaware Charter FBO David Boyer IRA (27)	62,500	37,500	25,000	*
Frank H. Brenton (28)	87,500	37,500	50,000	*
Bristol Investment Fund, Ltd. (29)	10,000,000	7,142,858	2,857,142	4%
Cabernet Partners, LP (30)	1,625,000	1,075,000	550,000	*
Gregory M. Castaldo (31)	1,250,000	892,858	357,142	*
CE Unterberg Towbin (32)	2,000,000	1,260,000	740,000	*
C.E. Unterberg, Towbin Capital Partners I, LP (33)	1,950,000	1,110,000	840,000	1%
Chardonnay Partners, LP (34)	1,625,000	1,075,000	550,000	*
Chestnut Ridge Partners, LP (35)	7,499,999	5,357,143	2,142,856	3%
William W. Collins and Ann Y. Collins, JT/WROS (36)	187,456	93,750	93,706	*
Fredric Colman (37)	1,060,318	486,251	574,067	*
Aldo Comuzzi (38)	14,375	8,625	5,750	*
Richard S. Crane (39)	79,769	41,250	38,519	*
Cranshire Capital, LP (40)	21,125,001	14,660,715	6,464,286	8%
Charles A. DeBare (41)	62,500	37,500	25,000	*

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Mary A. DeBare (42)	125,000	75,000	50,000	*
Decoy Investments Ltd (43)	157,500	67,500	90,000	*
Franklin Del Rio and Felipe Pimentel (44)	35,367	18,750	16,617	*
Double Eagle Trust #2 (45)	157,500	67,500	90,000	*
David Noah Dubrow (46)	165,000	75,000	90,000	*
Enable Growth Partners LP (47)	19,005,000	13,575,000	5,430,000	7%
Enable Opportunity Partners LP (48)	2,714,999	1,939,285	775,714	1%
Joseph A. Ens Jr. / Defined Benefit Plan (49)	231,250	138,750	92,500	*
Shirley A. Ens (50)	31,250	18,750	12,500	*
David R. Falk (51)	58,511	33,750	24,761	*
Delaware Charter C/F Neal J Fink IRA % (52)	62,500	37,500	25,000	*
Neal J. Fink Trustee, Adele S Fink Trust No 2 (53)	72,767	37,500	35,267	*
Jeffrey M. Gallups (54)	1,474,999	967,857	507,142	*
Robert A. Gonos & Jane S. Gonos (55)	1,249,999	892,857	357,142	*
Leonard Grossman (56)	89,228	37,500	51,728	*
James Eric Hanson (57)	125,000	75,000	50,000	*
John W. Hardy (58)	97,114	56,250	40,864	*
Haslemere Partners (59)	2,961,364	729,546	2,231,818	3%
Caroline M. Hirschfeld (60)	225,000	75,000	150,000	*
Richard A. and Donna C. Hoefer JT (61)	427,463	225,000	202,463	*
Delaware Charter Guarantee & Trust Co Custodian FOB Richard Hoefer IRA (62)	140,919	60,000	80,919	*
Jeanie L. Hoh TTEE, Hoh Marital Trust DTD 6/20/97 (63)	62,500	37,500	25,000	*
Dennis Holman (64)	124,540	52,500	72,040	*
Insignia Partners, LP (65)	2,250,001	1,435,715	814,286	1%
Iroquois Capital, LP (66)	625,000	375,000	250,000	*
Iroquois Master Fund Ltd (67)	10,000,000	7,142,858	2,857,142	4%
Howard Izes (68)	44,071	18,750	25,321	*
Scott F Jasper (69)	51,954	26,250	25,704	*
Jelcada, L.P. (70)	509,906	236,250	273,656	*
Jo-Bar Enterprises, LLC (71)	214,701	93,750	120,951	*
Michael R. Jorgensen (72)	759,375	157,500	601,875	*
Naomi O. Jorgensen (73)	25,000	15,000	10,000	*
Tae Kang (74)	62,750	18,750	44,000	*
John S. Kartovsky (75)	34,614	18,750	15,864	*
Kettle Creek Small Cap Fund, L.P. (76)	625,000	375,000	250,000	*
Joel B. Kornblau and David K. Kornblau JT Tenants W/R/S (77)	43,648	22,500	21,148	*
Ernest F. Krieg (78)	1,249,999	892,857	357,142	*
John W. Lahr (79)	215,418	114,375	101,043	*
Lake Worth Ventures, Inc (80)	18,407,202	7,142,858	11,264,344	14%
Robert H Lessin Venture Capital, LLC (81)	375,000	225,000	150,000	*
Levinson Family Trust (82)	250,000	150,000	100,000	*
Henry D. Lindsley III Family Trust (83)	89,361	37,500	51,861	*
Gregory Long (84)	35,367	18,750	16,617	*
William L. Lurie and Rita M. Lurie (85)	158,511	93,750	64,761	*

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
M.K. Global Technology Partners, L.P. (86)	125,000	75,000	50,000	*
Marbury Development Ltd (87)	266,467	90,000	176,467	*
John J. McAtee, Jr. (88)	492,822	225,000	267,822	*
Timothy McCartney (89)	267,575	112,500	155,075	*
Charles M. Merkel (90)	418,424	187,500	230,924	*
Delaware Charter Guarantee & Trust Co. T/F Christine Metsch IRA (91)	37,500	22,500	15,000	*
Cynthia Metsch (92)	37,500	22,500	15,000	*
Joan Metsch (93)	37,500	22,500	15,000	*
Miriam S. Mooney Trust FBO Catherine Forrer (94)	70,460	30,000	40,460	*
Miriam S. Mooney Trust FBO Joan Connolly (95)	70,460	30,000	40,460	*
John Morrison (96)	18,750	11,250	7,500	*
Larry Movsovitz (97)	1,249,999	892,857	357,142	*
Akira and Rurie Nakamura Family Trust US DTD 10/4/94 (98)	245,735	112,500	133,235	*
Dennis Nakamura (99)	31,250	18,750	12,500	*
Nelson Family Trust - A DTD 10/5/99 (100)	28,294	15,000	13,294	*
Nite Capital, LP (101)	8,624,999	6,032,143	2,592,856	3%
North Hills Management LLC (102)	112,500	37,500	75,000	*
Paul E. Northcutt (103)	354,263	157,500	196,763	*
Northwood Capital Partners, LP (104)	4,499,998	2,871,428	1,628,570	2%
P. Schoenfeld Asset Management (105)	25,949,896	17,857,140	8,092,756	11%
Robert S. Paget (106)	125,034	56,250	68,784	*
Richard Pawliger (107)	273,482	123,750	149,732	*
Pierce Diversified Strategy Master Fund LLC (108)	5,430,001	3,878,573	1,551,428	2%
Frank Romans (109)	1,249,999	892,857	357,142	*
Marvin Rosenblatt (110)	119,614	57,750	61,864	*
Richard Rudin (111)	105,800	45,000	60,800	*
NFS LLC/FMTC FBO James E. Satloff IRA (112)	122,500	52,500	70,000	*
SF Capital Partners Ltd (113)	49,999,999	35,714,285	14,285,714	16%
Shea Ventures, LLC (114)	9,724,999	6,107,143	3,617,856	5%
C. Edward Sherry (115)	1,374,999	967,857	407,142	*
PSAM Worldarb Fund Ltd (116)	487,500	487,500	-	*
Martin Solomon (117)	3,386,364	984,546	2,401,818	3%
Samuel Solomon (118)	41,735	21,750	19,985	*
Christopher Stala (119)	28,000	15,000	13,000	*
Joel A. Stone (120)	230,873	123,750	107,123	*
Strategic Community Solutions (121)	210,102	101,250	108,852	*
SV Investment Fund 1 (122)	1,750,000	750,000	1,000,000	1%
Ian Tacher (123)	25,000	15,000	10,000	*
Gayle Traveis Trust (124)	18,750	11,250	7,500	*
United Capital Management (125)	225,000	75,000	150,000	*
Delaware Charter Guarantee & Trust Co. T/F Frederick S. Utter IRA (126)	75,000	45,000	30,000	*
Rebecca C. Utter (127)	62,500	37,500	25,000	*
Vicis Capital Master Fund (128)	250,000	150,000	100,000	*
Richard A. and Susan K. Weidenbach (129)	44,071	18,750	25,321	*

	Beneficial Ownership	Shares Registered	Beneficial Ownership After this Offering (3)
Name	Prior to this Offering (1)	in this Offering (2)	Number of Shares	Percent (4)
Allan Weingarten (130)	157,500	67,500	90,000	*
Harvey P. Weintraub (131)	128,614	63,750	64,864	*
Bonnie G. Wertman Living Trust (132)	78,750	33,750	45,000	*
Whalehaven Capital Fund Limited (133)	20,000,001	14,285,715	5,714,286	7%
Ronald White (134)	112,500	67,500	45,000	*
Hunter Tye Williams Trust - 2005, Victoria Williams, Trustee (135)	500,000	300,000	200,000	*
Estate of Kal Zeff (136)	620,539	300,000	320,539	*
Selling Stockholders as a Group		203,238,185

*	Represents less than 1% of outstanding shares.
(1)
As of May 24, 2006. Holders of our convertible debentures and series A, series B and series C common stock purchase warrants issued in our May 2006 private placement are subject to contractual beneficial ownership restrictions that limit conversion and/or exercise of the debentures and warrants, respectively, so that the amount of our common shares that each such holder can own in aggregate is limited to 4.99% of the number of shares of our common stock outstanding at such time. At each such holder’s election, the beneficial ownership limitation can be raised to 9.99%. As of May 24, 2006, the only such holders who have elected the 9.99% beneficial ownership limitation are the Basso Entities. The amounts of beneficial ownership shown in this column do not reflect this contractual limitation on beneficial ownership.

(2)
The number of shares in this column includes 75,000,000 shares of our common stock issuable upon conversion of our convertible debentures, 37,500,000 shares issuable in the event of possible adjustments to the conversion price and other potential adjustments, and 90,731,185 shares of our common stock issuable upon exercise of warrants to purchase our common stock.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4)
Based on 76,902,421 shares of common stock outstanding on May 24, 2006. The shares issuable under stock options, warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after May 24, 2006, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(5)
Konrad Ackermann is the director of Alpha Capital Aktiengesellschaft, which is the registered holder of the shares of common stock. Mr. Ackermann, as the director of Alpha Capital Aktiengesellschaft, has sole voting and disposition power over the shares owned by Alpha Capital Aktiengesellschaft offered under this prospectus. Holdings to be registered consist of 4,285,714 shares of common stock issuable upon the conversion of convertible debentures, 2,142,857 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 4,285,714 shares issuable upon the exercise of warrants.

(6)	Holdings to be registered consist of 108,000 shares of common stock issuable upon exercise of warrants.
(7)	Holdings to be registered consist of 75,000 shares of common stock issuable upon exercise of warrants.
(8)	Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(9)	Andrew Arno has voting and disposition power over the shares. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.

(10)	Andrew Arno has voting and disposition power over the shares. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(11)
Jeff Blank is the managing member of Ashton Partners, LLC, which is the registered holder of the shares of common stock. Mr. Blank, as the managing member of Ashton Partners, LLC, has sole voting and disposition power over the shares owned by Ashton Partners, LLC offered under this prospectus. Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants.

(12)
Benny Lorenzo is the president and chief executive officer of B.L. Capital Corp., the general partner of B.L. Capital Partners, L.P., the general partner of Aspira Capital Management, L.P., which is the registered holder of the shares of common stock. Mr. Lorenzo, as the president and chief executive officer of B.L. Capital Corp., has sole voting and disposition power over the shares owned by Aspira Capital Management, L.P. offered under this prospectus. Holdings to be registered consist of 300,000 shares of common stock issuable upon exercise of warrants.

(13)
Luis Moreno and Jose Solgado are officers of Banco BSN Banif, S.A., which is the registered holder of the shares of common stock. Messrs. Moreno and Solgado, as officers of Banco BSN Banif, S.A. have voting and disposition power over the shares owned by Banco BSN Banif, S.A. offered under this prospectus. Holdings to be registered consist of 34,842 shares of common stock issuable upon exercise of warrants.

(14)
Steve M. Barnett is a member of our board of directors. Holdings to be registered consist of 257,143 shares of common stock issuable upon the conversion of convertible debentures, 128,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 257,143 shares issuable upon the exercise of warrants.

(15)
Basso Capital Management, L.P. is the Investment Manager to Basso Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities. Holdings to be registered consist of 2,500,000 shares of common stock issuable upon the conversion of convertible debentures, 1,250,000 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 2,500,000 shares issuable upon the exercise of warrants.

(16)
Basso Capital Management, L.P. is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities. Holdings to be registered consist of 4,642,857 shares of common stock issuable upon the conversion of convertible debentures, 2,321,429 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 4,642,857 shares issuable upon the exercise of warrants.

(17)
Basso Capital Management, L.P. is the Investment Manager to Basso Private Opportunities Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities. Holdings to be registered consist of 1,785,714 shares of common stock issuable upon the conversion of convertible debentures, 892,857 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 1,785,714 shares issuable upon the exercise of warrants.

(18)	Holdings to be registered consist of 15,000 shares of common stock issuable upon exercise of warrants.
(19)
Thomas Blackwood is a Managing Partner of Blackwood Associates, Inc. which is the registered holder of the shares of common stock. Mr. Blackwood as managing partner of Blackwood Associates, Inc. has sole voting power over the shares owned by Blackwood Associates Inc. offered under this prospectus. Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants.

(20)
Thomas Blackwood is a Managing Partner of Blackwood Associates Pension Plan. which is the registered holder of the shares of common stock. Mr. Blackwood as managing partner of Blackwood Associates Pension Plan has sole voting power over the shares owned by Blackwood Associates Pension Plan offered under this prospectus. Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants.

(21)	Holdings to be registered consist of 150,000 shares of common stock issuable upon exercise of warrants.
(22)
Mody K. Boatright has voting and disposition power over the shares owned by the Moody K. Boatright Retirement Acct. Holdings to be registered consist of 22,500 shares of common stock issuable upon exercise of warrants.

(23)	Holdings to be registered consist of 22,500 shares of common stock issuable upon exercise of warrants.
(24)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(25)	Holdings to be registered consist of 7,500 shares of common stock issuable upon exercise of warrants.
(26)	Holdings to be registered consist of 120,000 shares of common stock issuable upon exercise of warrants.
(27)	Delaware Charter, as custodian for David Boyer IRA Rollover, is the registered holder. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(28)	Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(29)
Paul Kessler is director of Bristol Investment Fund, Ltd. which is the registered holder of the shares of common stock. Mr. Kessler as director of Bristol Investment Fund, Ltd has voting power over the shares owned by Bristol Investment Fund, Ltd offered under this prospectus. Holdings to be registered consist of 2,857,143 shares of common stock issuable upon the conversion of convertible debentures, 1,428,572 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 2,857,143 shares issuable upon the exercise of warrants.

(30)
Robert A. Berlacher is the general partner of Cabernet Partners, LP, which is the registered holder of the shares of common stock. Mr. Berlacher, as general partner of Cabernet Partners, LP, has voting and disposition power over the shares owned by Cabernet Partners, LP offered under this prospectus. Holdings to be registered consist of 400,000 shares of common stock issuable upon the conversion of convertible debentures, 200,000 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 475,000 shares issuable upon the exercise of warrants.

(31)
Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,572 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants.

(32)
CE Unterberg Towbin C.E. Unterberg, Towbin LLC is a registered broker-dealer and has provided financial advisory services to us and has received payment for such services. Holdings to be registered consist of 1,260,000 shares of common stock issuable upon exercise of warrants.

(33)
C.E. Unterberg, Towbin Capital Partners I, LP is an affiliate of C.E. Unterberg, Towbin LLC, which is a registered broker-dealer and has provided financial advisory services to us and has received payment for such services. Holdings to be registered consist of 1,110,000 shares of common stock issuable upon exercise of warrants.

(34)
Robert A. Berlacher is the general partner of Chardonnay Partners, LP, which is the registered holder of the shares of common stock. Mr. Berlacher, as general partner of Chardonnay Partners, LP, has voting and disposition power over the shares owned by Chardonnay Partners, LP offered under this prospectus. Holdings to be registered consist of 400,000 shares of common stock issuable upon the conversion of convertible debentures, 200,000 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 475,000 shares issuable upon the exercise of warrants.

(35)
Kenneth Holz is the chief financial officer of Chestnut Ridge Partners, LP, which is the registered holder of the shares of common stock. Mr. Holz, as chief financial officer of Chestnut Ridge Partners, LP, has voting and disposition power over the shares owned by Chestnut Ridge Partners, LP, offered under this prospectus. Holdings to be registered consist of 2,142,857 shares of common stock issuable upon the conversion of convertible debentures, 1,071,429 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 2,142,857 shares issuable upon the exercise of warrants.

(36)	Holdings to be registered consist of 93,750 shares of common stock issuable upon exercise of warrants.
(37)	Holdings to be registered consist of 486,251 shares of common stock issuable upon exercise of warrants.
(38)	Holdings to be registered consist of 8,625 shares of common stock issuable upon exercise of warrants.
(39)	Holdings to be registered consist of 41,250 shares of common stock issuable upon exercise of warrants.
(40)
Mitch P. Kopin is the president and general partner of Cranshire Capital, LP, which is the registered holder of the shares of common stock. Mr. Kopin, has voting and disposition power over the shares owned by Cranshire Capital, LP offered under this prospectus. Holdings to be registered consist of 5,714,286 shares of common stock issuable upon the conversion of convertible debentures, 2,857,143 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 6,089,286 shares issuable upon the exercise of warrants.

(41)	Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(42)	Holdings to be registered consist of 75,000 shares of common stock issuable upon exercise of warrants.
(43)
Robin Gaul is a director of Decoy Investments Ltd. which is the registered holder of the shares of common stock. Mr. Gaul, as a director of Decoy Investments Ltd., has voting and disposition power over the shares owned Decoy Investments Ltd. offered under this prospectus. Holdings to be registered consist of 67,500 shares of common stock issuable upon exercise of warrants.

(44)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(45)
John R. Smith is the trustee of Double Eagle Trust #2, which is the registered holder of the shares of common stock. Mr. Smith, as the trustee of Double Eagle Trust #2, has sole voting and disposition power over the shares owned by Double Eagle Trust #2 offered under this prospectus. Holdings to be registered consist of 67,500 shares of common stock issuable upon exercise of warrants.

(46)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(47)
Mitch Levine is the managing partner and Brendan O’Neil is the principal and portfolio manager of Enable Growth Partners, which is the registered holder of the shares of common stock. Mr. Levine, as managing partner and Brendan O’Neil as principal and portfolio manager of Enable Growth Partners, have voting and disposition power over the shares owned by Enable Growth Partners offered under this prospectus. Holdings to be registered consist of 5,430,000 shares of common stock issuable upon the conversion of convertible debentures, 2,715,000 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 5,430,000 shares issuable upon the exercise of warrants.

(48)
Mitch Levine is the managing partner and Brendan O’Neil is the principal and portfolio manager of Enable Growth Partners, which is the registered holder of the shares of common stock. Mr. Levine, as managing partner and Brendan O’Neil as principal and portfolio manager of Enable Growth Partners, have voting and disposition power over the shares owned by Enable Growth Partners offered under this prospectus. Holdings to be registered consist of 775,714 shares of common stock issuable upon the conversion of convertible debentures, 387,857 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 775,714 shares issuable upon the exercise of warrants.

(49)
Joseph A. Ens, Jr. is the trustee of the Joseph A. Ens, Jr. Defined Benefit Plan, which is the registered holder of the shares of common stock. Mr. Ens, as the trustee of the Joseph A. Ens, Jr. Defined Benefit Plan, has sole voting and disposition power over the shares owned by the Joseph A. Ens, Jr. Defined Benefit Plan offered under this prospectus. Holdings to be registered consist of 138,750 shares of common stock issuable upon exercise of warrants.

(50)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(51)	Holdings to be registered consist of 33,750 shares of common stock issuable upon exercise of warrants.
(52)	Delaware Charter, as IRA custodian for Neal J. Fink IRA, is the registered holder. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(53)
Neal J. Fink is the trustee of the Adele S. Fink Trust # 2, which is the registered holder of the shares of common stock. Mr. Fink, as the trustee of the Adele S. Fink Trust No. 2, has sole voting and disposition power over the shares owned by the Adele S. Fink Trust No. 2 offered under this prospectus. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.

(54)
Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 432,143 shares issuable upon the exercise of warrants.

(55)
Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants.

(56)	Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(57)	Holdings to be registered consist of 75,000 shares of common stock issuable upon exercise of warrants.
(58)	Holdings to be registered consist of 56,250 shares of common stock issuable upon exercise of warrants.
(59)
Martin L. Solomon is the general partner of Haslemere Partners, which is the registered holder of the shares of common stock. Mr. Solomon, as general partner of Haslemere Partners, has voting and disposition power over the shares owned by Haslemere Partners offered under this prospectus. Excludes shares of common stock owned by Mr. Solomon individually, which are separately reported in the table above and explained in footnote (117) below. Holdings to be registered consist of 729,546 shares of common stock issuable upon exercise of warrants.

(60)	Holdings to be registered consist of 75,000 shares of common stock issuable upon exercise of warrants.
(61)	Holdings to be registered consist of 225,000 shares of common stock issuable upon exercise of warrants
(62)	Delaware Charter, as IRA custodian for Richard A. Hoefer, is the registered holder. Holdings to be registered consist of 60,000 shares of common stock issuable upon exercise of warrants.
(63)	Jeanie L. Hoh is the sole trustee for the Hoh Marital Trust DTD 6/20/97. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.

(64)	Holdings to be registered consist of 52,500 shares of common stock issuable upon exercise of warrants.
(65)
Robert A. Berlacher is the vice president of Insignia Partners, LP, which is the registered holder of the shares of common stock. Mr. Berlacher, as vice president of Insignia Partners, LP, has voting and disposition power over the shares owned by Insignia Partners, LP offered under this prospectus. Holdings to be registered consist of 514,286 shares of common stock issuable upon the conversion of convertible debentures, 257,143 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 664,286 shares issuable upon the exercise of warrants.

(66)
Joshua Silverman is the general partner of Iroquois Capital L.P., which is the registered holder of the shares of common stock. Mr. Silverman, as general partner of Iroquois Capital L.P., has voting and disposition power over the shares owned by Iroquois Capital L.P. offered under this prospectus. Holdings to be registered consist of 375,000 shares of common stock issuable upon exercise of warrants.

(67)
Joshua Silverman is the general partner of Iroquois Master Fund Ltd., which is the registered holder of the shares of common stock. Mr. Silverman, as general partner of Iroquois Capital L.P., has voting and disposition power over the shares owned by Iroquois Capital L.P. offered under this prospectus. Holdings to be registered consist of 2,857,143 shares of common stock issuable upon the conversion of convertible debentures, 1,428,572 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 2,857,143 shares issuable upon the exercise of warrants

(68)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(69)	Holdings to be registered consist of 26,250 shares of common stock issuable upon exercise of warrants.
(70)
John O. Forrer is the general partner of Jelcada L.P., which is the registered holder of the shares of common stock. Mr. Forrer, as the general partner of Jelcada L.P., has voting and disposition power over the shares owned by Jelcada L.P. offered under this prospectus. Holdings to be registered consist of 236,250 shares of common stock issuable upon exercise of warrants.

(71)
Joel Stone is the managing member of Jo-Bar Enterprises, LLC, which is the registered holder of the shares of common stock. Mr. Stone, as managing member of Jo-Bar Enterprises, LLC, has voting and disposition power over the shares owned by Jo-Bar Enterprises, LLC offered under this prospectus. Holdings to be registered consist of 93,750 shares of common stock issuable upon exercise of warrants.

(72)	Michael Jorgensen is our Interim Chief Executive Officer and Chief Financial Officer. Holdings to be registered consist of 157,500 shares of common stock issuable upon exercise of warrants.
(73)
Naomi O. Jorgensen is the adult daughter of Michael Jorgensen, our Interim Chief Executive Officer and Chief Financial Officer. Mr. Jorgensen disclaims beneficial ownership of the shares held by Naomi Jorgensen. Holdings to be registered consist of 15,000 shares of common stock issuable upon exercise of warrants.

(74)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(75)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(76)
Rick Phillips is President of Kettle Creek Small Cap Fund, L.P. Rick Phillips is the president and chief executive officer of the general partner of Kettle Creek Small Cap Fund, L.P., which is the registered holder of the shares of common stock. Mr. Phillips, as the president and chief executive officer of the general partner of Kettle Creek Small Cap Fund, L.P has sole voting and disposition power over the shares owned by Kettle Creek Small Cap Fund, L.P offered under this prospectus. Holdings to be registered consist of 375,000 shares of common stock issuable upon exercise of warrants.

(77)	Holdings to be registered consist of 22,500 shares of common stock issuable upon exercise of warrants.
(78)
Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants

(79)	Holdings to be registered consist of 114,375 shares of common stock issuable upon exercise of warrants.
(80)
David H. Clarke, a member of our board of directors, is the Chairman and Chief Executive Officer of Lake Worth Ventures, Inc., which is the registered holder of the shares of common stock. Mr. Clarke, as the Chairman and Chief Executive Officer of Lake Worth Ventures, Inc., has sole voting and disposition power over the shares owned by Lake Worth Ventures, Inc. offered under this prospectus. Holdings to be registered consist of 2,857,143 shares of common stock issuable upon the conversion of convertible debentures, 1,428,572 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 2,857,143 shares issuable upon the exercise of warrants.

(81)
Robert H. Lessin is the President of Robert H. Lessin Venture Capital, LLC, which is the registered holder of the shares of common stock. Mr. Lessin, as the President of Robert H. Lessin Venture Capital, LLC, has sole voting and disposition power over the shares owned by Robert H. Lessin Venture Capital, LLC offered under this prospectus. Holdings to be registered consist of 225,000 shares of common stock issuable upon exercise of warrants.

(82)
Lawrence S. Blumberg is the authorized agent of the Levinson Family Trust, which is the registered holder of the shares of common stock. Mr. Blumberg, as authorized agent of the Levinson Family Trust, has sole voting and disposition power over the shares owned by the Levinson Family Trust offered under this prospectus. Holdings to be registered consist of 150,000 shares of common stock issuable upon exercise of warrants.

(83)
Henry D. Lindsley III is the trustee of Henry D. Lindsley III Family Trust, which is the registered holder of the shares of common stock. Mr. Lindsley, as trustee of the Henry D. Lindsley III Family Trust, has sole voting and disposition power over the shares owned by the Henry D. Lindsley III Family Trust offered under this prospectus. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.

(84)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(85)	Holdings to be registered consist of 93,750 shares of common stock issuable upon exercise of warrants.
(86)
Benny Lorenzo is the president and chief executive officer of B.L. Capital Corp., the general partner of B.L. Capital Partners, L.P., the managing member of BLMK, LLC, the general partner of M.K. Global Technology Partners, L.P., which is the registered holder of the shares of common stock. Mr. Lorenzo, as president and chief executive officer of B.L. Capital Corp., has voting and disposition power over the shares owned by M.K. Global Technology Partners, L.P. offered under this prospectus. Holdings to be registered consist of 75,000 shares of common stock issuable upon exercise of warrants.

(87)
Dr. Charles-Andre Junod is the general attorney of Marbury Development Ltd., which is the registered holder of the shares of common stock. Mr. Junod, as general attorney of Marbury Development Ltd., has voting and disposition power over the shares owned by Marbury Development Ltd. offered under this prospectus. Holdings to be registered consist of 90,000 shares of common stock issuable upon exercise of warrants.

(88)	Holdings to be registered consist of 225,000 shares of common stock issuable upon exercise of warrants.
(89)	Holdings to be registered consist of 112,500 shares of common stock issuable upon exercise of warrants.
(90)	Holdings to be registered consist of 187,500 shares of common stock issuable upon exercise of warrants.
(91)	Delaware Charter T/F Christine Metsch IRA is the registered holder. Holdings to be registered consist of 22,500 shares of common stock issuable upon exercise of warrants.
(92)	Holdings to be registered consist of 22,500 shares of common stock issuable upon exercise of warrants.
(93)	Holdings to be registered consist of 22,500 shares of common stock issuable upon exercise of warrants.
(94)
John Forrer is the trustee of the Miriam Mooney Trust FBO Catherine Forrer, which is the registered holder of the shares of common stock. Mr. Forrer, as the trustee of the Miriam Mooney Trust FBO Catherine Forrer, has sole voting and disposition power over the shares owned by the Miriam Mooney Trust FBO Catherine Forrer offered under this prospectus. Holdings to be registered consist of 30,000 shares of common stock issuable upon exercise of warrants.

(95)
John Forrer is the trustee of the Miriam Mooney Trust FBO Joan Connolly, which is the registered holder of the shares of common stock. Mr. Forrer, as the trustee of Miriam Mooney Trust FBO Joan Connolly, has sole voting and disposition power over the shares owned by Miriam Mooney Trust FBO Joan Connolly offered under this prospectus. Holdings to be registered consist of 30,000 shares of common stock issuable upon exercise of warrants.

(96)	Holdings to be registered consist of 11,250 shares of common stock issuable upon exercise of warrants.
(97)
Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants.

(98)
Akira and Rurie Nakamura are the co-trustees of the Akira Nakamura and Rurie Nakamura Family Trust dated 10-4-94, which is the registered holder of the shares of common stock. Mr. Nakamura and Ms. Nakamura, as co-trustees of the Akira Nakamura and Rurie Nakamura Family Trust, have shared sole voting and disposition power over the shares owned by the Akira Nakamura and Rurie Nakamura Family Trust offered under this prospectus. Holdings to be registered consist of 112,500 shares of common stock issuable upon exercise of warrants.

(99)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(100)
Jack Paul Nelson is the trustee of the Nelson Family Trust dtd 10/5/99, which is the registered holder of the shares of common stock. Mr. Nelson, as the trustee of the Nelson Family Trust, has voting and disposition power over the shares owned by the Nelson Family Trust offered under this prospectus. Holdings to be registered consist of 15,000 shares of common stock issuable upon exercise of warrants.

(101)
Keith A. Goodman is the manager and general partner of Nite Capital LP, which is the registered holder of the shares of common stock. Mr. Goodman, as manager and general partner of Nite Capital LP, has voting and disposition power over the shares owned by Nite Capital LP offered under this prospectus. Holdings to be registered consist of 2,142,857 shares of common stock issuable upon the conversion of convertible debentures, 1,071,429 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 2,817,857 shares issuable upon the exercise of warrants.

(102)
Mark E. Bloom is the managing executive member of North Hills Management LLC, which is the registered holder of the shares of common stock. Mr. Bloom, as managing executive member of North Hills Management LLC, has voting and disposition power over the shares owned by North Hills Management LLC offered under this prospectus. Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.

(103)	Holdings to be registered consist of 157,500 shares of common stock issuable upon exercise of warrants.
(104)
Robert A. Berlacher is the manager and general partner of Northwood Capital Partners, LP, which is the registered holder of the shares of common stock. Mr. Berlacher, as manager and general partner of Northwood Capital Partners, LP, has voting and disposition power over the shares owned by Northwood Capital Partners, LP offered under this prospectus. Holdings to be registered consist of 1,028,571 shares of common stock issuable upon the conversion of convertible debentures, 514,286 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 1,328,571 shares issuable upon the exercise of warrants.

(105)
Frank Argenziano is the chief financial officer and John Vassallo is managing partner of P. Schoenfeld Asset Mgmt LLC, which is the registered holder of the shares of common stock. Mr. Argenziano, and Mr. Vassallo have voting and disposition power over the shares owned by P. Schoenfeld Asset Mgmt LLC offered under this prospectus. Investment Funds included are: HFR Ed Global Master, PSAM Allegro Partners, PSAM GPS Fund, PSAM Worldarb Fund, PSAM Worldarb Partners, Spartan Partners, Westbay International, WSCI. Holdings to be registered consist of 7,142,856 shares of common stock issuable upon the conversion of convertible debentures, 3,571,428 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 7,142,856 shares issuable upon the exercise of warrants.

(106)	Holdings to be registered consist of 56,250 shares of common stock issuable upon exercise of warrants.
(107)	Holdings to be registered consist of 123,750 shares of common stock issuable upon exercise of warrants.
(108)
Mitch Levine is the managing partner of Pierce Diversified Strategy Master Fund LLC, which is the registered holder of the shares of common stock. Mr. Levine, as managing partner of Pierce Diversified Strategy Master Fund LLC, has voting and disposition power over the shares owned by Diversified Strategy Master Fund LLC offered under this prospectus. Holdings to be registered consist of 1,551,429 shares of common stock issuable upon the conversion of convertible debentures, 775,715 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 1,551,429 shares issuable upon the exercise of warrants.

(109)
Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 357,143 shares issuable upon the exercise of warrants.

(110)	Holdings to be registered consist of 57,750 shares of common stock issuable upon exercise of warrants.
(111)
Excludes shares of common stock owned by Strategic Community Solutions, of which Mr. Rudin is the President, which are separately reported in the table above and explained in footnote (121) below. Holdings to be registered consist of 45,000 shares of common stock issuable upon exercise of warrants.

(112)	NFS LLC/FMTC, as custodian for James E Satloff IRA, is the registered holder. Holdings to be registered consist of 52,500 shares of common stock issuable upon exercise of warrants.
(113)
Michael A. Roth and Brian J. Stark are managing members of SF Capital Partners Ltd., which is the registered holder of the shares of common stock. Michael A. Roth and Brian J. Stark, as managing members of SF Capital Partners Ltd., have voting and disposition power over the shares owned by SF Capital Partners Ltd offered under this prospectus. Holdings to be registered consist of 14,285,714 shares of common stock issuable upon the conversion of convertible debentures, 7,142,857 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 14,285,714 shares issuable upon the exercise of warrants.

(114)
John F. Shea is the manager of Shea Ventures, LLC, which is the registered holder of the shares of common stock. Mr. Shea, as manager of Shea Ventures, LLC, has voting and disposition power over the shares owned by Shea Ventures, LLC offered under this prospectus. Holdings to be registered consist of 2,142,857 shares of common stock issuable upon the conversion of convertible debentures, 1,071,429 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 2,892,857 shares issuable upon the exercise of warrants.

(115)
Holdings to be registered consist of 357,143 shares of common stock issuable upon the conversion of convertible debentures, 178,571 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 432,143 shares issuable upon the exercise of warrants.

(116)	See footnote (105). Holdings to be registered consist of 487,500 shares of common stock issuable upon exercise of warrants.
(117)
Excludes shares of common stock owned by Haslemere Partners LTDA, of which Mr. Solomon is the general partner, which are separately reported in the table above and explained in footnote (59) above. Holdings to be registered consist of 984,546 shares of common stock issuable upon exercise of warrants.

(118)	Holdings to be registered consist of 21,750 shares of common stock issuable upon exercise of warrants.
(119)	Holdings to be registered consist of 15,000 shares of common stock issuable upon exercise of warrants.
(120)
Excludes shares of common stock owned by Jo-Bar Enterprises, LLC, of which Mr. Stone is the general partner, which are separately reported in the table above and explained in footnote (71) above. Holdings to be registered consist of 123,750 shares of common stock issuable upon exercise of warrants.

(121)
Richard Rudin is the President of Strategic Community Solutions, which is the registered holder of the shares of common stock. Mr. Rudin, as President of Strategic Community Solutions, has voting and disposition power over the shares owned by Strategic Community Solutions offered under this prospectus. Holdings to be registered consist of 101,250 shares of common stock issuable upon exercise of warrants.

(122)
Dan Firestone is the managing partner of SV Investment Fund I, LLC, which is the registered holder of the shares of common stock. Mr. Firestone, as managing partner of SV Investment Fund I, LLC, has voting and disposition power over the shares owned by SV Investment Fund I, LLC offered under this prospectus. Holdings to be registered consist of 750,000 shares of common stock issuable upon exercise of warrants.

(123)
Ian Tacher is the adult step-son of Michael Jorgensen, our Interim Chief Executive Officer and Chief Financial Officer. Mr. Jorgensen disclaims beneficial ownership of the shares held by Ian Tacher. Holdings to be registered consist of 15,000 shares of common stock issuable upon exercise of warrants.

(124)
Gayle Traveis is the trustee of the Gayle Traveis Family Trust, which is the registered holder of the shares of common stock. Mr. Traveis, as trustee of the Gayle Traveis Family Trust, has voting and disposition power over the shares owned by the Gayle Traveis Family Trust offered under this prospectus. Holdings to be registered consist of 11,250 shares of common stock issuable upon exercise of warrants.

(125)
James A. Lustig is the president of United Capital Management, which is the registered holder of the shares of common stock. Mr. Lustig, as president of United Capital Management, has voting and disposition power over the shares owned by United Capital Management offered under this prospectus. Holdings to be registered consist of 75,000 shares of common stock issuable upon exercise of warrants.

(126)
Delaware Charter Guarantee & Trust Co., as custodian for Frederick Utter, is the registered holder. Holdings to be registered consist of 45,000 shares of common stock issuable upon exercise of warrants.

(127)	Holdings to be registered consist of 37,500 shares of common stock issuable upon exercise of warrants.
(128)
Richard Han is the portfolio manager of Vicis Capital Master Fund, which is the registered holder of the shares of common stock. Mr. Han, as portfolio manager of Vicis Capital Master Fund, has voting and disposition power over the shares owned by Vicis Capital Master Fund offered under this prospectus. Holdings to be registered consist of 150,000 shares of common stock issuable upon exercise of warrants.

(129)	Holdings to be registered consist of 18,750 shares of common stock issuable upon exercise of warrants.
(130)	Holdings to be registered consist of 67,500 shares of common stock issuable upon exercise of warrants.
(131)	Holdings to be registered consist of 63,750 shares of common stock issuable upon exercise of warrants.
(132)	Bonnie G. Wertman is the trustee of the Bonnie G Wertman Living Trust. Holdings to be registered consist of 33,750 shares of common stock issuable upon exercise of warrants.
(133)
Arthur Jones, Jennifer Kelly and Derek Wood are directors, and Evan Schemenauer is CFO, of Whalehaven Capital Fund Limited, which is the registered holder of the shares of common stock. Mr. Jones, Ms. Kelly, Mr. Wood and Mr. Schemenauer as have voting and disposition power over the shares owned by Whalehaven Capital Fund Limited offered under this prospectus. Holdings to be registered consist of 5,714,286 shares of common stock issuable upon the conversion of convertible debentures, 2,857,143 shares of common stock issuable to cover possible adjustments to the conversion price and other adjustments to the convertible debentures, and 5,714,286 shares issuable upon the exercise of warrants.

(134)	Holdings to be registered consist of 67,500 shares of common stock issuable upon exercise of warrants.
(135)
Victoria C. Williams and Jane Moore Cary are co-trustees of the Hunter Tye Williams Trust - 2005. Holdings to be registered consist of 300,000 shares of common stock issuable upon exercise of warrants.

(136)	Joyce R. Zeff is the executor of the Estate of Kal Zeff and has sole voting authority. Holdings to be registered consist of 300,000 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling stockholders. Each selling stockholder, the “selling stockholders,” of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 350,000,000 shares, of which 340,000,000 shares are designated common stock and 10,000,000 shares are designated preferred stock. Of the preferred stock, 520 shares have been designated as series A convertible preferred stock. As of May 24, 2006, there were issued and outstanding:

•	76,902,721 shares of common stock,

•	154.953 shares of series A convertible preferred stock, currently convertible into 10,469,734 shares of common stock,

•	stock options to purchase 10,252,000 shares of common stock at an average weighted per share price of $.17,

•	warrants to purchase 234,852,780 shares of common stock at an average per share exercise price of $.33, and

•	convertible debentures convertible into 37,500,000 shares of common stock at a per share conversion price of $.08.

The following summary of the material provisions of our common stock, series A convertible preferred stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of our common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our business. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights. All issued and outstanding shares of common stock are, and the common stock reserved for issuance upon conversion of the series A convertible preferred stock and exercise of the warrants described below will be, when issued, fully-paid and non-assessable.

Series A Convertible Preferred Stock

Conversion. Holders of series A convertible preferred stock will be entitled at any time to convert their shares of series A convertible preferred stock into common stock without any further payment therefor. We may also require holders of series A convertible preferred stock to convert their shares into common stock at any time upon 30 days written notice, after the closing market price for a share of common stock on our principal trading market is at least $6.00 for a period of 20 consecutive trading days, provided the common stock has traded at or above such price for a period 10 days prior to the date on which a notice of conversion is sent and, a registration statement covering the shares of the common stock underlying the series A convertible preferred stock and associated warrants has been declared and remains effective. Each share of series A convertible preferred stock is currently convertible into 67,567 shares of common stock, based upon a stated value of $25,000 per share, plus any accrued and unpaid dividends, at a price per share of common stock equal to $.37, reflecting an anti-dilution adjustment. The number of shares of common stock issuable upon conversion of the series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, described below. Employee stock options, warrants for commercial banks and equipment lessors, strategic alliances and acquisitions approved by our board of directors are excluded from this provision. Upon a merger or consolidation of our company with or into another company, or any transfer, sale or lease by us of substantially all of our assets, the series A convertible preferred stock will be treated as common stock for all purposes, including the determination of any assets, property or stock to which holders of the series A convertible preferred stock are entitled to receive, or into which the series A convertible preferred stock is converted, by reason of the consummation of such merger, consolidation, sale or lease.

Anti-dilution Provisions. In the event of any issuances of shares of series A convertible preferred stock, common stock or stock options, warrants or securities convertible or exercisable into common stock within two years after the final closing of the offering of shares of series A convertible preferred stock at a price per share of common stock less than the conversion price of the series A convertible preferred stock, the conversion price of these shares of series A convertible preferred stock will be adjusted to a lower price per share computed on the basis of a “weighted average formula.” In addition, the conversion price of all the shares of series A convertible preferred stock issued will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. Employee stock options, warrants for commercial banks and equipment lessors, strategic alliances and acquisitions approved by our board of directors are excluded from this provision.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of series A convertible preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution is made to holders of our common stock, liquidating distributions in an amount equal to the stated value of the series A convertible preferred stock, plus any accrued but unpaid dividends.

Without the consent of holders of at least 50% of the then outstanding shares of series A convertible preferred stock, we may not create, authorize or issue any other series of preferred stock which rank senior to or pari passu with the series A convertible preferred stock.

Dividends. Holders of series A convertible preferred stock will be entitled to receive a quarterly cumulative dividend at the end of each calendar quarter calculated at a rate of 8% per annum of the issue price of any outstanding share of series A convertible preferred stock for the first three years after the closing of the offering of shares of series A convertible preferred stock, 10% per annum for the following two years and 12% per year for any additional year in which any share of series A convertible preferred stock remains outstanding. At our option, this dividend may be paid in either cash or registered shares of common stock. In the case of payment in stock, this stock will be valued at 95% of the average of the closing trading price of the common stock for the 20 trading days ending on the day prior to the day on which such payment is due.

Voting Rights. Holders of series A convertible preferred stock are not entitled to vote, except to the extent they are entitled to do so by Delaware law.

Redemption. The series A convertible preferred stock may not be redeemed by us at any time.

Restrictions on Transfer. The offer and sale of the shares of series A convertible preferred stock issued in our July 2004 private placement was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither the shares of series A convertible preferred stock nor the shares of common stock underlying the series A convertible preferred stock may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

Registration Rights. Under the terms of the July 2004 private placement, we were required to file a registration statement with the SEC with respect to the resale of the shares of common stock underlying the shares of series A convertible preferred stock and associated warrants issued in such private placement. The registration statement was initially filed with the SEC on September 14, 2004 and was declared effective by the SEC on September 27, 2004.

We are required to use commercially reasonable efforts to cause the registration to remain effective until the earlier to occur of (1) the expiration of the time period referred to in Rule 144(k) under the Securities Act with respect to all beneficial holders of the underlying shares other than our affiliates, and (2) such time as all the restricted underlying shares covered by any registration statement have been sold or are otherwise freely tradable without registration under the Securities Act.

May 2006 Private Placement Warrants

As part of the closing of our May 2006 private placement, we also issued three series of common stock purchase warrants. The series A and series B common stock purchase warrants are exercisable until April 28, 2009 to purchase initially up to 112,500,000 shares of our common stock, 75,000,000 shares at an exercise price of $.15 per share and 37,500,000 shares at an exercise price of $.50 per share. The series C common stock purchase warrant is exercisable until the earlier of (i) the later of December 31, 2006 or the one-month anniversary of the effective date of the registration statement of which this prospectus is a part or (ii) May 28, 2007, to purchase up to 75,000,000 shares of our common stock at an exercise price of $.08 per share. All of the warrants may be exercised on a cashless basis under circumstances in which a registration statement is not then effective. The series A and series C common stock purchase warrants are callable in the event our common stock trades at $.50 and $.20 per share, respectively, for 20 consecutive trading days.

Adjustments. The series A and series B common stock purchase warrants contain provisions to adjust the exercise prices in the event that we issue common stock in a financing transaction at a price less than the then applicable exercise prices, in which case the exercise prices shall be reduced to the price at which such common stock was issued. The warrants also contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Transfer. The offer and sale of series A, series B and series C common stock purchase warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof. We agreed to file a first registration statement on or before May 28, 2006, covering the resale of the shares issuable upon exercise of the series C common stock purchase warrants, and a second registration statement covering the resale of the shares issuable upon exercise of the series A and series B common stock purchase warrants.

Warrant Reset Warrants

Simultaneous with the May 2006 private placement, we closed a warrant reset which was offered to all pre-existing warrant holders. In connection with the warrant reset, we issued three-year warrants to purchase 10,492,123 shares of common stock at an exercise price $.15 per share as well as three-year warrants to purchase 5,246,062 shares of common stock at an exercise price $.50 per share. Pursuant to a registration rights agreement, we agreed to file the registration statement of which this prospectus is a part covering the resale of the shares issuable upon exercise of the warrants issued in the reset.

With respect to the warrants with an exercise price of $.15 per share:

Redemption. We may redeem the warrants upon at least 30 days’ prior written notice at a price of $.01 per warrant share if all of the following shall have occurred: (1) the average closing bid price of our common stock for 20 consecutive trading days ending within ten days prior to the date on which notice of redemption is given exceeds $.50 per share, (2) our common stock is trading on the OTC Bulletin Board or another eligible market, and (3) a registration statement covering the warrant shares is effective at the time of redemption.

Adjustments. The exercise price of the warrants is subject to “full ratchet” anti-dilution protection, which means that if we in the future issue common stock, or securities convertible or exercisable into common stock (other than certain excluded securities), with a price or conversion/exercise price less than the exercise price of the warrants, then the exercise price of the warrants will be reduced to equal the price (or conversion/exercise price) of the new security. The warrants also contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Exercise. The number of shares of common stock that may be acquired by a holder upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock beneficially owned by the holder (as calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934) does not exceed 9.99% of the total number of issued and outstanding shares of our common stock. This limitation does not apply to our executive officers and directors and their respective affiliates.

 Restrictions on Transfer. The offer and sale of the warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

With respect to the warrants with an exercise price of $.50 per share:

Adjustments. Subject to the following sentence, the exercise price of the warrants is subject to “full ratchet” anti-dilution protection, which means that if we in the future issue common stock, or securities convertible or exercisable into common stock (other than certain excluded securities), with a price or conversion/exercise price less than the exercise price of the warrants, then the exercise price of the warrants will be reduced to equal the price (or conversion/exercise price) of the new security. Notwithstanding the foregoing sentence, the “full ratchet” anti-dilution protection described above is not effective prior to the redemption of the $.15 warrants or exercise of the $.15 warrants in full. The warrants also contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Exercise. The warrants may not be exercised until the holder exercises its $.15 warrant in full. The number of shares of common stock that may be acquired by a holder upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock beneficially owned by the holder (as calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934) does not exceed 9.99% of the total number of issued and outstanding shares of our common stock. This limitation does not apply to our executive officers and directors and their respective affiliates.

 Restrictions on Transfer. The offer and sale of the warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

March 2005 Private Placement Warrants

As part of the closing of our March 2005 private placement, we issued five-year warrants to purchase a total of 10,500,000 shares of common stock. These warrants are exercisable in whole or in part until March 30, 2010 and have an exercise price of $.75 per share for the first 5,250,000 shares and $1.25 per share for the next 5,250,000 shares. The warrants include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

In connection with the closing of our March 2005 private placement, as part of the fees paid to C.E. Unterberg, Towbin LLC, as placement agent, we issued to it five-year placement agent warrants to purchase a total of 840,000 shares of common stock. The placement agent warrants are exercisable in whole or in part until March 30, 2010. The placement agent warrants, which have an exercise price of $0.88 per share for the first 420,000 shares and $1.12 per share for the next 420,000 shares, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

Adjustments. The investor and placement agent warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Transfer. The offer and sale of the investor and placement agent warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

July 2004 Private Placement Warrants

As part of the closing of our July 2004 private placement, we issued four-year investor warrants to purchase a total of 2,580,667 shares of common stock. These warrants are exercisable in whole or in part until July 30, 2008 and have an exercise price of $3.00 per share.

In connection with the closing of our July 2004 private placement, as part of the fees paid to Sterling Financial Investment Group, the placement agent, we issued to Sterling, or its designees, four-year placement agent warrants to purchase a total of 770,450 shares of common stock. The placement agent warrants are exercisable in whole or in part until July 30, 2008. The placement agent warrants, which have an exercise price of $2.00 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock. The placement agent warrants also included “weighted average” anti-dilution protection with respect to the exercise price, which has been adjusted from $2.00 per share to $.37 per share in connection with the completion of the May 2006 private placement.

Redemption. We may redeem the investor warrants at any time after January 31, 2006, on not less than 60 days’ written notice, at a price of $.01 per warrant, provided that the closing price of our common stock exceeds $6.00 per share, as reported by the OTC Bulletin Board, the American Stock Exchange or other primary trading market, as the case may be, for a period of 20 consecutive trading days and ending within 15 days after the date on which the notice of redemption is given and a registration statement covering the shares underlying the investor warrants has been declared and remains effective or the shares are not otherwise subject to any sale restrictions. Holders of the investor warrants will automatically forfeit their rights to purchase the shares of common stock issuable upon exercise of such warrants unless the warrants are exercised before they are redeemed.

Adjustments. The investor and placement agent warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Transfer. The offer and sale of the investor and placement agent warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

December 2003 Private Placement Warrants

As part of the closing of the first tranche of our December 2003 private placement, we issued three-year investor warrants to purchase a total of 2,750,001 shares of common stock. These investor warrants are exercisable in whole or in part until December 9, 2006 and have an exercise price of $1.54 per share.

At the closing the second tranche of our December 2003 private placement in December 2004, we issued investor warrants to purchase an additional 1,500,000 shares of common stock upon the same terms and conditions as the investor warrants issued in the first tranche closing of our December 2003 private placement.

In connection with the closing of the first tranche our December 2003 private placement, as part of the fees paid to Sterling Financial Investment Group, as placement agent, Verus International Group Ltd. and Tazata Ventures, LLC, we issued to Sterling, Verus and Tazata, or their designees, three-year advisory warrants to purchase a total of 3,770,000 shares of common stock. The advisory warrants are exercisable in whole or in part until December 9, 2006. The advisory warrants, which have an exercise price of $1.54 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

At the closing the second tranche of our December 2003 private placement, we issued advisory warrants to purchase an additional 1,500,000 shares of common stock upon the same terms and conditions as those advisory warrants issued in the first tranche closing of our December 2003 private placement.

Adjustments. The investor and advisory warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The holders of these warrants will not possess any rights as stockholders unless and until they exercise their warrants. These warrants do not confer upon holders any voting or any other rights as stockholders.

Restrictions on Transfer. The offer and sale of the investor and advisory warrants was not registered under either federal or state securities laws or the laws of any other country and was made pursuant to claims of exemption therefrom. Consequently, neither these warrants nor the shares of common stock underlying these warrants may be sold or otherwise transferred absent compliance with the registration or qualification requirements of applicable securities laws or the exemptive provisions thereof.

Merger Warrants

In connection with our 2003 reverse merger, all outstanding warrants issued by DOBI Medical prior to the merger to purchase shares of DOBI Medical common stock were either exchanged for, amended to become, or automatically converted into, three-year warrants to purchase shares of our common stock on the same terms and conditions as those warrants issued by us in the December 2003 private placement, which we completed concurrently with the merger. These warrants have an exercise price of $1.54 per share. At the closing of the merger, all outstanding DOBI Medical warrants were exercisable into 9,573,321 shares of DOBI Medical common stock, and were either exchanged for, amended to become or automatically converted into three-year warrants to purchase a like number of shares of our common stock.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol DBMI.OB. The high and low bid prices for our common stock at the close of business on May 22, 2006, as reported by the OTC Bulletin Board, were $.075 and $.073 per share, respectively.

Transfer Agent

The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company Limited, 50 West Liberty Street, Reno, Nevada 89501. We serve as transfer agent for our series A convertible preferred stock and warrant agent for our warrants.

Anti-Takeover, Limited Liability and Indemnification Provisions

Certificate of Incorporation and By-laws. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors, or

•	effecting an acquisition that might complicate or preclude the takeover.

Our certificate of incorporation also allows our board of directors to fix the number of directors in the by-laws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status,

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers, or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith,

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests, and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

As of May 24, 2006, we had outstanding an aggregate of 76,902,721 shares of our common stock, assuming no conversions of our outstanding preferred stock or convertible debentures, or exercises of our outstanding stock options and warrants. All shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The 76,902,721 outstanding shares of our common stock not included in this prospectus, as of May 24, 2006, will be eligible for sale in the public market as follows:

Public Float

As of May 24, 2006, we had 76,902,721 shares of common stock outstanding. Of these shares, 11,737,713 are owned by officers and directors, and are subject to restrictions on resale that expire six months after the registration statement of which this prospectus is a part is declared effective. An additional 8,401,222 of these shares are owned by significant stockholders. The remaining 56,763,786 shares are freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 769,027 shares as of May 24, 2006, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of May 24, 2006, all of our shares of common stock were available for sale under Rule 144, excluding shares previously registered under the Securities Act.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. As of May 24, 2006, all of our shares of our common stock were eligible for sale under Rule 144(k).

Stock Incentive Plan

As of May 24, 2006, stock options to purchase 10,262,000 shares of our common stock were outstanding under the 2000 Stock Incentive Plan. We filed a registration statement on Form S-8 under the Securities Act of 1933 on December 7, 2004 covering 11,535,408 shares of common stock reserved for issuance under our Stock Incentive Plan. The Form S-8 registration statement became effective immediately upon filing. Subject to the satisfaction of applicable exercisability periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding stock options granted pursuant to our Stock Incentive Plan are available for immediate resale in the public market.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York.

EXPERTS

Our financial statements for the years ended December 31, 2005 and 2004 included in this prospectus and in the registration statement have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the years ended December 31, 2005 and 2004. We have not had any changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period. Since we are a developmental company with no revenues, our independent registered public accounting firm included a “going concern” explanatory paragraph in each of its audit reports for the last four years.

DOBI MEDICAL INTERNATIONAL, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ANNUAL FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet at December 31, 2005	F-3
Consolidated Statements of Operations for the years ended December 31, 2005 and 2004 and the period September 7, 1999 (inception) to December 31, 2005	F-4
Consolidated Statements of Stockholder’s Equity for the period from September 7, 1999 (inception) to December 31, 2005	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 and the period September 7, 1999 (inception) to December 31, 2005	F-7
Notes to Consolidated Financial Statements	F-9

QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)
Unaudited Condensed Consolidated Balance Sheet at March 31, 2006	F-24
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2006 and for the period September 7, 1999 (inception) to March 31, 2006	F-25
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and for the period September 7, 1999 (inception) to March 31, 2006	F-26
Notes to Unaudited Condensed Consolidated Financial Statements	F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Dobi Medical International, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of DOBI Medical International, Inc. and Subsidiary (a developmental stage company) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005 and for the period from September 7, 1999 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the period from inception (September 7, 1999) to December 31, 2002 were audited by other auditors whose report, dated July 11, 2003, expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the Company’s ability to continue as a going concern. The consolidated financial statements for the period from inception (September 7, 1999) to December 31, 2002 reflect a net loss of $11,589,121 of the total inception to date net loss of $34,182,028. The other auditors’ report has been furnished to us, and our opinion, insofar as it related to the amounts included for such prior periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors of the cumulative information for the period from inception (September 7, 1999) to December 31, 2002, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DOBI Medical International, Inc. and Subsidiary as of December 31, 2005, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, and for the period from inception (September 7, 1999) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that DOBI Medical International, Inc. and Subsidiary will continue as a going concern. As more fully described in Note 2, the Company has not yet generated positive cash flow from operations or meaningful sales of its product and has incurred significant operating losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Marcum & Kliegman LLP
New York, New York
February 2, 2006

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Balance Sheet
December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$2,312,754
Accounts receivable	31,585
Inventory	348,652
Prepaid expenses and other current assets	126,149
Total current assets	2,819,140

Property and equipment, net	577,561
Intangible assets, net	6,601
Other assets	45,529
Total assets	$3,448,831

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$538,790
Accrued expenses	974,709
Deferred revenue	24,450
Total current liabilities	1,537,949

Commitments and Contingencies (Note 9)

Stockholders’ Equity
Preferred stock, $.0001 par value, 10,000,000 shares
authorized, 156 shares issued and outstanding	—
(liquidation preference $3,900,000)
Common stock, $.0001 par value, 140,000,000 shares
authorized, 66,391,514 issued and outstanding	6,639
Additional paid-in capital	36,086,271
Deficit accumulated during development stage	(34,182,028)
Total stockholders’ equity	1,910,882
Total liabilities and stockholders’ equity	$3,448,831

See notes to consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statements of Operations

			Period from
			September 7,
			1999
			(inception) to
	Year ended December 31,		December 31,
	2005	2004	2005

Revenue
Product	$224,794	$316,316	$541,110
Service	78,600	4,950	83,550
	303,394	321,266	624,660
Cost of sales
Product	586,984	363,314	950,298
Service	263,611	20,518	284,129
	850,595	383,832	1,234,427
Gross loss	(547,201)	(62,566)	(609,767)

Research and development expenses	2,339,724	1,957,256	11,199,234
General and administrative expenses	3,236,480	2,147,228	9,750,934
Clinical program expenses	3,357,672	928,512	6,002,254
Sales and marketing expenses	1,348,521	1,918,824	5,037,888
Total operating expenses	10,282,397	6,951,820	31,990,310

Operating (loss)	(10,829,598)	(7,014,386)	(32,600,077)

Other income (expense)
Interest expense	(8,397)	(7,495)	(2,181,548)
Interest income	127,265	11,443	319,933
Loss before income taxes	(10,710,730)	(7,010,438)	(34,461,692)
Income tax benefit	279,664	—	279,664
Net loss	(10,431,066)	(7,010,438)	(34,182,028)
Deemed dividend on preferred stock	(136,940)	(805,393)	(942,333)
Preferred Stock dividends	(353,408)	(206,454)	(559,862)
Net loss applicable to common stock	$(10,921,414)	$(8,022,285)	$(35,684,223)

Basic and diluted loss per common share	$(0.18)	$(0.21)

Weighted average common shares, basic and diluted	60,469,907	37,924,009

See notes to consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity

	Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Initial capital contribution			10,725,011	$1,073
Purchase of the net asset of Dynamics
Imaging, Inc.			2,275,002	227
Net loss
Balance, December 31, 1999			13,000,013	1,300
Conversion of promissory notes to common stock			764,118	76
Sale of common stock			2,405,951	241
Transaction costs in connection with the
sale of common stock
Stock-based compensation
Interest receivable on share subscription note
Net loss
Balance, December 31, 2000			16,170,082	1,617
Conversion of preferred stock for common stock			2,211,491	221
Fair value of private placement stock warrants
Transaction costs in connection with the
sale of common stock
Issuance of consulting stock warrants
Interest receivable on share subscription note
Stock-based compensation
Net loss
Balance, December 31, 2001			18,381,573	1,838
Conversion of promissory notes to common stock			370,837	37
Transaction costs in connection with the
sale of common stock
Payment of dividends
Payment of Subscription Note
Issuance of consulting stock warrants
Placement agent stock warrants
Fair value of detachable Series 1 warrants
Stock-based compensation			37,500	4
Net loss
Balance, December 31, 2002			18,789,910	1,879
Stock-based compensation			12,500	1
Placement agent stock warrants
Fair value of detachable Series 1 & 2 warrants
Payment of dividends
Conversion of Series 1 & 2 Notes to stock			4,773,764	478
Sale of common stock			5,500,000	550
Transaction costs in connection with the
sale of common stock
Outstanding common stock of Lions Gate
Investment Limited			8,461,538	846
Net Loss
Balance, December 31, 2003	—	—	37,537,712	3,754
Stock-based compensation
Sale of Series A Preferred Stock	206	—
Dividends - Series A Preferred Stock
Sale of common stock			6,011,221	601
Exercise of warrants			199,361	20
Net Loss
Balance, December 31, 2004	206	—	43,748,294	4,375
Stock-based compensation
Dividends - Series A Preferred Stock
Payment of Series A Preferred Stock dividend with common stock			779,937	78
Sale of common stock			21,000,000	2,100
Conversion of preferred stock for common stock	(50)		863,283	86
Net Loss
Balance, December 31, 2005	156	$—	66,391,514	$6,639

See notes to consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statements of Stockholders’ Equity

			Deficit
			Accumulated
	Additional	Share	During
	Paid-in	Subscription	Development
	Capital	Note	Stage	Total
Initial capital contribution	$748,927	$(225,000)		$525,000
Purchase of the net asset of Dynamics
Imaging, Inc.	158,864			159,091
Net loss			$(1,219,293)	(1,219,293)
Balance, December 31, 1999	907,791	(225,000)	(1,219,293)	(535,202)
Conversion of promissory notes to common stock	1,763,272			1,763,348
Sale of common stock	5,551,947			5,552,188
Transaction costs in connection with the
sale of common stock	(923,499)			(923,499)
Stock-based compensation	1,213			1,213
Interest receivable on share subscription note		(1,125)		(1,125)
Net loss			(3,012,627)	(3,012,627)
Balance, December 31, 2000	7,300,724	(226,125)	(4,231,920)	2,844,296
Conversion of preferred stock for common stock	1,474,106			1,474,327
Fair value of private placement stock warrants	737,161			737,161
Transaction costs in connection with the				—
sale of common stock	(414,837)			(414,837)
Issuance of consulting stock warrants	55,000			55,000
Interest receivable on share subscription note		(13,500)		(13,500)
Stock-based compensation	148,718			148,718
Net loss			(4,649,739)	(4,649,739)
Balance, December 31, 2001	9,300,872	(239,625)	(8,881,659)	181,426
Conversion of promissory notes to common stock	432,606			432,643
Transaction costs in connection with the				—
sale of common stock	(59,978)			(59,978)
Payment of dividends	(88,459)			(88,459)
Payment of Subscription Note		239,625		239,625
Issuance of consulting stock warrants	11,464			11,464
Placement agent stock warrants	73,403			73,403
Fair value of detachable Series 1 warrants	458,000			458,000
Stock-based compensation	75,273			75,277
Net loss			(2,707,462)	(2,707,462)
Balance, December 31, 2002	10,203,181	—	(11,589,121)	(1,384,061)
Stock-based compensation	87,174			87,175
Placement agent stock warrants	69,614			69,614
Fair value of detachable Series 1 & 2 warrants	350,112			350,112
Payment of dividends	(44,230)			(44,230)
Conversion of Series 1 & 2 Notes to stock	4,773,284			4,773,762
Sale of common stock	5,499,450			5,500,000
Transaction costs in connection with the
sale of common stock	(1,713,752)			(1,713,752)
Outstanding common stock of Lions Gate				—
Investment Limited	(846)			—
Net Loss			(5,151,403)	(5,151,403)
Balance, December 31, 2003	19,223,987	—	(16,740,524)	2,487,217
Stock-based compensation	66,891			66,891
Sale of Series A Preferred Stock	4,208,167			4,208,167
Dividends - Series A Preferred Stock	(206,454)			(206,454)
Sale of common stock	2,996,860			2,997,461
Exercise of warrants	(20)			—
Net Loss			(7,010,438)	(7,010,438)
Balance, December 31, 2004	26,289,431	—	(23,750,962)	2,542,844
Stock-based compensation	5,627			5,627
Dividends - Series A Preferred Stock	(353,408)			(353,408)
Payment of Series A Preferred Stock dividend with common stock	481,807			481,885
Sale of common stock	9,662,900			9,665,000
Conversion of preferred stock for common stock	(86)			—
Net Loss			(10,431,066)	(10,431,066)
Balance, December 31, 2005	$36,086,271	—	$(34,182,028)	$1,910,882

See notes to consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statements of Cash Flows

			Period from
			September 7,1999
	Year ended December 31,		(inception) to
	2005	2004	December 31, 2005
Operating activities
Net loss	$(10,431,066)	$(7,010,438)	$(34,182,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	250,156	116,027	570,503
Amortization of financing costs	—	—	854,343
Loss on sale / disposal of equipment	3,249	—	3,583
Write-off of purchased in-process research and development costs	—	—	1,023,525
Interest receivable in connection with share subscription
notes charged to equity	—	—	(14,625)
Stock based compensation	5,627	66,891	451,365
Accrued interest converted to equity	—	—	340,454
Accretion of discount on Series 1and 2 convertible notes	—	—	808,113
Common stock warrants in connection with
The conversion of notes payable	—	—	61,806
Changes in assets and liabilities:
(Increase) in accounts receivable	(31,585)	—	(31,585)
Decrease (Increase) in inventory	30,760	(379,412)	(348,652)
Decrease (Increase) in other current assets	11,912	676,096	(125,927)
Decrease (Increase) in other assets	—	(28,556)	42,996
Increase in accounts payable	268,195	6,533	804,265
Increase (decrease) in accrued expenses	373,728	(29,420)	545,128
Increase (decrease) in deferred revenue	(112,045)	92,850	24,450
Net cash used in operating activities	(9,631,069)	(6,489,429)	(29,172,286)

Investing activities
Purchase of business, net of cash received	—	—	(500,000)
Purchase of property and equipment	(175,785)	(719,478)	(1,011,367)
Patent costs	—	—	(43,022)
Proceeds from sale of equipment	—	—	250
Net cash used in investing activities	(175,785)	(719,478)	(1,554,139)

Financing activities
Proceeds from founding members	—	—	525,000
Cash paid for transaction costs associated with equity transactions	(835,000)	—	(2,843,107)
Cash paid for transaction costs associated with debt transactions	—	—	(719,485)
Deferred offering costs	—	—	(75,000)
Proceeds from subscriptions receivable - Class A preferred shares	—	—	940,020
Dividends - Class A redeemable convertible preferred units	—	—	(132,689)
Proceeds from share subscription note - related party	—	—	239,625
Proceeds (payments) from Series 1 and Series 2 Convertible Notes	—	(170,000)	4,386,000
Proceeds from notes payable, net	—	—	3,113,799
Proceeds from sale of common stock	10,500,000	2,997,461	23,626,149
Proceeds from sale of preferred stock	—	4,208,167	4,208,167
Repayment of notes payable	—	—	(229,300)
Net cash provided by financing activities	9,665,000	7,035,628	33,039,179
Increase (decrease) in cash and cash equivalents	(141,854)	(173,279)	2,312,754
Cash and cash equivalents at beginning of year/period	2,454,608	2,627,887	—
Cash and cash equivalents at end of year/period	$2,312,754	$2,454,608	$2,312,754

See notes to consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statements of Cash Flows (continued)

			Period from
			September 7,1999
	Year ended December 31,		(inception) to
	2005	2004	December 31, 2005
Supplemental disclosures of cash flow information
Cash paid during the year for interest	$8,397	$7,495	$106,502
Purchase of business, net of cash received:
Fair value of assets purchased	—	—	$(109,693)
Acquisition of in-process research and development costs	—	—	(1,023,525)
Assumption of promissory notes	—	—	417,877
Transaction costs	—	—	56,250
Issuance of shares	—	—	159,091
Net cash used to acquire business	$—	$—	$(500,000)

Non-cash investing and financing activities:
Conversion of notes payable and accrued interest to common stock	$—	$—	$8,026,451
Conversion of preferred shares to common stock	$1,262,500	$—	$2,570,346
Preferred stock dividends	$353,408	$206,454	$559,862
Deemed dividend to preferred stock shareholders	$136,940	$805,393	$942,333
Share subscription note	$—	$—	$239,625
Issuance of common warrants for consulting	$54,000	$18,200	$398,548
Accretion of Class A redeemable convertible preferred shares	$—	$—	$364,334

See notes to consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements
1.	Organization of Business

The consolidated financial statements include the accounts of DOBI Medical International, Inc. and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated.

DOBI Medical International, Inc. (formerly Lions Gate Investment Limited), is the parent company of DOBI Medical Systems, Inc. (collectively, the “Company”), and which is the surviving entity in a reverse merger closed in December, 2003 (see Note 12, “Reverse Merger”). The Company was organized on September 7, 1999 as a Delaware limited liability company (“LLC”). Effective January 1, 2003, the Company converted from a Delaware limited liability company to a Delaware corporation.

The Company was formed to acquire and further develop a new technology for imaging of the human body referred to as Dynamic Functional Imaging. On December 8, 1999, the Company acquired certain assets, including the research, technology, all intellectual property rights and other assets and assumed certain liabilities of Dynamics Imaging, Inc. in exchange for $500,000 in cash and a 17.5% membership interest (equal to 2,275,002 common shares with a value of $159,091) in DOBI Medical Systems, LLC. The transaction was accounted for by the purchase method of accounting. The purchase price has been allocated to the net assets acquired based on estimated fair values at the date of acquisition.

As part of the allocation of the purchase price, management determined that intangible assets with an assigned value of $1,023,525 represented purchased in-process research and development costs since significant additional costs will be required for clinical trials and Food and Drug Administration (“FDA”) approval prior to marketing a commercial product. The technology purchased has no alternative use and there can be no assurances that the Company can obtain FDA approval with the acquired technology before it needs additional funds (see Note 2). As such, the $1,023,525 of acquired in-process research and development was charged to research and development expense in 1999.

2.	Basis of Presentation

The Company’s principal activities to date have been in the research and development of a medical diagnostic system known as the Dynamic Optical Breast Imaging or DOBI® or ComfortScan™ System, which is an optically-based medical device for improved diagnosis of breast cancer as an adjunct to mammography. The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7, Development Stage Enterprises, since limited, principal operations only began in the second half of 2004.

Certain retroactive adjustments have been made to the financial statements presented for the periods prior to January 1, 2003 to reflect the Company as a corporation (rather than a limited liability company). The term “units” has been replaced with the terms “shares” or “stock” to reflect the Company’s status as a corporation when referring to various financial and equity instruments. In addition, the reverse stock split of 1.54 for 1, and the change in par value from $0.001 to $0.0001 has also been retroactively adjusted to inception.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is currently a development stage enterprise and the Company’s continued existence is dependent upon the Company’s ability to obtain additional debt and /or equity financing. The Company has yet to generate a positive cash flow from operations, and until meaningful sales of the Company’s product begin, the Company is totally dependent upon debt and equity funding to finance the Company’s operations.

In the event that the Company is unable to obtain additional debt or equity financing or the Company is unable to obtain such financing on terms and conditions acceptable to us, the Company may have to cease or severely curtail operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has so far been able to raise the capital necessary to reach this stage of product development and has been able to obtain funding for operating requirements to date. There is no assurance that, if and when FDA marketing clearance is obtained, the ComfortScan system will achieve market acceptance or that we will achieve a profitable level of operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

3.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with financial institutions and money market instruments. The Company places its cash and cash equivalents with high quality financial institutions and to date has not experienced losses on any of its balances. At times, cash balances held at financial institutions were in excess of federally insured limits.

Inventory

Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventories include material, labor and manufacturing overhead costs.

Property and Equipment

Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

Expenditures for routine maintenance and repairs are charged against operations. Major replacements, improvements and additions are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective account, and any resulting gain or loss is reported as income or expense.

Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”), the Company performs impairment tests on its long-lived assets when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to market value.

Intangible Assets

FASB Statement No. 142, Goodwill and Other Intangible Assets (“FAS 142”) requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142. This standard also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

The Company’s intangible assets consist of the costs of filing various United States and international patents and are amortized on a straight-line basis over the estimated useful lives of the respective patents, generally five to ten years.

Revenue Recognition

The Company generally recognizes revenue upon the shipment of its product to its customers except for the initial maintenance component. That component is deferred and is recognized on a straight-line basis over the initial maintenance term.

Research and Development

Research and development costs are expensed as incurred. The costs of materials and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing or sales, are classified as property and equipment and depreciated over their estimated useful lives.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2005 and 2004 advertising expense was $20,456 and $42,468, respectively.

Equity-Based Compensation

As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of FAS 123 and the Emerging Issues Task Force in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services which require that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (“FAS 148”). This standard amends the disclosure requirements of FAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of FAS 123 which requires disclosure of the pro forma effects on net income (loss) as if the fair value method of accounting prescribed by FAS 123 had been adopted, as well as certain other information.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following table summarizes relevant information as to reported results under the Company’s intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of FAS 123 had been applied for the following years ended December 31, 2005 and 2004 as follows:

	2005	2004
Net loss applicable to common stock, as reported	$(10,921,414)	$(8,022,285)
Add total stock-based compensation, as reported	5,627	66,891
Deduct total stock-based compensation determined under fair value based method for all awards	(1,006,713)	(670,899)
Pro forma net loss	$(11,922,500)	$(8,626,293)
Basic and diluted loss per common share - as reported	$(0.18)	$(0.21)
Proforma loss per share basic and diluted	$(0.20)	$(0.23)

Income Taxes

The Company was treated as a limited liability company (“LLC”) for federal and state income tax purposes through December 31, 2002 and did not incur income taxes as its earnings and losses were included in the tax returns of the members. Accordingly, the financial statements do not reflect a provision for federal or state income taxes through December 31, 2002.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

Effective as of January 2, 2003, the Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived primarily from tax loss carryforwards. The Company has established a valuation allowance related to the benefits of net operating losses for which utilization in future periods is uncertain. The Company believes it is more likely than not that the Company will not realize the benefits of these deductible differences in the near future and therefore a full valuation allowance of approximately $8,700,000 is provided. The valuation allowance increased by $3,800,000 during the year ended December 31, 2005.

As of December 31, 2005 the Company has approximately $22,000,000 of federal net operating losses available to offset future taxable income, which if not utilized will expire in 2025. No provision or benefit for income taxes has been recorded in the financial statements as a result of continued losses except that the Company obtained a corporation business tax benefit certificate pursuant to New Jersey law which allows the sale of unused state net operation losses. For the year ended December 31, 2005, the company received a benefit of $280,889. Any benefit for income taxes as a result of utilization of net operating losses may be limited as a result of a change in control.

Management Estimates

The preparation of financial statements are in conformity with accounting principles generally accepted in the United States and requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The recorded amounts of cash and cash equivalents, short-term borrowings, accounts receivable, accounts payable and accrued expenses as presented in the financial statements approximate fair value because of the short-term nature of these instruments.

Net Loss Per Common Share

Basic net loss per common share has been computed using the weighted average number of common shares outstanding during the periods presented plus any dilutive securities outstanding. There were no common stock equivalents consisting of options and warrants which were required to be included in the calculation of diluted loss per share for the periods presented. Total stock options and warrants outstanding as of December 31, 2005 equaled 6,739,250 and 34,231,719, respectively. As of December 31, 2005, our outstanding Series A Preferred convertible stock is convertible into 2,976,213 shares of common stock.

Recently Issued Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standards SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R effective for annual periods beginning after December 15, 2005. Under this method, the Company will begin recognizing compensation cost for equity-based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued before adoption based on the fair values previously calculated for disclosure purposes over the remaining vesting period of the outstanding options and warrants. The adoption of SFAS 123R will have an impact on the financial statements whereby the Company will record a charge to earnings on prospective issuances of stock options.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets.” This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this Statement should be applied prospectively. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

The Emerging Issues Task Force (“EITF”) Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus is effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

In May 2005, the FASB issued FASB 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

On September 28, 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 (“Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”): a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, Accounting for Income Taxes. Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes. b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled. c) Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements). The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

The Emerging Issues Task Force (“EITF”) reached a tentative conclusion on EITF Issue No. 05-1, “Accounting for the Conversion of an Instrument That Becomes Convertible upon the Issuer’s Exercise of a Call Option” that no gain or loss should be recognized upon the conversion of an instrument that becomes convertible as a result of an issuer’s exercise of a call option pursuant to the original terms of the instrument. The application of this pronouncement is not expected to have an impact on the Company’s consolidated financial statements.

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’“ (“EITF No. 05-2”), which addresses when a convertible debt instrument should be considered ‘conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF No. 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial statements.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’“ (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus of EITF No. 05-4 has not been finalized. The Company does not believe the adoption of this pronouncement will have an impact on the Company’s consolidated financial statements.

In September 2005, the FASB ratified EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” (“EITF No. 05-7”), which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt . EITF No. 05-7 is effective for the first interim or annual reporting period beginning after December 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement will have on its financial statements.

4.	Inventories at December 31, 2005 consisted of the following:

Purchased parts, components and supplies	$135,489
Work-in-process	46,534
Finished goods	166,629
$348,652

5.	Property and Equipment

Property and equipment at December 31, 2005 consisted of the following:

		Estimated Useful
		Lives (years)
Computer software and equipment	$796,019	3 - 5
Furniture, fixtures and equipment	115,057	5
Leasehold improvements	129,568	5
	1,040,644
Less accumulated depreciation and amortization	(463,083)
Property and equipment, net	$577,561

Depreciation and amortization expense was $244,880 and $94,083 for the years ended December 31, 2005 and 2004, respectively.

6.	Intangible Assets

Intangible assets at December 31, 2005 consisted of:

Patents	$112,128
Less accumulated amortization	(105,527)
Intangible assets, net	$6,601

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

The weighted-average amortization period for the patents is approximately five years. Amortization expense for the years ended December 31, 2005 and 2004 related to patents was $5,276 and $21,944 respectively. Amortization expense for the next five years is estimated as follows:

2005	$3,130
2006	1,186
2007	1,186
2008	482
Thereafter	617

7.	Notes Payable

As part of the acquisition of Dynamics Imaging, Inc., the Company assumed approximately $418,000 of Series Promissory Notes (“Notes”) with a member of the Board of Directors. These Notes bore interest at 10% per year, were payable on demand or within 180 days of issuance and were collateralized by all of the Company’s intellectual property and other assets. As of December 31, 1999, borrowings totaling $600,498 were outstanding with this director under the identical terms of the original issue. Subsequent to this acquisition, the Company borrowed an additional $1,004,000 in 2000 from this director, of which $899,000 was under the same terms as the Notes and $105,000 was under Unsecured Demand Promissory Notes (“Unsecured Notes”), which bore interest at 10% per year. Further, $309,000 was borrowed under the Unsecured Notes from a second director. As of December 31, 2000, outstanding borrowings totaling $1,763,348 with these related parties, including accrued interest of $79,150, were converted to common units and $229,300, including accrued interest of $1,500, was repaid.

During 2001, the Company borrowed $1,098,150 from this director under the same terms as previous borrowings. As of December 31, 2001, all outstanding borrowings, including accrued interest of $20,358, were converted to Class A redeemable convertible preferred shares.

Series 1 Convertible 8% Notes and Series 1 Warrants

In 2002, the Company authorized the private placement of up to $4,000,000 in “lots”, each lot consisting of one Series 1 Convertible 8% Note (“Series 1 Notes”) and one Series 1 Warrant (“Series 1 Warrants”) exercisable for securities of the Company having a dollar value equal to 100% of the principal amount of the corresponding Series 1 Note. Principal and interest related to the Series 1 Notes are repayable within 10 days following the closing of a qualified debt or equity financing, as defined, or on their respective maturity dates 13 months from their dates of issuance, which range from July 12, 2002 through January 31, 2003. In the event of a voluntary or involuntary liquidation, the Series 1 Notes are senior to all other unsecured indebtedness. The Series 1 Notes are convertible, on the same terms and conditions, into securities the Company may issue in connection with a qualified financing, or, if no such qualified financing occurs prior to the maturity date, into common shares of the Company at $1.85 per share. The Series 1 Warrants, which expire on the earlier of i) any reorganization or reclassification of the equity securities for the Company; ii) any consolidation or merger of the Company in which the Company is not the surviving entity; iii) the sale or disposition by the Company of all or substantially all of its assets; or iv) August 31, 2009, are exercisable, on the same terms and conditions, for securities the Company may issue in connection with a qualified financing, or, if no such qualified financing occurs prior to the maturity date, into common shares of the Company at $1.85 per share.

The Company sold $3,373,000 of its Series 1 Notes and Series 1 Warrants. In connection with this financing, the Company incurred and deferred a total of $610,313 in transaction-related expenses which included the issuance of placement agent unit warrants (the “Series 1 Placement Agent Warrants”) to purchase $500,600 in “lots,” each lot consisting of a Series 1 Note and a Series 1 Warrant. The exercise price of the Series 1 Placement Agent Warrants was 110% of the price paid by investors ($2.03 per lot). The fair value of the Series 1 Placement Agent Warrants were approximately $0.21 per warrant, or $109,108 in total, using the Black-Scholes option pricing model. Amortization of transaction related expenses for the years ended December 31, 2003 and 2002 totaled $552,894 and $57,419 respectively.

The Series 1 Notes were recorded at their original discounted value, by deducting and recording in paid-in capital, the estimated fair value, using the Black-Scholes option pricing model for the Series Warrants totaling $674,600.

On December 9, 2003, $2,878,000 of these notes and $177,761 of accrued interest were converted into common stock (see footnote 12 “Reverse Merger”). Of the remaining $495,000 of notes that were not converted into common stock, $325,000 with accrued interest had been paid prior to December 31, 2003 and the remaining $170,000 was paid in January 2004.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

Series 2 Subordinated Convertible 12% Notes and Series 2 Warrants

In 2003, the Company authorized the private placement of up to $3,000,000 in “lots,” each lot consisting of one Series 2 Subordinated Convertible 12% Note (“Series 2 Notes”) and one Series 2 Warrant (“Series 2 Warrants”) exercisable for securities of the Company having a dollar value equal to 100% of the principal amount of the corresponding Series 2 Note. At the election of the Company, the Series 2 Notes shall be converted into the Company’s Common Stock at a price equal to the price of common shares issued pursuant to a Qualified Financing. A Qualified Financing is defined as the sale or a series of sales of equity securities by the Company with gross proceeds of not less than $5,000,000. A Qualified Financing also includes any merger or consolidation to which the Company is a party, and in which the party to the merger other than the Company immediately prior to the effective time of the merger or consolidation, has cash and cash equivalents, of not less than $5,000,000. The Series 2 Notes had respective maturity dates 13 months from their dates of issuance, which range from October 13, 2004 through October 30, 2004. The Series 2 Notes are convertible, on the same terms and conditions, into securities the Company may issue in connection with a qualified financing, or, if no such qualified financing occurs prior to the maturity date, into common shares of the Company at $1.85 per share. The Series 2 Warrants are exercisable at $1.85 per share for a share of the Company’s Common Stock, subject to adjustments under certain circumstances. The warrants expire on December 31, 2008.

The Company sold $1,680,500 of its Series 2 Notes and Series 2 Warrants. In connection with this financing, the Company incurred and deferred a total of $244,030 in transaction related expenses which included the issuance of placement agent warrants (the “Series 2 Placement Agent Warrants”) to purchase $143,050 in “lots,” each lot consisting of a Series 2 Note and a Series 2 Warrant. The exercise price of the Series 1 Placement Agent Warrants is 110% of the price paid by investors ($2.03 per lot). The fair value of the Series 2 Placement Agent Warrants is approximately $0.27 per warrant, or $25,749 in total, using the Black-Scholes option pricing model.

The Series 2 Notes were recorded at their original discounted value, by deducting and recording in paid-in capital, the estimated fair value, using the Black-Scholes option pricing model for the Series 2 Warrants totaling $133,513.

On December 9, 2003, these notes and $37,501 of accrued interest were converted into common stock (see footnote 12 “Reverse Merger”). The deferred transaction costs of $244,030 and warrant costs of $133,513 were recognized as interest expense in the year ended December 31, 2003.

8.	Stockholders’ Equity

Pursuant to the approval of the holders of common units of the Company at a Special Meeting of the Holders of the Common Units on December 18, 2002, on January 1, 2003, the Company converted, from a Delaware limited liability company to a Delaware corporation. In accordance with the Certificate of Incorporation approved at that meeting, the Company was authorized to issue 95,000,000 common shares, 2,500,000 Class A 4% redeemable convertible preferred shares, and 2,500,000 preferred shares.

Pursuant to the merger the number of shares of common stock authorized was increased from the 100,000,000 shares of common stock, par value $.0001 per share authorized under Lions Gate’s Articles of Incorporation, to 150,000,000 shares of capital stock, divided into 140,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share.

Class A 4% Redeemable Convertible Preferred Shares

On June 25, 2001, the Board of Managers authorized up to 2,500,000 shares of membership interest to be designated as Class A 4% Redeemable Convertible Preferred Shares (the “Preferred Shares”). Preferred Shares are non-voting securities with a liquidation value of $2.25 per unit and are entitled to a dividend at the rate of four percent (4%) per year on the liquidation value of each Preferred Share outstanding, in cash, semi-annually on June 30 and December 31 each year. Each Preferred Share outstanding will be redeemed for 100% liquidation value at the earlier of (i) December 31, 2006, or (ii) the closing of any transaction in which the common units are redeemable or exchangeable in full for cash or any combination of cash, securities or other property.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

Upon liquidation or dissolution of the Company, the remaining assets of the Company shall be distributed first, to the payment of all taxes, unpaid wages, debts and liabilities of the Company (including debts and liabilities to stockholders); second, to holders of any classes of ownership interests having rights senior to the rights of the Preferred Shares; third, to the payment of accrued but unpaid dividends to the Class A shareholders on their outstanding Preferred Shares; fourth, to the holders of the Preferred Shares, at the liquidation value per Preferred Share; fifth, to holders of any classes or groups of stockholder interests in the Company having rights junior to the Preferred Shares; sixth, to the holders of the common shares.

On December 31, 2001, the Company completed a private placement of its Preferred Shares. In connection with this private placement, the Company issued 2,211,491 preferred lots at an issuance price of $1.00 per lot. Each lot consists of one Preferred Share and one warrant to purchase a common share at an exercise price of $1.00. The warrants are exercisable at any time and expire on December 31, 2006, unless the common shares are listed on NASDAQ (National Market or Small Cap Market), the American Stock Exchange, or the New York Stock Exchange (“a major exchange”). If the common shares are listed on a major exchange and the price of the common shares equals or exceeds $3.375 per share for 20 consecutive days, the warrants will automatically expire 45 days after the occurrence of this event.

Additionally, as part of this transaction $1,118,508 of promissory notes and accrued interest to a related party were converted at $1.00 per share into 1,118,508 Preferred Shares in 2001. The Company incurred approximately $414,800 of transaction related expenses, including cash commissions and non-accountable expenses totaling $131,158 to the Placement Agent. In addition, the Placement Agent received 131,422 warrants (the “2001 Placement Agent Warrants”) to purchase preferred lots, each lot consisting of one Preferred Share and one warrant to purchase a common share for $1.00 per common share. The exercise price of the 2001 Placement Agent Warrants is $1.10 per lot. These warrants are exercisable at any time, expire five years from date of issuance and contain certain anti-dilution provisions.

The Preferred Shares were converted to shares of Company common stock (see Note 12, “Reverse Merger”).

Common Shares and Warrants

During 2000, the Company completed a private placement of its common shares. In connection with this private placement, the Company issued 3,170,069 common shares at an issuance price of $2.31 per share. As part of this transaction, approximately $1,680,000 of promissory notes and accrued interest to a related party were converted at $2.31 per share into 764,118 shares, and approximately $82,000 of promissory notes and accrued interest due to the Placement Agent were converted at $2.31 per share into 40,260 shares. The Company also incurred approximately $923,500 of transaction-related expenses. Common shares have voting rights equal to one vote for each share held.

As part of the private placement, the Placement Agent received 309,908 warrants (the “2000 Placement Agent warrants”) to purchase common shares at 10% above the issuance price ($1.57 per share). These warrants are exercisable at any time, expire four years from the date of issuance and contain certain anti-dilution provisions.

In August 2001, the Company entered into a financial consulting agreement with the Placement Agent and granted warrants (the “2001 Consultancy Warrants”) to purchase common shares at the same price and terms as the 2000 Placement Agent warrants.

During 2002, the Company borrowed $345,149 from a related party under the same terms as previous borrowings (see Note 7 and Note 11). As of December 31, 2002, the outstanding borrowings, including accrued interest of $25,688, were converted to common shares at a price of $1.00 per share. The common shares were subject to the same anti-dilution provisions as the Preferred Shares. In connection with this transaction, the Company issued $370,837 in warrants in substantially the same form as the Series 1 Warrants resulting in a fair value of $61,806 recorded as interest expense in the 2002 statement of operations.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

On December 9, 2003, all outstanding warrants were exchanged on a one-for-one basis for three-year warrants to purchase common stock at an exercise price of $1.54 per share (see Note 12, “Reverse Merger”).

On December 17, 2004, at the final closing of its December 2003 private placement, the Company issued 6 million shares of common stock and 1.5 million warrants to purchase common stock at an exercise price of $1.54, realizing net proceeds of $2,997,461 (see footnote 12, “Reverse Merger”).

On March 30, 2005, the Company completed a private placement for 21,000,000 shares of its common stock at a purchase price of $.50 per share, for gross proceeds of $10,500,000 and net proceeds of approximately $9,665,000 (net of transaction costs totaling $835,000). The investors also received 5,250,000 five-year warrants to purchase shares of common stock at an exercise price of $.75 per share and 5,250,000 five-year warrants to purchase shares of common stock at an exercise price of $1.25. In addition, the placement agent received 840,000 four-year warrants to purchase shares of common stock at an exercise price of $.88 per share. The subscribers to the common stock in this transaction have weighted average anti-dilution rights in the event that the Company common stock or a convertible instrument at a purchase price or conversion price lower than $.50 per share. This anti-dilution right expires on March 30, 2006.

Series A Preferred Convertible Shares

On July 30, 2004, the Company completed a private placement financing in which it sold 206.45 Series A Preferred shares, which are convertible into 2,580,667 shares of common stock, for $25,000 per share. Proceeds from the transaction was $4,208,167 net of fees. The Company also issued 2,580,667 4-year investor warrants to purchase common stock at a price of $3.00 per share. Deemed dividends for the years ended December 31, 2005 and 2004 were $136,940 and $805,393, respectively, and consisted of imputed dividends resulting from increasing rate preferred stock, issuance of warrants in connection with the transaction, and the issuance of the preferred stock, at an effective common stock conversion price which was less than the common stock price at the date of issuance in accordance with Emerging Issue Task Force (“EITF) 98-5 and Staff Accounting Bulletin (“SAB”) Topic 5.Q “Increasing Rate Preferred Stock.” In connection with the December 17, 2004 sale of 6 million shares of common stock and the March 30, 2005 sale of 21 million shares of common stock, we reduced the conversion price of its Series A preferred stock from $2.00 per share to $1.31 per share. The anti-dilution provision for the Series A Preferred shares expires July 30, 2006.

The Company incurred cash transaction costs totaling approximately $911,000, which included placement agent commissions and non-accountable expenses totaling approximately $671,000. In addition, the Company issued 770,450 4-year placement agent warrants to purchase common stock at a price of $2.00 per share.

The holders of Series A Preferred Stock are entitled to receive a quarterly cumulative dividend at the end of each calendar quarter, commencing October 1, 2004 (the “Dividend”) calculated at a rate of 8% per annum of the issue price of any outstanding share of Series A Preferred Stock, commencing July 1, 2004 and continuing for the first three years after the closing of this Offering, 10% per annum for the following two years, and 12% per annum for any additional year in which any share of Series A Preferred Stock remains outstanding. At the option of the Company, the dividend may be paid in either cash or registered shares of Common Stock. In the case of payment in stock, this stock will be valued at 95% of the average of the closing trading price of the Common Stock for the 20 trading days ending on the day prior to the day on which such payment is due. For the years ended December 31, 2005 and 2004, the Company recorded preferred stock dividends of $353,408 and $206,454, respectively. Series A preferred convertible stock is convertible at anytime into common stock at the option of the holder.

As of December 31, 2005 there were issued and outstanding 34,231,719 warrants to purchase common stock with an exercise prices ranging from $0.50 to $3.00 and expiring from December 2006 to October 2010. As of December 31, 2005 the Series A Preferred convertible stock were convertible into 2,976,213 shares of common stock.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

9.	Commitments and Contingencies

Leases

The Company leases office space under an operating lease which expires in June 2009. The Company is subject to its proportioned share of common area maintenance charges and real estate tax increases. Future minimum lease payments under this non-cancelable lease as of ended December 31, 2005 are as follows:

2006	$261,416
2007	293,088
2008	308,928
2009	154,464
$1,017,896

Rent expense for the years ended December 31, 2005 and 2004 was $287,514 and $164,949, respectively.

Litigation

In the ordinary course of business, the Company may become a party to legal or regulatory proceedings resulting from litigation, claims, or other disputes. There can be no assurance that one or more future actions, if they occur, would not have a material adverse effect on the business. Currently there is no material litigation threatened or pending matters involving the Company except for the following:

On April 15, 2005, the Company filed suit in the Supreme Court of the State of New York, County of New York, Index No. 601348/05, against Brian Vodicka, a former member of the Company’s Board of Directors, alleging breach of contract and breach of fiduciary duty and seeking specific performance and injunctive relief preventing the disclosure and requiring the return of certain confidential and proprietary documents. On July 11, 2005, the New York Supreme Court issued an order preliminarily enjoining Mr. Vodicka from using documents or information provided to Mr. Vodicka by the Company wrongfully and in violation of the confidentiality agreement between Mr. Vodicka and the Company. Mr. Vodicka’s attorney has withdrawn from the case and Mr. Vodicka is representing himself pro se. The court order against Mr. Vodicka remains in effect.

On July 13, 2005, Mr. Vodicka filed a complaint with the U.S. Occupational Safety and Health Administration of the Department of Labor (“OSHA”) under the employee protection provisions of Title VIII of the Sarbanes-Oxley Act of 2002 (“SOX”) alleging that the Company had harassed him by filing the above-referenced New York lawsuit against him. On September 9, 2005, the Secretary of Labor, acting through her agent, the Region VI Regional Administrator of OSHA, announced that she had investigated the complaint and determined that it had no merit, that it should be dismissed, and that there was no reasonable cause to believe that the Company had violated SOX. Mr. Vodicka filed an appeal of these findings in the US Department of Labor’s Office of Administrative Law Judges. On December 23, 2005 a Labor Department administrative law judge granted DOBI’s motion for summary judgment dismissing Vodicka’s OSHA complaint. In doing so, the administrative law judge held that Vodicka’s argument that DOBI had violated SOX by filing the New York lawsuit was “conclusory and unpersuasive.” Mr. Vodicka has, in turn, appealed the administrative law judge’s decision to the Administrative Review Board of the Labor Department. The Company shares the views of the regional administrator and the administrative law judge that Mr. Vodicka’s allegations are without merit and intends to continue to vigorously defend against the Vodicka claims.

On July 15, 2005, the Company was served with a complaint that had been filed in the United States District Court for the Western District of Texas on July 5, 2005 by Steve Aubrey and a group of other stockholders, many of whom are associated with Mr. Vodicka, alleging, among other things, that the Company and certain of its officers and directors, as well as two of its previous advisors, had violated federal and state securities laws and seeking damages, interest, and attorneys’ fees and costs. On July 28, 2005 Mr. Vodicka himself filed a complaint against the same defendants in the same court containing substantially the same allegations and claims. On September 24, 2005 the Company received an Amended Complaint consolidating the Aubrey and Vodicka suits. On October 6, 2005 plaintiffs filed self-executing papers in the Western District of Texas voluntarily dismissing their claims without prejudice. Shortly thereafter, several plaintiffs moved to withdraw or vacate their voluntary dismissals. In addition, plaintiffs’ counsel petitioned the court to withdraw from the case. Plaintiffs’ motions to withdraw or vacate their voluntary dismissals were denied and plaintiffs’ counsel’s motion to withdraw was dismissed as moot on November 28, 2005. Vodicka’s counsel in the Western District of Texas thereupon withdrew from representing Vodicka and the other plaintiffs. On December 27, 2005, a group of plaintiffs represented by new counsel re-initiated litigation in the Western District of Texas alleging substantially the same allegations as to DOBI and certain officers and directors as those contained in the prior complaint which had been dismissed without prejudice. The plaintiffs have claimed that the Company and certain of its officers and directors made material omissions and/or misrepresentations and that this caused plaintiffs to privately purchase shares of the Company’s stock at allegedly artificially inflated prices.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

The Company believes that the allegations are without merit and that they stem from plaintiffs’ dissatisfaction with the current market price of the Company’s stock.  The Company intends to continue to vigorously defend against plaintiffs’ claims.  However, we are unable to predict the outcome of the claims and accordingly, no amounts have been provided for in the financial statements.

Employment Agreement

Phillip C. Thomas, Co-Founder, Director and Chief Executive Officer, entered into an employment agreement with us dated December 9, 2003 to continue serving as Chief Executive Officer for a term of three years through December 8, 2006, with automatic extensions on each anniversary of the commencement date for an additional one year from the then current expiration date under certain conditions. Pursuant to the employment agreement, the Board gave notice to not automatically extend his agreement, and thus, Mr. Thomas’ employment agreement expires on December 8, 2006. Mr. Thomas through his legal counsel has indicated that he believes his employment agreement expires on December 8, 2007. The matter is currently unresolved.

All our other employees are employees at will under law, most of whom would receive separation pay if terminated without cause ranging from one month to 12 months. Separation pay would not be deemed to be material.

10.	Share Incentive Plan

Effective September 13, 2000, the Board of Managers established a unit incentive plan, the 2000 Unit Incentive Plan, to provide for the granting of options to purchase common shares in the Company to the Board of Managers, officers, key employees and consultants at a price not less than the fair market value at the date of grant for “incentive” share options and a price not less than 75% of the fair market value at the date of grant for “non-qualified” options. Under the provisions of the 2000 Unit Incentive Plan, no option will have a term in excess of 10 years.

On December 18, 2002, pursuant to the approval at a Special Meeting of the Holders of the Common Shares, the 2000 Unit Incentive Plan was amended to increase the number of share options available for issuance under the Share Plan to 15 percent of the common units outstanding calculated on a fully diluted basis. Upon DOBI Medical Systems LLC becoming a corporation on January 1, 2003, the Unit Incentive Plan was amended to become the 2000 Stock Incentive Plan. As of December 31, 2005, the 2000 Stock Incentive Plan was authorized to issue 9,958,727 stock options, based on the common stock outstanding at that date. As of December 31, 2005 there were issued and outstanding stock options to purchase 6,739,250 shares of our common stock.

The Share Plan is administered by a Committee named by the Board of Directors and is responsible for determining the individuals to be granted options, the number of options each individual will receive, the option price per share and the exercise period of each option. Options granted pursuant to the Share Plan generally vest over a four-year period and are subject to accelerated vesting under certain conditions. On December 13, 2004, the Board of Directors voted that upon a change of control of the Company, as defined in the Plan, all options granted but not then vested, shall thereupon immediately vest.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

During years ended December 31, 2005 and 2004, the Board of Directors granted 2,606,500 and 2,367,750 options, respectively. These options have an exercise price of $0.40 to $3.30 per share and expire from 5 to 10 years from the date of grant. The average fair value per option granted in 2005 and 2004 was $0.36 and $0.94, respectively. Options granted to non-employees are accounted for under SFAS No. 123, whereby compensation measurement of equity awards is based on their fair value. The fair market value of these options was estimated at the date of grant using a Black-Scholes option pricing model.

The following table summarizes information about stock options outstanding at December 31, 2005 and 2004:

	2005		2004
	Weighted-Average Exercise Price	Number of Options	Weighted-Average Exercise Price	Number of Options
Options outstanding, beginning of year	$1.59	4,980,500	$1.46	2,862,250
Granted	0.58	2,606,500	1.89	2,367,750
Exercised	—	—	—	—
Forfeited	1.35	(847,750)	2.97	(249,500)
Options outstanding, end of year	$1.16	6,739,250	$1.59	4,980,500

Options exercisable, end of year	$1.65	2,599,625	$1.70	1,707,141

Stock options outstanding at December 31, 2005 for each of the following classes of options, by exercise price, are summarized as follows:

Exercise Price	Number of Options	Weighted-Average Remaining Contractual Life	Number of Options Currently Exercisable
$0.40 - $1.00	3,926,500	6.4 years	885,000
$1.01 - $2.00	1,598,425	7.8 years	820,300
$2.01 - $3.00	1,055,950	6.2 years	740,940
$3.01 - $4.00	158,375	7.9 years	153,375

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2005 and 2004:

Expected life from issue date (in years)	2 - 5
Risk-free interest rate	2.75% - 4.00%
Volatility	35.9% - 102.2%
Dividend yield	—

11.	Related Party Transactions

In connection with the organization of the Company, a member of the Board of Directors of the Company agreed to provide his initial capital contribution and, from time to time, additional loans and/or equity capital in the form of cash or cash equivalents in an aggregate amount not to exceed $1,750,000 for the operations and working capital of the Company. This funding, which was in the form of notes payable by the Company, has been completed. In accordance with the funding agreement, $1,681,545, including interest, was converted to common stock at the completion of the first round of private equity funding in 2000.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

During 2001, this same director provided bridge financing to the Company in the form of notes payable totaling $1,098,150. On December 31, 2001 the loan balance and accrued but unpaid interest totaling $20,358, was converted into 1,118,508 Class A 4% Redeemable Convertible Preferred Shares and 1,118,805 common share purchase warrants. No cash interest was paid by the Company on the loans in 2001.

During 2002, the Company borrowed $345,149 from this same director under the same terms as previous borrowings. In December, 2002, the outstanding borrowings were converted to common stock at a price of $1.00 per share. The common shares are subject to the same anti-dilution provisions as the Preferred Shares. In connection with this transaction, the Company issued $370,837 in warrants in substantially the same form as the Series 1 Warrants resulting in a fair value of $61,806 recorded as interest expense in the 2002 statement of operations.

During 2003, the Company borrowed $250,000 from this same director under the same terms as previous borrowings. As of December 1, 2003, the outstanding borrowings were converted to purchase $250,000 of Series 2 Notes.

DOBI Medical Systems’ chief executive officer and director was indebted to DOBI Medical Systems pursuant to a limited recourse promissory note which was paid in full in December 2002. As of January 1, 2001, the principal amount of the note was $225,000, and from the date of the loan to payment of the note in full, the note bore interest at the annual rate of 6%, payable annually in arrears. The original amount of the note, $225,000, was used by the chief executive officer and director to purchase 2,925,003 shares of common stock of DOBI Medical Systems.

12.	Reverse Merger

On December 9, 2003, the Company merged into Lions’ Gate Investment, Limited (“Lions Gate”), a publicly listed company, with the Company as the surviving entity (the “Merger”). At the time of the Merger, Lions Gate had 8,461,538 shares of common stock outstanding.

For accounting purposes the Company is the acquirer in the transaction, and consequently the transaction will be treated as a recapitalization of the company.

Prior to the Merger, Lions Gate (i) redeemed and cancelled 1,738,462 shares of its outstanding common stock from a director and three other persons for a cash payment of $250,000, and (ii) released to its other director its oil and gas licenses and certain related receivables due from such other director (valued on its books at $10,109) in exchange for 400,000 shares of its common stock held by that director, thereby reducing the total number of shares of common stock outstanding from 10,600,000 to 8,461,538 shares. Effective immediately prior to the merger, the Company engaged in a 1.53846:1 reverse stock split of its outstanding common stock, and made appropriate adjustments to its outstanding warrants, stock options, convertible debt and equity securities.

Simultaneous to the Merger, the Company closed a two-tranche private financing (the “Private Financing”) in which the Company received gross proceeds of the first tranche totaling $5,500,000. In connection with the first tranche of the Private Financing, the Company issued 5,500,000 shares of common stock and 2,750,000 three-year warrants to purchase common stock at an exercise price of $1.54 per share (the “Warrants”).

On December 17, 2004, the Company completed the final closing of the 2003 Private Placement. At closing, the Company issued 6 million shares of common stock and 1.5 million warrants to purchase common stock at an exercise price of $1.54 to investors, realizing net proceeds of approximately $3 million. The Company also issued 1.5 million warrants to purchase common stock at an exercise price of $1.54 per share to its financial advisors in connection with the final closing. DOBI Medical also reduced the conversion price of its Series A preferred shares from $2.00 per share to $1.78 per share.

Pursuant to the Merger Agreement, at closing Lions Gate issued 23,576,174 shares of its common stock to the former security holders of the Company, representing 62.8% of the outstanding Lions Gate common stock following the merger, in exchange for 100% of the outstanding capital stock of the Company and convertible promissory notes. Included in the shares of capital stock of the Company outstanding prior to the merger were (i) 16,590,920 shares of common stock of the Company, which were converted at the merger on a one-for-one basis into 16,590,920 shares of Lions Gate common stock, and (ii) 2,211,491 shares of the Company’s Class A Convertible Preferred Stock, which were converted at the merger on a one-for-one basis into 2,211,491 shares of Lions Gate common stock. Convertible promissory notes of the Company outstanding prior to the merger included (i) $1,680,500 of outstanding indebtedness under the Company’s Series 2 Convertible Notes, which represented all of the indebtedness outstanding under those notes, and which was converted, together with accrued but unpaid interest thereon, at the merger into 1,718,002 shares of Lions Gate common stock, and (ii) $2,878,000 of outstanding indebtedness under the Company’s Series 1 Convertible Notes, which represented all but $270,000 of the principal indebtedness outstanding under those notes, and which was converted, together with accrued but unpaid interest thereon, at the merger into 3,055,761 shares of Lions Gate common stock. The $270,000 of indebtedness left outstanding, plus accrued interest thereon, under the Series 1 Notes became an outstanding debt obligation of the Company following the merger. The company repaid $100,000 subsequent to the merger and the remaining debt was $170,000 as of December 31, 2003.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements

Pursuant to the Merger Agreement, all outstanding warrants were exchanged on a one-for-one basis for three-year Warrants to purchase common stock at an exercise price of $1.54 per share.

In connection with the Private Placement, the Company incurred cash transaction expenses as follows: (i) placement agent fees totaling $1,020,000, of which $660,000 were paid on closing and $360,000 are due six months from closing; (ii) transaction expenses incurred by the Company’s financial consultant and Placement agent totaling $270,000; and (iii) legal, accounting and other professional fees and expenses incurred by the Company totaling approximately $423,000. In addition, the Company issued 3,770,000 Warrants to the placement agent and its financial advisors in connection with the first tranche.

The Company used the Black-Scholes option pricing model to determine a fair value of the three-year warrants issued in the Offering. The 3-year warrants were valued at $.14 per share.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Balance Sheet
March 31, 2006
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$19,118
Accounts receivable	79,337
Prepaid expenses and other current assets	153,410
Inventory	269,029
Total current assets	520,894

Property and equipment, net	524,181
Intangible assets, net	5,664
Other assets	55,425
Total assets	$1,106,164

Liabilities and stockholders’ deficiency
Current liabilities:
Accounts payable	$1,406,624
Accrued expenses	1,195,212
Deferred revenue	19,500
Total current liabilities	2,621,336

Stockholders’ deficiency
Preferred stock, $.0001 par value, 10,000,000 shares
authorized, 155 issued and outstanding	—
Common stock, $.0001 par value, 340,000,000 shares
authorized, 66,410,598 issued and outstanding	6,641
Additional paid-in capital	36,389,047
Deficit accumulated during development stage	(37,910,860)
Total stockholders’ deficiency	(1,515,172)
Total liabilities and stockholders’ deficiency	$1,106,164

See notes to condensed consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

			Period from
			September 7,
			1999
	Three months ended		(inception) to
	March 31,		March 31,
	2006	2005	2006

Revenue
Product	$89,000	$45,014	$630,110
Service	18,450	17,400	102,000
	107,450	62,414	732,110
Cost of sales
Product	240,110	182,613	1,190,408
Service	71,383	62,888	355,512
	311,493	245,501	1,545,920
Gross loss	(204,043)	(183,087)	(813,810)

Research and development expenses	659,659	448,090	11,858,893
General and administrative expenses	1,188,751	795,480	10,939,685
Clinical program expenses	1,455,619	385,842	7,457,873
Sales and marketing expenses	223,256	259,565	5,261,144
Total operating expenses	3,527,285	1,888,977	35,517,595

Operating income (loss)	(3,731,328)	(2,072,064)	(36,331,405)

Other income (expense)
Interest expense	(2,772)	(2,259)	(2,184,320)
Interest income	5,268	4,341	325,201
Loss before income taxes	(3,728,832)	(2,069,982)	(38,190,524)
Income tax benefit	—	—	279,664
Net loss	(3,728,832)	(2,069,982)	(37,910,860)
Deemed dividend on preferred stock	(29,589)	(36,877)	(971,922)
Preferred Stock dividends	(76,978)	(93,227)	(636,840)
Net loss applicable to common stock	$(3,835,399)	$(2,200,086)	$(39,519,622)

Basic and diluted loss per common share	$(0.06)	$(0.05)

Weighted average common shares, basic and diluted	66,407,841	44,308,225

See notes to condensed consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

			Period from
	Three months ended		September 7,1999
	March 31,		(inception) to
	2006	2005	March 31, 2006
Operating activities
Net loss	$(3,728,832)	$(2,069,982)	$(37,910,860)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66,496	54,423	636,999
Amortization of financing costs	—	—	854,343
Loss on sale of equipment	—	—	3,583
Write-off of purchased in-process research and development costs	—	—	1,023,525
Interest receivable in connection with share subscription
notes charged to equity	—	—	(14,625)
Stock based compensation	379,755	417	831,120
Accrued interest converted to equity	—	—	340,454
Accretion of discount on Series 1and 2 convertible notes	—	—	808,113
Common stock warrants in connection with
the conversion of notes payable	—	—	61,806
Changes in assets and liabilities:
(Increase) in accounts receivable	(47,752)	(50,000)	(79,337)
(Increase) decrease in inventory	79,623	(144,818)	(269,029)
(Increase) decrease in other current assets	(27,261)	63,161	(153,188)
(Increase) decrease in other assets	(9,896)	—	33,100
Increase (decrease) in accounts payable	867,834	(24,699)	1,672,099
Increase in accrued expenses	143,527	321,477	688,655
Increase (decrease)in deferred revenue	(4,950)	(9,250)	19,500
Net cash used in operating activities	(2,281,456)	(1,859,271)	(31,453,742)

Investing activities
Purchase of business, net of cash received	—	—	(500,000)
Purchase of property and equipment	(12,180)	(9,712)	(1,023,547)
Patent costs	—	—	(43,022)
Proceeds from sale of equipment	—	—	250
Net cash used in investing activities	(12,180)	(9,712)	(1,566,319)

Financing activities
Proceeds from founding members	—	—	525,000
Cash paid for transaction costs associated with equity transactions	—	(835,000)	(2,843,107)
Cash paid for transaction costs associated with debt transactions	—	—	(719,485)
Deferred offering costs	—	—	(75,000)
Proceeds from subscriptions receivable - Class A preferred shares	—	—	940,020
Dividends - Class A redeemable convertible preferred units	—	—	(132,689)
Proceeds from share subscription note - related party	—	—	239,625
Proceeds from Series 1 and Series 2 Convertible Notes - net	—	—	4,386,000
Proceeds from notes payable, net	—	—	3,113,799
Proceeds from sale of common stock	—	10,500,000	23,626,149
Net proceeds from sale of preferred stock	—	—	4,208,167
Repayment of notes payable	—	—	(229,300)
Net cash provided by financing activities	—	9,665,000	33,039,179

Increase in cash and cash equivalents	(2,293,636)	7,796,017	19,118
Cash and cash equivalents at beginning of year/period	2,312,754	2,454,608	—
Cash and cash equivalents at end of year/period	$19,118	$10,250,625	$19,118

See notes to condensed consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Consolidated Statements of Cash Flows (continued)
(unaudited)

			Period from
	Three months ended		September 7,1999
	March 31,		(inception) to
	2006	2005	March 31, 2006
Supplemental disclosures of cash flow information
Cash paid during the period for interest	$2,772	$2,259	$109,274

Income taxes paid	$—	$—	$—
Purchase of business, net of cash received:
Fair value of assets purchased	—	—	$(109,693)
Acquisition of in-process research and development costs	—	—	(1,023,525)
Assumption of promissory notes	—	—	417,877
Transaction costs	—	—	56,250
Issuance of shares	—	—	159,091
Net cash used to acquire business	$—	$—	$(500,000)

Non-cash investing and financing activities:
Conversion of notes payable and accrued interest to common stock	$—	$—	$8,026,451
Conversion of preferred shares to common stock	$25,000	$500,000	$2,595,346
Preferred stock dividends	$76,978	$93,227	$636,840
Deemed dividends to preferred stock shareholders	$29,589	$36,877	$971,922
Share subscription note	$—	$—	$239,625
Issuance of common warrants for consulting	$—	$—	$398,548
Accretion of Class A redeemable convertible preferred shares	$—	$—	$364,334

See notes to consolidated financial statements

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.	Organization of Business

The consolidated financial statements include the accounts of DOBI Medical International, Inc. and its wholly-owned subsidiary, DOBI Medical Systems, Inc. All significant inter-company balances and transactions have been eliminated.

The Company was formed to acquire and further develop a new technology for imaging of the human body, referred to as Dynamic Optical Breast Imaging (“DOBI” ®).

2.	Basis of Presentation

The accompanying interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. The results of operations for the three month periods ended March 31, 2006 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2006.

These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s 2005 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

The Company’s principal activities to date have been in the research and development of a medical diagnostic system known as the ComfortScan® system, which is an optically-based medical device for improved diagnosis of breast cancer as an adjunct to mammography. The accompanying financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7, Development Stage Enterprises, since limited, principal operations only began in the fourth quarter of 2004.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is currently a development stage enterprise and its continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining additional debt and/or equity financing. The Company has yet to generate a positive internal cash flow, and unless or until meaningful sales of our product begin, we are totally dependent upon debt and equity funding.

In the event that the Company is unable to obtain debt or equity financing or unable to obtain such financing on terms and conditions that are acceptable to the Company, we may have to cease or severely curtail our operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has so far been able to raise the capital necessary to reach this stage of product development and has been able to obtain funding for operating requirements to date, but there can be no assurance that the Company will be able to continue to do so. There is no assurance that, if and when FDA premarket approval is obtained, the ComfortScan system as an adjunct to mammography will achieve market acceptance to achieve meaningful sales or profitability. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company adopted SFAS 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), effective January 1, 2006. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair value. Pro forma disclosure is no longer an alternative. The adoption of this standard increased loss from operations for options issued to employees, not previously required to be expensed, in the amount of $372,962 and increased basic and diluted earnings per share by less than $0.01 per share.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(unaudited)

3.	Summary of Significant Accounting Policies

Equity-Based Compensation

Effective January 1, 2006, the Company adopted SFAS 123R which replaces SFAS 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition.

The Company has selected the Black-Scholes method of valuation for share-based compensation and has adopted the modified prospective transition method under SFAS 123R, which requires that compensation cost be recorded, as earned, for all unvested stock options outstanding as the beginning of the first quarter of adoption of SFAS 123R. As permitted by SFAS 123R, prior periods have not been restated. The charge is generally recognized as non cash compensation on a straight-line basis over the remaining service period after the adoption date based on the options’ original estimate of fair values. The non cash compensation expense for the quarter ended March 31, 2006 was $379,755, including $6,793 of expenses for consultants. As of March 31, 2006, there was $959,849 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan that is expected to be recognized between April 2006 through February 2010.

Prior to the adoption of SFAS 123R, the Company applied the intrinsic-value-based method of accounting prescribed by APB 25 and related interpretations, to account for its stock options to employees. Under this method, compensation cost was recorded only if the market price of the underlying stock on the date of grant exceeded the exercise price. As permitted by SFAS 123, the Company elected to continue to apply the intrinsic-value-based method of accounting described above, and adopted only the disclosure requirements of SFAS 123. The fair-value-based method used to determine historical pro forma amounts under SFAS 123 was similar in most respects to the method used to determine stock-based compensation expense under SFAS 123R.

The following table illustrates the pro forma effect on the Company’s net loss applicable to common stock and loss per share as if the company had adopted the fair-value-based method of accounting for stock-based compensation under SFAS 123 for the three months ended March 31, 2005.

Net loss applicable to common stock, as reported	$(2,200,086)
Add total stock-based compensation, as reported	417
Deduct total stock-based compensation determined
under fair value based method for all awards	(173,114)
Pro forma net loss applicable to common stock	$(2,372,783)
Basic and diluted loss per common share - as reported	$(0.05)
Pro forma loss per share basic and diluted	$(0.05)

During the three months ended March 31, 2006, the Board of Directors granted stock options to purchase 4,400,000 shares of the Company’s stock. Of these options granted, 4,000,000 were awarded to the Chairman and Vice Chairman of the Board of Directors. The Company was unable to issue 1,113,910 of these stock options, as they were in excess of the amount allowed by the 2000 Stock Incentive Plan (“Option Plan”). These options will be issued once there are sufficient shares of common stock outstanding in accordance with the provisions of the Option Plan. These options have various exercise prices from $.10 to $.50 per share and they expire between 5 and 10 years from the date of grant. Subsequent to March 31, 2006, the Board of Directors authorized the modification of all previously granted options to employees, board of directors and certain consultants. Approximately 10,000,000 options have been modified to reflect option prices from $0.08 per share to $0.20 per share. This will result in certain additional charges in future periods beginning in the quarter ended June 30, 2006. At this time, the amount of these expenses has not yet been determined.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(unaudited)

Net Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. There were no common stock equivalents consisting of options, warrants and convertible preferred shares which were required to be included in the calculation of diluted loss per share for the periods presented since their inclusion would be antidilutive. The total number of stock options, warrants and convertible preferred shares outstanding as of March 31, 2006 was 9,961,590, 34,231,719 and 2,957,130 respectively.

Recently Issued Accounting Standards

In May 2005, the FASB issued FASB 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement did not have an effect on the Company’s financial statements.

On September 28, 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 (“Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”):  a)  The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, “Accounting for Income Taxes.” Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes.  b)  The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled.  c)  Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements).  The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

The Emerging Issues Task Force (“EITF”) reached a tentative conclusion on EITF Issue No. 05-1, “Accounting for the Conversion of an Instrument That Becomes Convertible upon the Issuer’s Exercise of a Call Option” that no gain or loss should be recognized upon the conversion of an instrument that becomes convertible as a result of an issuer’s exercise of a call option pursuant to the original terms of the instrument. The application of this pronouncement is not expected to have an impact on the Company’s consolidated financial statements.

EITF Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus of EITF No. 05-4 has not been finalized. The Company does not believe the adoption of this pronouncement will have an impact on the Company’s consolidated financial statements.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(unaudited)

In September 2005, the FASB ratified EITF Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues” (“EITF No. 05-7”), which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt. EITF No. 05-7 is effective for the first interim or annual reporting period beginning after December 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement will have on its financial statements. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial statements.

4.	Common Stock

During the three months ended March 31, 2006, the Company issued 19,084 shares of common stock to a Series A preferred stockholder converting one share of outstanding Series A preferred shares into shares of common stock. On May 8, 2006, the authorized common shares was increased to 340,000,000 shares.

5.	Series A Preferred Convertible Shares

On July 30, 2004, the Company completed a private placement financing in which it sold 206.45 Series A preferred shares, which are convertible into 2,580,667 shares of common stock, for $25,000 per share. Proceeds from the transaction were $4,208,167, net of fees. The Company also issued 2,580,667 four-year investor warrants to purchase common stock at an exercise price of $3.00 per share. Deemed dividends of $29,589 and $36,877 for the three month periods ended March 31, 2006 and 2005, respectively, consisted of imputed dividends resulting from increasing rate preferred stock in accordance with Staff Accounting Bulletin (“SAB”) Topic 5.Q, “Increasing Rate Preferred Stock.” In connection with the December 17, 2004 sale of 6,000,000 shares of common stock and the March 30, 2005 sale of 21,000,000 million shares of common stock, we reduced the conversion price of the Series A preferred shares from $2.00 per share to $1.31 per share. The anti-dilution provisions for the Series A preferred shares expires on July 30, 2006. Subsequent to March 31, 2006, the conversion price of the Series A preferred shares were reduced to $0.37 per share in conjunction with the warrant reset. See Subsequent Events note below.

6.	Legal Proceedings

In the ordinary course of business, the Company may become a party to legal or regulatory proceedings resulting from litigation, claims, or other disputes. There can be no assurance that one or more future actions, if they occur, would not have a material adverse effect on the business. Currently there is no material litigation threatened or pending involving the Company except for the following:

On April 15, 2005, the Company filed suit in the Supreme Court of the State of New York, County of New York, Index No. 601348/05, against Brian Vodicka, a former member of the Company’s Board of Directors, alleging breach of contract and breach of fiduciary duty and seeking specific performance and injunctive relief preventing the disclosure and requiring the return of certain confidential and proprietary documents. On July 11, 2005, the New York Supreme Court issued an order preliminarily enjoining Mr. Vodicka from using documents or information provided to Mr. Vodicka by the Company wrongfully and in violation of the confidentiality agreement between Mr. Vodicka and the Company and requiring the return of all confidential and proprietary documents held by Mr. Vodicka. On March 29, 2006, the New York Supreme Court issued an order and judgment permanently enjoining Mr. Vodicka from using documents or information provided to him by the Company wrongfully and in violation of his confidentiality agreement and requiring the return of all confidential and proprietary documents still in his possession.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(unaudited)

On July 13, 2005, Mr. Vodicka filed a complaint with the U.S. Occupational Safety and Health Administration of the Department of Labor (“OSHA”) under the employee protection provisions of Title VIII of the Sarbanes-Oxley Act of 2002 (“SOX”) alleging that the Company had harassed him by filing the above-referenced New York lawsuit against him. On September 9, 2005, the Secretary of Labor, acting through her agent, the Region VI Regional Administrator of OSHA, announced that she had investigated the complaint and determined that it had no merit, that it should be dismissed, and that there was no reasonable cause to believe that the Company had violated SOX. Mr. Vodicka filed an appeal of these findings in the U.S. Department of Labor’s Office of Administrative Law Judges. On December 23, 2005 a Labor Department administrative law judge granted the Company’s motion for summary judgment dismissing Vodicka’s OSHA complaint. In doing so, the administrative law judge held that Vodicka’s argument that the Company had violated SOX by filing the New York lawsuit was “conclusory and unpersuasive.” Mr. Vodicka has, in turn, appealed the administrative law judge’s decision to the Administrative Review Board of the Labor Department. The Company shares the views of the regional administrator and the administrative law judge that Mr. Vodicka’s allegations are without merit and intends to continue to vigorously defend against the Vodicka claims.

On July 15, 2005, the Company was served with a complaint that had been filed in the United States District Court for the Western District of Texas on July 5, 2005 by Steve Aubrey and a group of other stockholders, many of whom are associated with Mr. Vodicka, alleging, among other things, that the Company and certain of its officers and directors, as well as two of its previous advisors, had violated federal and state securities laws and seeking damages, interest, and attorneys’ fees and costs. On July 28, 2005 Mr. Vodicka himself filed a complaint against the same defendants in the same court containing substantially the same allegations and claims. On September 24, 2005 the Company received an Amended Complaint consolidating the Aubrey and Vodicka suits. On October 6, 2005 plaintiffs filed self-executing papers in the Western District of Texas voluntarily dismissing their claims without prejudice. Shortly thereafter, several plaintiffs moved to withdraw or vacate their voluntary dismissals. In addition, plaintiffs’ counsel petitioned the court to withdraw from the case. Plaintiffs’ motions to withdraw or vacate their voluntary dismissals were denied and plaintiffs’ counsel’s motion to withdraw was dismissed as moot on November 28, 2005. Mr. Vodicka’s counsel in the Western District of Texas thereupon withdrew from representing Mr. Vodicka and the other plaintiffs. On December 27, 2005, Mr. Vodicka and several other plaintiffs represented by new counsel re-initiated litigation in the Western District of Texas alleging substantially the same allegations as to the Company and certain officers and directors as those contained in the prior complaint which had been dismissed without prejudice. Defendants filed motions to dismiss the complaint in its entirety. In response to the defendants’ motions, the Court granted plaintiffs permission to file one last amended complaint wherein plaintiffs could address the deficiencies detailed in defendants’ motions to dismiss. On March 29, 2006, plaintiffs filed their amended complaint against the Company and some but not all of the individual officers and directors named in the December, 2005 complaint. (The other Company officers and directors were voluntarily dropped from the litigation, as was one of the Company’s previous advisors.) The plaintiffs have claimed that the Company and certain of its officers and directors made material omissions and/or misrepresentations and that this caused plaintiffs to privately purchase shares of the Company’s stock at allegedly artificially inflated prices. On April 12, 2006 the United States District Court for the Western District of Texas ruled that the March 29, 2006 version of the complaint now contained sufficient allegations to allow the case to proceed to the discovery phase. The Company believes that the allegations are without merit and that they stem from plaintiffs’ dissatisfaction with the current market price of the Company’s stock. The Company intends to continue to vigorously defend against plaintiffs’ claims. However, we are unable to predict the outcome of the claims and accordingly, no amounts have been provided for in the financial statements.

A dispute has arisen between the Company and one of its insurance carriers, North River Insurance Company (“North River”), concerning the carrier’s duty to defend and indemnify the Company and its officers and directors in connection with litigation matters. Due to conflicting positions taken by North River regarding the scope of its contractual coverage obligations, the Company has initiated an action in the Superior Court of the State of New Jersey to compel North River to defend and indemnify the Company and its officers and directors in accordance with its insurance policy. The action against North River is in its early stages, and we are, accordingly, unable to predict the outcome of the matter.

DOBI Medical International, Inc. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.	Subsequent Events

On April 28, 2006, the Company entered into the Securities Purchase Agreement in which the Company sold Convertible Debentures in the aggregate face or principal amount of $6,000,000, or $5,250,000 in aggregate cash subscription amount reflecting a 12.5% discount, half of which subscriptions were funded at closing and the other half will be funded shortly following the effective date of the Company’s first registration statement filed in connection therewith.

The Debentures have a term of 16 months and come fully due on August 28, 2007. The Debentures are convertible at the option of the holder at any time and from time to time into shares of common stock of the Company at a conversion price equal to the lower of $.08 per share of common stock (initially 75,000,000 shares of common stock) or 80% of the five-day volume weighted average price of the shares prior to conversion with a floor price of $.02 per share. The Debentures are callable under certain circumstances and are secured by substantially all the assets of the company.

Pursuant to the Securities Purchase Agreement, the Company also issued three series of Common Stock Purchase Warrants to the Purchasers (the “Warrants”). The Series A and Series B Common Stock Purchase Warrants are exercisable until April 28, 2009 to purchase initially up to 112,500,000 shares of common stock, 75,000,000 shares at an exercise price of $.15 per share and 37,500,000 shares at an exercise price of $.50 per share (the “Exercise Prices”). These warrants contain provisions to adjust the Exercise Prices in the event that the Company issues common stock in a financing transaction at a price less than the then respective Exercise Price, in which case the Exercise Price shall be reduced to the price at which such common stock was issued. The Series C Common Stock Purchase Warrant is exercisable until the earlier of (i) the later of December 31, 2006 or the one-month anniversary of the effective date of the first registration statement or (ii) May 28, 2007, to purchase up to 75,000,000 shares of common stock at an exercise price of $.08 per share. The Series A and Series C warrants are callable under certain circumstances.

Simultaneous with this financing, the Company closed a warrant reset offered to all existing warrant holders. Participating warrant holders were allowed to exercise their warrants at an exercise price of $.08 per share. In that connection, the Company issued 10,492,123 shares of registered common stock, and issued three-year warrants to purchase 10,492,123 shares of common stock at an exercise price $.15 per share, as well as three-year warrants to purchase 5,246,062 shares of common stock at an exercise price $.50 per share. The Company realized net cash proceeds of approximately $839,000 in the transaction. No placement agent fees were associated with this warrant reset. The Company also reduced the conversion price of its Series A Preferred Stock from $1.31 per share to $.37 per share.

In connection with this financing, the Company is committed to register 200% of the common stock issuable as described above, and will incur certain penalties in the event that it fails to timely register those securities. The Company is seeking stockholder approval of an additional 600 million shares at its next annual meeting of stockholders on June 29, 2006 in order to have sufficient number of shares available for conversion and to register in connection with the convertible debenture transaction.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our amended and restated certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

Item 25.	Other Expenses of Issuance and Distribution.

Registration Fees	$2,030.00
Federal Taxes	—
State Taxes	—
Legal Fees and Expenses	35,000.00
Printing and Engraving Expenses	2,000.00
Blue Sky Fees	2,000.00
Accounting Fees and Expenses	7,500.00
Miscellaneous	1,470.00
Total	$50,000.00

Item 26.	Recent Sales of Unregistered Securities.

On December 9, 2003, we completed a reverse merger transaction with Lions Gate Investment Limited, a Nevada corporation formed on October 29, 1999. Simultaneously with the reverse merger transaction described above, we completed a private placement of shares of our common stock to new investors at a price of $1.00 per share, together with warrants to purchase shares of common stock at an exercise price of $1.54 per share. The completed private placement closed in two tranches. The first tranche closed on the merger closing date, resulting in gross proceeds to us of $5.5 million. At the closing of the performance milestone-based second tranche in December 2004, we issued 6,000,002 shares of common stock at a price of $.50 per share, generating net proceeds of approximately $3,000,000. In connection with that issuance, we issued three-year warrants to purchase 3,000,000 shares of common stock at an exercise price of $1.54 per share.

In connection with the closing of the first tranche our December 2003 private placement, as part of the fees paid to Sterling Financial Investment Group, the placement agent, Verus International Group Ltd. and Tazata Ventures, LLC, we issued to Sterling, Verus and Tazata, or their designees, three-year advisory warrants to purchase a total of 3,770,000 shares of common stock. The advisory warrants are exercisable in whole or in part until December 9, 2006. The advisory warrants, which have an exercise price of $1.54 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock.

For a more complete description of the reverse merger transaction and accompanying private placement in which we received $5.5 million in gross proceeds, see our current report on Form 8-K, dated December 9, 2003 and filed with the Securities and Exchange Commission (SEC) on December 19, 2003.

On July 30, 2004, we completed a private placement of 206.45 shares of our series A convertible preferred stock, par value $.0001 per share, at a price of $25,000 per share to accredited investors. For each share of series A convertible preferred stock purchased, an investor received warrants to purchase 12,500 shares of common stock. At the closing of the private placement, we issued warrants to purchase a total of 2,580,667 shares of common stock, which are convertible at an exercise price of $3.00 per share. We received $5,161,333 in gross proceeds from this private placement.

The series A preferred stock are convertible into shares of our common stock based upon a stated value of $25,000 per share of series A convertible preferred stock, plus any accrued but unpaid dividends, at an initial price per share of our common stock equal to $2.00, subject to adjustment. Initially, the shares of series A convertible preferred stock we issued in the private placement are convertible into 2,580,667 shares of our common stock. The shares of series A preferred stock received “weighted average” anti-dilution protection, as well as anti-dilution protection for stock splits or reverse stock splits, stock dividends, recapitalizations or similar events. The anti-dilution provisions are triggered by a subsequent stock offering by us at a lower price per share than a protected price level ($1.78 per share) and take into account both the lower price and the number of shares issued at the lower price. As a result of the private placement completed on March 30, 2005, in which we issued 21,000,000 shares of our common stock at a price per share of $0.50 and raised gross proceeds of $10.5 million, the anti-dilution provisions were triggered, and the conversion price for the series A preferred stock was therefore adjusted to $1.31 per share and an additional 1,258,829 shares of common stock are now issuable upon conversion of the outstanding shares of series A preferred stock.

Each warrant is exercisable at $3.00 per share of our common stock, subject to adjustment in the event of stock splits or reverse stock splits, stock dividends, recapitalizations or similar events, and expires on July 30, 2008, four years after the date of issuance.

In connection with the closing of our July 2004 private placement, as part of the fees paid to Sterling Financial Investment Group, the placement agent, we issued to Sterling, or its designees, four-year placement agent warrants to purchase a total of 770,450 shares of common stock. The placement agent warrants are exercisable in whole or in part until July 30, 2008. The placement agent warrants, which had an initial exercise price of $2.00 per share, include a cashless-exercise feature, which allows the holder to exercise the warrant without paying the cash exercise price for a lesser number of shares of common stock. The placement agent warrants also included “weighted average” anti-dilution protection with respect to the exercise price, which has also been adjusted to $1.31 per share.

On March 30, 2005, we completed a private placement of 21,000,000 shares of our common stock at a price of $.50 per share and warrants to purchase 10,500,000 shares of our common stock, at an exercise price of $.75 for the first 5,250,000 warrant shares and $1.25 for the next 5,250,000 warrant shares, resulting in aggregate gross cash proceeds to us of $10,500,000 and approximate net cash proceeds to us of $9,665,000.

C.E. Unterberg, Towbin LLC, the placement agent for the transaction, received a cash fee equal to 7% of the aggregate gross proceeds of the private placement, as well as warrants to purchase 840,000 shares of our common stock, at an exercise price of $.88 per share.

On April 28, 2006, we entered into a securities purchase agreement for the sale of our convertible debentures in the aggregate face or principal amount of $6,000,000, or $5,250,000 in aggregate cash subscription amount reflecting a 12.5% original issue discount, half of which amount was funded on May 1, 2006, and the other half to be funded shortly following the effective date of this registration statement. The debentures are convertible at the option of the holder at any time and from time to time into shares of our common stock at a conversion price equal to the lower of $.08 per share of common stock (initially 75,000,000 shares of our common stock), or 80% of the five-day volume weighted average price of the shares prior to conversion, but in no event less than $.02 per share. In connection with this financing, we also issued three series of common stock purchase warrants. The series A and series B common stock purchase warrants are exercisable until April 28, 2009 to purchase initially up to 112,500,000 shares of our common stock, 75,000,000 shares at an exercise price of $.15 per share and 37,500,000 shares at an exercise price of $.50 per share. The series C common stock purchase warrant is exercisable until the earlier of (i) the later of December 31, 2006 or the one-month anniversary of the effective date of the first registration statement or (ii) May 28, 2007, to purchase up to 75,000,000 shares of common stock at an exercise price of $.08 per share.

In connection with consummating the financing pursuant to the securities purchase agreement, we paid or will pay fees to C.E. Unterberg, Towbin LLC, acting as the exclusive placement agent, of $367,500.

Each of the private placements described above was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933. The securities were not registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

Item 27. Exhibits.

The following is a list of Exhibits filed as part of this registration statement:

Exhibit No.	Description of Exhibit
2.1	Agreement of Merger and Plan of Reorganization, dated December 8, 2003, among Lions Gate Investment Limited, DOBI Acquisition Corp. and DOBI Medical Systems, Inc.(1)
3.1	Certificate of Incorporation of DOBI Medical International, Inc.(2)
3.2	By-Laws of DOBI Medical International, Inc.(2)
4.1	Form of Warrant to Purchase Common Stock (December 2003 Private Placement).(1)
4.2	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of DOBI Medical International, Inc.(3)
4.3	Form of Warrant to Purchase Common Stock (July 2004 Private Placement).(4)
4.4	Form of Warrant to Purchase Common Stock (March 2005 Private Placement).(5)
4.5	Form of $.15 Warrant to Purchase Common Stock (Warrant Reset).
4.6	Form of $.50 Warrant to Purchase Common Stock (Warrant Reset).
4.7	Form of Convertible Debenture (May 2006 Private Placement).(9)
4.8	Form of Series A/B/C Common Stock Purchase Warrant (May 2006 Private Placement).(9)
4.9	Registration Rights Agreement, dated as of April 28, 2006, by and among DOBI Medical International, Inc. and the Purchasers named in the Securities Purchase Agreement, dated as of April 28, 2006.(9)
5.1	Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.
10.1	2000 Stock Incentive Plan.(1)
10.2	Employment Agreement, dated as of December 9, 2003, between Philip C. Thomas and DOBI Medical International, Inc.(1)
10.3	Form of International Marketing, Sales and Services Agreement.(5)
10.4	Amendment No. 1 to Employment Agreement, dated as of March 10, 2005, between Philip C. Thomas and DOBI Medical International, Inc.(6)
10.5	Securities Purchase Agreement, dated as of March 30, 2005, between DOBI Medical International, Inc. and the Purchasers listed on Exhibit A thereto.(3)
10.6	Registration Rights Agreement, dated as of March 30, 2005, between DOBI Medical International, Inc. and the Purchasers listed on Exhibit A thereto.(3)
10.7	Securities Purchase Agreement, dated as of April 28, 2006, by and among DOBI Medical International, Inc. and the Purchasers named therein.(9)
10.8	Security Agreement, dated as of April 28, 2006, by and among DOBI Medical International, Inc. and the Purchasers named in the Securities Purchase Agreement, dated as of April 28, 2006.(9)
10.9	Separation Agreement, dated April 18, 2006, between DOBI Medical International, Inc. and Phillip C. Thomas.(10)
14.1	Code of Business Conduct and Ethics.(7)
14.2	Code of Ethics for CEO and Senior Financial Officers.(7)
21.1	Subsidiaries of DOBI Medical International, Inc.(6)
23.1	Consent of Marcum & Kliegman LLP.
23.2	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page of the Registration Statement).
99.1	Audit Committee Charter.(8)
99.2	Compensation Committee Charter.(7)

(1)	Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated December 9, 2003 (filed with the SEC on December 19, 2003).
(2)	Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated January 30, 2004 (filed with the SEC on February 2, 2004).
(3)	Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated March 30, 2005 (filed with the SEC on March 31, 2005).
(4)	Incorporated by reference from the exhibits filed with the Registration Statement on Form SB-2 (filed with the SEC on April 25, 2005).
(5)	Incorporated by reference from the exhibits filed with the Registration Statement on Form SB-2 (filed with the SEC on September 14, 2004).
(6)	Incorporated by reference from the exhibits filed with the Annual Report on Form 10-KSB, as amended, for the year ended December 30, 2004 (filed with the SEC on March 11, 2005).
(7)	Incorporated by reference from the exhibits filed with the Annual Report on Form 10-KSB, as amended, for the year ended December 30, 2003 (filed with the SEC on February 18, 2004).
(8)	Incorporated by reference from the exhibits filed with the Proxy Statement on Schedule 14A (filed with the SEC on June 1, 2005).
(9)	Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated April 28, 2006 (filed with the SEC on May 2, 2006).
(10)	Incorporated by reference from the exhibits filed with the Current Report on Form 8-K, dated April 28, 2006 (filed with the SEC on May 3, 2006).

Item 28. Undertakings.

(a)    The undersigned small business issuer hereby undertakes to:

(1)    File, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

(i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Mahwah, State of New Jersey, on May 24, 2006.

DOBI MEDICAL INTERNATIONAL, INC.

By:      /s/ Michael R. Jorgensen
Michael R. Jorgensen
Interim Chief Executive Officer
(principal executive officer) and
Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of DOBI Medical International, Inc., hereby severally constitute and appoint Michael R. Jorgensen and Frank M. Puthoff, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Robert B. Machinist	Chairman	May 24, 2006
Robert B. Machinist

/s/ Steve M. Barnett	Vice Chairman of Operations and Director	May 24, 2006
Steve M. Barnett

/s/ Michael R. Jorgensen	Interim Chief Executive Officer and Chief Financial Officer	May 24, 2006
Michael R. Jorgensen

/s/ David H. Clarke	Co-Founder and Director	May 24, 2006
David H. Clarke

/s/ Bradford Baker	Director	May 24, 2006
Bradford Baker

/s/ William Li, M.D.	Director	May 24, 2006
William Li, M.D.

/s/ Webb W. Turner	Director	May 24, 2006
Webb W. Turner

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.5	Form of $.15 Warrant to Purchase Common Stock (Warrant Reset).
4.6	Form of $.50 Warrant to Purchase Common Stock (Warrant Reset).
5.1	Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.
23.1	Consent of Marcum & Kliegman LLP.
23.2	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page of the Registration Statement).